Filed Pursuant to Rule 424(b)(3)
Registration No. 333-156082

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 13, 2009

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated December 12, 2008)

$150,000,000

Olin Corporation

    % Senior Notes due 2019

The notes will bear interest at the rate of     % per year. Interest on the notes is payable on                     and                     of each year, beginning on                     , 2010. The notes will mature on                     , 2019. At any time prior to                     , 2014, we may redeem some or all of the notes at 100% of the principal amount of the notes plus a “make-whole” premium and accrued and unpaid interest. We may also redeem some or all of the notes on or after                     , 2014 at the redemption prices specified in this prospectus supplement under “Description of Notes — Optional Redemption”. In addition, prior to                     , 2012, we may redeem up to 35% of the notes at     % of the principal amount of the notes plus accrued and unpaid interest with the proceeds of certain equity offerings.

The notes will be our unsecured senior obligations ranking equal in right of payment to all of our present and future unsecured senior indebtedness, will be effectively subordinated in right of payment to all of our future secured indebtedness, if any, to the extent of the value of the collateral securing such indebtedness and will be senior to all future indebtedness which is subordinated by its terms. The notes will initially not be guaranteed by any of our subsidiaries and will be structurally subordinated to all obligations of our subsidiaries. Under certain circumstances involving a change of control, holders of the notes will have the right to require us to repurchase all or any part of their notes at a repurchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to but excluding the repurchase date.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-17 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price	%	$
Underwriting Discount	%	$
Proceeds to Olin Corporation (before expenses)%		$

Interest on the notes will accrue from                     , 2009 to date of delivery.

The underwriters expect to deliver the notes to purchasers on or about                     , 2009, only in book-entry form through the facilities of The Depository Trust Company.

Joint Book-Running Managers

Citi	BofA Merrill Lynch

Co-Manager

Wells Fargo Securities

August     , 2009

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying base prospectus. We have not authorized anyone to provide you with different information from that contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of the notes in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying base prospectus is accurate as of any date later than the date on the front of this prospectus supplement or the accompanying base prospectus, as applicable.

IMPORTANT NOTICE ABOUT INFORMATION IN THIS

PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING BASE PROSPECTUS

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes being offered and also adds to and updates information contained in the related base prospectus. The second part, the base prospectus, gives more general information, some of which may not apply to the notes being offered. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying base prospectus,” we are referring to the base prospectus.

If the description of your notes varies between the prospectus supplement and the accompanying base prospectus, you should rely on the information in the prospectus supplement.

The names of our principal products used in this prospectus supplement, including Winchester are our registered trademarks. Names of companies and associations used in this prospectus supplement are trademarks or trade names of those respective organizations.

In this prospectus supplement, we rely on and refer to information regarding the chlor alkali industry and the ammunition industry and each industry’s respective segments and participants from Chemical Market Associates, Inc. (“CMAI”), Chemical Industry News & Intelligence (“ICIS”) and the Sporting Arms and Ammunition Manufacturers’ Institute (“SAAMI”). The identified market research firms are not aware of and have not consented to being named in this prospectus supplement. Although we believe that this information is reliable, we have not independently verified the accuracy and completeness of this information.

Certain numerical figures set forth in this prospectus supplement have been subject to rounding adjustments.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. In accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC file number is 1-1070. You can read and copy this information at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Room 1850

Washington, D.C. 20549

You can also obtain copies of these materials from this public reference room, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov. Olin’s SEC filings are also available from our website at http://www.olin.com. Information on our website is not part of this prospectus supplement or the accompanying base prospectus.

This prospectus supplement and the accompanying base prospectus, which forms a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus supplement, the accompanying base prospectus or any documents incorporated by reference concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents and such documents are deemed to be included as part of this prospectus. We incorporate by reference in this prospectus the information contained in the following documents:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on February 25, 2009;

•	our definitive proxy statement filed with the SEC on March 4, 2009;

•	our quarterly reports on Form 10-Q, for the quarters ended March 31, 2009 and June 30, 2009 filed with the SEC on April 29, 2009 and July 28, 2009 respectively;

•

our current reports on Form 8-K or filed portions of those reports (but not reports or portions of reports which were furnished and not deemed to be filed) filed on January 27, 2009, April 28, 2009, July 28, 2009 and July 31, 2009; and

•

all documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the notes is completed (but not documents or portions of documents which are furnished and not deemed to be filed).

You may obtain copies of those documents from us, free of cost by contacting us at the address or telephone number provided in “Incorporation of Certain Documents By Reference” in the accompanying base prospectus.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on management’s beliefs, certain assumptions made by management, forecasts of future results and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this prospectus that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “estimate,” “project” and variations of such words and similar expressions in this prospectus to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward looking-statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2008, include, but are not limited to the following:

•

sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us such as ammunition, housing, vinyls and pulp and paper and the migration by United States customers in these sectors to low-cost foreign locations;

•

the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	changes in legislation or government regulations or policies, including proposed legislation that would phase out the use of mercury in the manufacture of chlorine, caustic soda and related products;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	unexpected litigation outcomes;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	higher-than-expected raw material and energy or transportation and/or logistics costs;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service;

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital; and

•	the other risks described under “Risk Factors”.

You should consider all of our forward-looking statements in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements. For more information about these and other factors, see our Annual Report on Form 10-K for the year ended December 31, 2008, which has been filed with the SEC.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including our financial statements and the other documents incorporated by reference into this prospectus. Unless the context otherwise indicates, references in this prospectus to “we,” “us,” “our” and “Olin” refer to Olin Corporation and its direct and indirect subsidiaries.

Olin Corporation

Olin Corporation is a Virginia corporation, incorporated in 1892, having its principal executive offices in Clayton, Missouri. We are a manufacturer concentrated in two business segments: Chlor Alkali Products and Winchester®. Chlor Alkali Products manufactures and sells chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, bleach products and potassium hydroxide, which represent 72% of 2008 sales. Winchester products, which represent 28% of 2008 sales, include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges. For the year ended December 31, 2008, we had $1.8 billion of total sales and $157.7 million of net income. For the six months ended June 30, 2009, we had $783.6 million of total sales and $74.5 million of net income. Our common stock is listed and traded on The New York Stock Exchange under the symbol “OLN.”

On October 15, 2007, we announced we entered into a definitive agreement to sell our Metals business to a subsidiary of Global Brass and Copper Holdings, Inc. (Global), an affiliate of KPS Capital Partners, LP, a New York-based private equity firm. The transaction closed on November 19, 2007. The Metals business was a reportable segment comprised of principal manufacturing facilities in East Alton, IL and Montpelier, OH. Metals produced and distributed copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts, and stainless steel and aluminum strip. On August 31, 2007, we acquired Pioneer Companies, Inc. (Pioneer), a manufacturer of chlorine, caustic soda, bleach, sodium chlorate, and hydrochloric acid. Pioneer owned and operated four chlor-alkali plants and several bleach manufacturing facilities in North America.

Chlor Alkali Products

We have been involved in the U.S. chlor alkali industry for more than 100 years and are a major participant in the North American chlor alkali market. Chlor alkali manufacturers in North America, with approximately 15.1 million tons of chlorine and 16.0 million tons of caustic soda capacity, account for approximately 20% of worldwide chlor alkali production capacity. Approximately 75% of the total North American capacity is located in the U.S. Gulf Coast region. Chlorine and caustic soda are co-produced commercially by the electrolysis of salt. These co-products are produced simultaneously, and in a fixed ratio of 1.0 ton of chlorine to 1.1 tons of caustic soda. The industry refers to this as an Electrochemical Unit or ECU. With a demonstrated capacity as of the end of 2008 of 1.91 million ECUs per year, including 50% of the production from our partnership with PolyOne Corporation (PolyOne), which we refer to as SunBelt, we are the third largest chlor alkali producer, measured by production volume of chlorine and caustic soda, in North America, according to data from Chemical Market Associates, Inc. (CMAI). CMAI is a global petrochemical, plastics and fibers consulting firm established in 1979. Approximately 55% of our caustic soda production is high purity membrane and rayon grade, which, according to CMAI data, normally commands a premium selling price in the market. According to data from CMAI, we are the largest North American producer of industrial bleach, which is manufactured using both chlorine and caustic soda.

Our manufacturing facilities in Augusta, GA; McIntosh, AL; Charleston, TN; St. Gabriel, LA; Henderson, NV; Becancour, Quebec; and a portion of our facility in Niagara Falls, NY are ISO 9002 certified. In addition,

Augusta, GA; McIntosh, AL; Charleston, TN; and Niagara Falls, NY are ISO 14001 certified. ISO 9000 (which includes ISO 9001 and ISO 9002) and ISO 14000 (which includes ISO 14001) are sets of related international standards on quality assurance and environmental management developed by the International Organization for Standardization to help companies effectively document the quality and environmental management system elements to be implemented to maintain effective quality and environmental management systems. Our facilities in Augusta, GA; McIntosh, AL; Charleston, TN; Niagara Falls, NY; and St. Gabriel, LA have also achieved Star status in the Voluntary Protection Program (VPP) of the Occupational Safety and Health Administration (OSHA). OSHA’s VPP is a program in which companies voluntarily participate that recognizes facilities for their exemplary safety and health programs. Our Augusta, GA; McIntosh, AL; Charleston, TN; and Niagara Falls, NY chlor alkali manufacturing sites and the division headquarters are accredited under the RC 14001 Responsible Care® (RC 14001) standard. Supported by the chemical industry and recognized by government and regulatory agencies, RC 14001 establishes requirements for the management of safety, health, environmental, security, transportation, product stewardship and stakeholder engagement activities for the business.

Chlorine is used as a raw material in the production of thousands of products for end-uses including vinyls, chlorinated intermediates, isocyanates, and water treatment. A significant portion of U.S. chlorine production is consumed in the manufacture of ethylene dichloride, or EDC, a precursor for polyvinyl chloride, or PVC. PVC is a plastic used in applications such as vinyl siding, plumbing and automotive parts. We estimate that approximately 16% of our chlorine produced, including the production from our share of SunBelt, is consumed in the manufacture of EDC. While much of the chlorine produced in the U.S. is consumed by the producing company to make downstream products, we sell most of the chlorine we produce to third parties in the merchant market.

Caustic soda has a wide variety of end-use applications, the largest of which is in the pulp and paper industry used in the delignification and bleaching portion of the pulping process. Caustic soda is also used in the production of detergents and soaps, alumina and a variety of other inorganic and organic chemicals.

The chlor alkali industry is cyclical, both as a result of changes in demand for each of the co-products and as a result of the large increments in which new capacity is added. Because chlorine and caustic are produced in a fixed ratio, the supply of one product can be constrained both by the physical capacity of the production facilities and/or by the ability to sell the co-product. Prices for both products respond rapidly to changes in supply and demand. Our ECU netbacks, excluding SunBelt (defined as gross selling price less freight and discounts), averaged approximately $635, $535 and $550 per ECU in 2008, 2007 and 2006, respectively. Our ECU netbacks, excluding SunBelt, averaged approximately $670 and $585 for the six months ended June 30, 2009 and 2008, respectively.

Beginning in late 2006, driven by reduced levels of chlorine demand and a series of planned and unplanned plant maintenance outages, chlor alkali plant operating rates for the industry were reduced. While this allowed chlorine supply to stay balanced, it caused caustic soda demand, which did not experience a decline, to exceed supply. This led to industry-wide caustic soda price increases. During the first three quarters of 2008, North American demand for caustic soda remained strong. However, caustic soda supply continued to be constrained by the weakness in chlorine demand, which caused operating rates to be reduced. This resulted in a significant supply and demand imbalance for caustic soda in North America. This imbalance, combined with increased freight and energy costs, resulted in our achieving record levels of caustic soda pricing. The result was a record ECU netback in the first quarter of 2009 of approximately $765.

Beginning late in the fourth quarter of 2008 and continuing through the second quarter of 2009, demand for caustic soda weakened significantly, and fell below the demand for chlorine. This, combined with increased caustic imports from Asia, created excess supply in North America, which caused caustic soda prices to fall. Volumes of chlorine and caustic soda decreased 31% for the six month period ended June 30, 2009 compared to the same period in 2008. The over supply of caustic soda caused industry operating rates to be constrained, which resulted in chlorine price increase announcements of $300 per ton during the second quarter of 2009. Caustic soda prices declined precipitously in the second quarter of 2009 and these declines have continued into the third quarter of 2009. We expect to begin realizing the increases in chlorine prices in the third quarter of 2009 with most of the improvement expected in the fourth quarter of 2009 and into 2010. Changes in chlorine and caustic soda prices are typically recognized in Olin’s financial results on a one to two quarter lag from the time of a price announcement. The combination of the decline in caustic soda prices and the continuation of weak demand will likely result in a third quarter Chlor Alkali Products’ segment loss.

Electricity and salt are the major purchased raw materials for our Chlor Alkali Products segment. Raw materials represent approximately 55% of the total cost of producing an ECU. Electricity is the single largest raw material component in the production of chlor alkali products. During the past five years, we experienced an increase in the cost of electricity from our suppliers due primarily to energy cost increases and regulatory requirements. We are supplied by utilities that primarily utilize coal, hydroelectric, natural gas, and nuclear power. The commodity nature of this industry places an added emphasis on cost management and we believe that we have managed our manufacturing costs in a manner that makes us one of the low cost producers in the industry. We are currently investing in a conversion and expansion project at our St. Gabriel, LA facility which will increase capacity at that location from 197,000 ECUs to 246,000 ECUs and is expected to significantly reduce the site’s manufacturing costs. We expect to complete this conversion and expansion project during the third quarter of 2009. In addition, as market demand requires, we believe the design of the SunBelt plant, as well as the new design of the St. Gabriel, LA facility, will enable us to expand capacity cost-effectively at these locations.

We also manufacture and sell other chlor alkali-related products and we recently invested in capacity and product upgrades in some of these areas. These products include chemically processed salt, hydrochloric acid, sodium hypochlorite (bleach), hydrogen, sodium hydrosulfite, and potassium hydroxide.

The following table lists products of our Chlor Alkali Products business, with principal products on the basis of annual sales highlighted in bold face.

Products & Services	Major End Uses	Plants & Facilities	Major Raw Materials & Components for Products/Services
Chlorine/caustic soda	Pulp & paper processing, chemical manufacturing, water purification, manufacture of vinyl chloride, bleach, swimming pool chemicals & urethane chemicals	Augusta, GA Becancour, Quebec Charleston, TN Henderson, NV McIntosh, AL Niagara Falls, NY St. Gabriel, LA	salt, electricity

Sodium hypochlorite (bleach)	Household cleaners, laundry bleaching, swimming pool sanitizers, semiconductors, water treatment, textiles, pulp & paper and food processing	Augusta, GA Becancour, Quebec Charleston, TN Henderson, NV McIntosh, AL Niagara Falls, NY Santa Fe Springs, CA Tacoma, WA Tracy, CA	chlorine, caustic soda

Hydrochloric acid	Steel, oil & gas, plastics, organic chemical synthesis, water and wastewater treatment, brine treatment, artificial sweeteners, pharmaceuticals, food processing and ore and mineral processing	Augusta, GA Becancour, Quebec Charleston, TN Henderson, NV McIntosh, AL Niagara Falls, NY	chlorine, hydrogen

Products & Services	Major End Uses	Plants & Facilities	Major Raw Materials & Components for Products/Services
Potassium hydroxide	Fertilizer manufacturing, soaps, detergents and cleaners, battery manufacturing, food processing chemicals and deicers	Charleston, TN	potassium chloride, electricity

Hydrogen	Fuel source, hydrogen peroxide and hydrochloric acid	Augusta, GA Becancour, Quebec Charleston, TN Henderson, NV McIntosh, AL Niagara Falls, NY St. Gabriel, LA	salt, electricity

Sodium hydrosulfite	Paper, textile & clay bleaching	Charleston, TN	caustic soda, sulfur dioxide

Winchester

Winchester is in its 142nd year of operation and its 78th year as part of Olin. Winchester is a premier developer and manufacturer of small caliber ammunition for sale to domestic and international retailers (commercial customers), law enforcement agencies and domestic and international militaries. We believe we are a leading U.S. producer of ammunition for recreational shooters, hunters, law enforcement agencies and the U.S. Armed Forces. As an example of our law enforcement business, the Federal Bureau of Investigation (FBI) awarded Winchester a five-year contract in 2007 for bonded pistol ammunition. Our Winchester® product line includes all major gauges and calibers of shotgun shells, rimfire and centerfire ammunition for pistols and rifles, reloading components and industrial cartridges. We believe we are the leading U.S. supplier of small caliber commercial ammunition. As part of our continuous improvement initiatives, our manufacturing facility in Oxford, MS achieved ISO 9001:2000 certification in 2008. Our manufacturing facility in East Alton, IL had previously achieved ISO 9001:2000 certification in 2006.

Winchester has strong relationships throughout the sales and distribution chain and strong ties to traditional dealers and distributors. Winchester has built its business with key high volume mass merchants and specialty sporting goods retailers. We have consistently developed industry-leading ammunition. In 2008, Winchester was named “2008 Ammunition Manufacturer of the Year” by the National Association of Sporting Goods Wholesalers. In 2007, Winchester® Supreme Elite™ XP3® centerfire rifle product line was honored with the National Rifle Association’s “Golden Bullseye Award” in the ammunition category. In addition, two Winchester loads were selected by Outdoor Life magazine to receive the “2007 Editor’s Choice” award for new ammunition products: Winchester® WinLite® Low Recoil Target Loads received the designation in the Target/Wingshooting Shotshell category, while Winchester® Supreme® Partition Gold® .460 S&W was honored in the Handgun ammunition category. Winchester® WinLite® 20-Gauge Low Recoil Target Load was additionally highlighted in Field & Stream magazine’s “2007 Gear of the Year” feature.

Winchester purchases raw materials such as copper-based strip and ammunition cartridge case cups and lead from vendors based on a conversion charge or premium. These conversion charges or premiums are in addition to the market prices for metal as posted on exchanges such as the Commodity Exchange, or COMEX, and London Metals Exchange, or LME. Winchester’s other main raw material is propellant, which is purchased predominantly from one of the United States’ largest propellant suppliers.

Winchester segment income was $36.1 million for the six months ended June 30, 2009 compared to $19.5 million for the six months ended June 30, 2008. Winchester segment income for the six months ended June 30, 2009, which represented the highest level of earnings in at least the last two decades, improved 85% compared to the comparable period in 2008. Winchester’s results reflected the continuation of the stronger than normal demand that began in the fourth quarter of 2008 and improved pricing. Winchester’s third quarter of 2009 results are expected to be comparable to the second quarter of 2009 and higher than the third quarter of 2008 segment income of $9.8 million. The improved Winchester results from the prior year are based on continued higher volumes and lower commodity and other material costs.

The following table lists products and services of our Winchester business, with principal products on the basis of annual sales highlighted in bold face.

Products & Services	Major End Uses	Plants & Facilities	Major Raw Materials & Components for Products/Services
Winchester® sporting ammunition (shot-shells, small caliber centerfire & rimfire ammunition)	Hunters & recreational shooters, law enforcement agencies	East Alton, IL Oxford, MS Geelong, Australia	brass, lead, steel, plastic, propellant, explosives

Small caliber military ammunition	Infantry and mounted weapons	East Alton, IL Oxford, MS	brass, lead, propellant, explosives

Industrial products (8 gauge loads & powder-actuated tool loads)	Maintenance applications in power & concrete industries, powder-actuated tools in construction industry	East Alton, IL Oxford, MS Geelong, Australia	brass, lead, plastic, propellant, explosives

Our Strengths

Leading Market Positions

Chlor Alkali.    We are the third largest North American chlor alkali producer, by production volume, according to CMAI. We are a leading North American merchant marketer of chlorine as many of our competitors are integrated producers of chlorine, using their chlorine to produce downstream products like polyvinyl chloride (“PVC”).

Winchester.    Winchester® ammunition has been a brand recognized for high quality and reliability since 1866. We are one of the three largest manufacturers in the United States of commercial small caliber ammunition based on independent market research. Brand awareness studies have found that Winchester® is in the top 15 of all sporting goods brands, which includes other brands such as Nike, Coleman, Columbia, and Titleist.

Strategically Positioned Facilities

Our manufacturing facilities are strategically located to have access to our customers in regional end markets. Due to the physical properties of our products and the transportation costs required to ship them, it is important that we produce in regions close to our customers. Additionally, because energy constitutes our largest cost component in the manufacture of chlor alkali products, we believe our plant locations provide us with a cost advantage due to the diversity of energy sources including coal, hydroelectric, nuclear and natural gas.

Diverse End Uses

Chlorine is used as a raw material in the production of thousands of products and end-uses including vinyls, chlorinated intermediates, isocyanates, and water treatment. A significant portion of U.S. chlorine production is consumed in the manufacture of ethylene dichloride, or EDC, a precursor for PVC. PVC is a plastic used in applications such as vinyl siding, plumbing and automotive parts. We estimate that approximately 16% of our chlorine produced is consumed in the manufacture of EDC compared to the industry average of 37%, according to CMAI. Water treatment represents approximately 19% of our sales compared to the industry average of 6% according to CMAI. We believe this diversification provides greater stability compared to other producers.

Caustic soda has a wide variety of end-use applications, the largest of which is in the pulp and paper industry used in the delignification and bleaching portion of the pulping process. Caustic soda is also used in the production of detergents and soaps, alumina and a variety of other inorganic and organic chemicals.

Leading Producer of Bleach with Additional Growth Opportunities

According to data from ICIS, the world’s largest information provider for the chemical and oil industry, we are the largest North American producer of industrial bleach. We have a current capacity of 250 million gallons, or 160,000 equivalent ECUs. The production of bleach uses both chlorine and caustic soda. Netbacks (defined as gross selling price less freight and discounts) are historically more stable than ECU netbacks and bleach generally commands a $100-$200 per ECU price premium. Bleach is used in water treatment, which is historically less-cyclical than other end use markets. Other end uses of bleach include household cleaners, laundry bleaching, swimming pool sanitizers, semiconductors, textiles, pulp & paper and food processing. We believe that bleach is a platform for future growth in this segment of chlor alkali.

Favorable Industry Dynamics

Chlor Alkali.    Since 2000, there has been significant industry consolidation and rationalization of capacity in North America. The number of industry players has decreased from 33 competitors in 2000 to 28 competitors as of the end of 2008. This includes our acquisition of Pioneer who was the #7 chlor alkali producer in 2007. Chlorine capacity has decreased by 12%, or 2 million short tons, between 2000 and 2008. We expect further industry capacity rationalization over the next several years based on the age of a number of existing plants, changes in regional demand patterns, and the high cost of replacing capacity. According to CMAI, the top 4 producers currently represent 76% of North American capacity compared to 73% in 2000.

Winchester.    The top three producers of small caliber ammunition represent approximately 70% to 75% of North American sales. Active U.S. military involvement in Iraq and Afghanistan and increased demand from law enforcement agencies such as the FBI and Department of Homeland Security has increased segment revenue. Winchester has long-term contracts with military and law enforcement agencies that account for 25% to 30% of total revenue. During 2009, Winchester has experienced a continuation of the above normal levels of demand from commercial customers that began around the November 2008 presidential election. The increase in demand has been across the majority of Winchester’s product offerings, including rifle, pistol and rimfire ammunition. Winchester anticipates that higher than normal levels of demand will continue in the third quarter of 2009. Additionally, falling base metal prices for copper and lead reduced our raw material costs and improved margins beginning in the second quarter of 2009.

Experienced Management Team

Our senior management team consists of professionals with long-term experience within our company and broad talents and expertise in the industries in which we compete. Our senior team of executives consists of nine individuals who collectively have been employed by Olin for approximately 220 years. Our CEO, Joseph Rupp, has over 37 years of experience at Olin. Additionally, the division heads of our Chlor Alkali and Winchester businesses have 32 years (all with Chlor Alkali) and 40 years of experience (19 years with Winchester) with Olin, respectively.

Our Strategies

Chlor Alkali Products

Continued Role as a Preferred Supplier to Merchant Market Customers.    Based on our market research, we believe our Chlor Alkali Products business is viewed as a preferred supplier by our merchant market customers. We will continue to focus on providing quality customer service support and developing relationships with our valued customers.

Pursue Incremental Expansion Opportunities.    We have invested in capacity and product upgrades in our chemically processed salt, hydrochloric acid, bleach, potassium hydroxide and hydrogen businesses. These expansions increase our captive use of chlorine while increasing the sales of these co-products. These niche businesses provide opportunities to upgrade chlorine and caustic to higher value-added applications. We also have the opportunity, when business conditions permit, to pursue incremental expansion through SunBelt and at St. Gabriel, LA after completion of the current conversion and expansion project.

Winchester

Leverage Existing Strengths.    Winchester plans to seek new opportunities to leverage the Winchester brand name and will continue to offer a full line of ammunition products to the markets we serve, with specific focus on investments that lower our costs and that make Winchester ammunition the retail brand of choice.

Focus on Product Line Growth.    With a long record of pioneering new product offerings, Winchester has built a strong reputation as an industry innovator. This includes the introduction of reduced-lead and non-lead products, which are growing in popularity for use in indoor shooting ranges and for outdoor hunting.

Recent Developments

We expect capital spending in the third and fourth quarters of 2009 will be approximately 50% lower than spending levels in the first and second quarters of 2009. With the completion of both the St. Gabriel, LA facility conversion and expansion project and a major maintenance project at our McIntosh, AL facility, we now anticipate our capital spending to be approximately $130 million to $135 million for 2009.

On July 23, 2009, we announced a quarterly dividend of $0.20 on each share of Olin common stock, payable on September 10, 2009 to shareholders of record on August 10, 2009.

On July 31, 2009, we settled a pending litigation and, as a result will recognize pretax income of approximately $44 million in the third quarter of 2009, for recovery of environmental costs incurred and expensed in prior periods.

Our Address

Our principal executive offices are located at 190 Carondelet Plaza, Suite 1530, Clayton, MO, 63105. Our telephone number is (314) 480-1400.

The Offering

The following summary contains basic information about the notes. It does not contain all the information that may be important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of Notes” and to the section entitled “Description of Debt Securities” in the accompanying base prospectus.

Issuer	Olin Corporation.

Notes Offered	$150,000,000 aggregate principal amount of % Senior Notes due 2019.

Maturity	, 2019.

Interest Rate and Payment Dates	The notes will bear interest at a rate of % per year; payable semiannually on and of each year, commencing , 2010.

Guarantees	None.

Ranking	The notes will be general unsecured obligations of Olin Corporation. As a result, the notes will rank:

•

equally in right of payment with all existing and future senior debt of Olin Corporation, including our 9.125% senior notes due 2011, our 6.500% senior notes due 2013 and our 6.750% senior notes due 2016;

•	senior in right of payment to all future debt of Olin Corporation that is by its terms expressly subordinated to the notes;

•	effectively subordinated to any future secured debt of Olin Corporation to the extent of the assets securing such Debt; and

•	structurally junior to any debt or obligations of subsidiaries of Olin Corporation.

Optional Redemption	Except as set forth below, the notes are not redeemable before , 2014. Starting on that date, we may redeem the notes, in whole or in part, at the redemption prices specified in this prospectus supplement under “Description of Notes — Optional Redemption.”

We may redeem the notes, in whole or in part, at any time prior to             , 2014, at a redemption price that is equal to the sum of (1) the amount of the notes to be redeemed, (2) accrued and unpaid interest on those notes and (3) a “make–whole” premium as specified in this prospectus supplement under “Description of Notes — Optional Redemption.”

At any time prior to             , 2012, we may redeem up to 35% of the notes with the proceeds of certain equity offerings at         % of the principal amount thereof plus accrued and unpaid interest on those notes.

Certain Covenants	We will issue the notes under an indenture with The Bank of New York Mellon Trust Company, N.A., as Trustee. The indenture will, among other things, restrict our ability and the ability of our subsidiaries to:

•	incur additional indebtedness;

•	pay dividends, repurchase stock, prepay subordinated debt and make investments and other restricted payments;

•	create restrictions on the ability of our subsidiaries to pay dividends or make other payments;

•	engage in sale and leaseback transactions;

•	create liens;

•	enter into transactions with affiliates; and

•	sell assets or merge with or into other companies.

These covenants are subject to important exceptions that are described in the section entitled “Description of Notes — Certain Covenants.”

If, after the date of this offering, the notes receive an Investment Grade Rating (as defined under “Description of Notes”) from both Moody’s and S&P, the for so long as such rating from both rating agencies is maintained, certain of the covenants will cease to apply as described under “Description of Notes — Certain Covenants.”

Absence of An Established Market for the Notes	The notes are a new issue of securities, and currently there is no market for them. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation system to quote them. The underwriters have advised us that they intend to make a market for the notes but they are not obligated to do so. The underwriters may discontinue any market–making in the notes at any time in their sole discretion.

Change of Control	If we experience a change in control, we will be required to make an offer to repurchase the notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of repurchase. For more detailed information, see “Description of Notes — Change of Control.”

Use of Proceeds	The net proceeds of this offering will be available for general corporate purposes, which may include working capital, repayment of existing indebtedness, capital expenditures and acquisitions.

Risk Factors

Before investing in the notes, you should carefully consider the information under “Risk Factors” beginning on page S-17 of this prospectus supplement as well as all other information included in this prospectus, including the information in the documents incorporated by reference into this prospectus.

Summary Historical Financial and Other Data

On August 31, 2007 we acquired Pioneer, whose earnings were included in our consolidated financial results and selected financial data since the date of acquisition. The summary historical financial and other data for the six months ended June 30, 2009 and 2008 have been derived from our unaudited condensed financial statements incorporated by reference in this prospectus. The summary historical financial and other data at and for and the years ended December 31, 2006, 2007 and 2008 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus. Interim results may not be indicative of full year results. The statement of operations data for the twelve months ended June 30, 2009 has been derived by adding the statement of operations data for the year ended December 31, 2008, to the statement of operations data for the six months ended June 30, 2009, and subtracting the statement of operations data for the six months ended June 30, 2008.

You should read the following summary historical financial and other data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated and condensed financial statements and related notes incorporated by reference in this prospectus.

	Year Ended December 31,			Six Months Ended June 30,		Twelve Months Ended June 30, 2009
	2006	2007	2008	2008	2009
			($ in millions)
Statement of Operations:
Sales	$1,040	$1,277	$1,765	$827	$784	$1,722
Cost of Goods Sold	792	1,035	1,377	660	619	1,336
Selling and Administration	129	129	137	69	76	144
Other Operating Income(1)	7	2	1	1	6	6
Earnings of Non-consolidated Affiliates	45	46	39	19	26	46
Interest Expense(2)	20	22	13	8	3	8
Interest Income	11	11	6	4	1	3
Other (Expense) Income(3)	1	1	(26)	—	—	(26)

Income from Continuing Operations before Taxes	163	151	258	114	119	263
Income Tax Provision	39	50	100	41	44	103

Income from Continuing Operations	124	101	158	73	75	160
Discontinued Operations, Net(4)	26	(110)	—	—	—	—

Net Income (Loss)	$150	$(9)	$158	$73	$75	$160

Financial Position (at end of period):
Working Capital(5)	$223	$(14)	$24	$110	$141	$141
Property, Plant and Equipment, Net	251	504	630	541	684	684
Total Assets	1,642	1,731	1,742	1,761	1,710	1,710
Total Debt	254	259	252	249	251	251
Shareholders’ Equity	543	664	705	724	792	792

Selected Financial Data:
EBITDA(6)	$210	$210	$335	$153	$154	$336
Capital Expenditures	62	76	180	62	88	206
Depreciation and Amortization	38	48	70	35	33	68
Ratio of Earnings to Fixed Charges(7)	5.1x	4.1x	7.3x	7.1x	6.9x	7.3x

	Year Ended December 31,			Six Months Ended June 30,		Twelve Months Ended June 30, 2009
	2006	2007	2008	2008	2009
			($ in millions)

Segment Data:
Sales:
Chlor Alkali	$666	$845	$1,276	$600	$510	$1,186
Winchester	374	432	489	227	274	536

Total Sales	$1,040	$1,277	$1,765	$827	$784	$1,722

Income from Continuing Operations before Taxes:
Chlor Alkali Products	$256	$237	$328	$138	$116	$306
Winchester	16	27	33	20	36	49
Corporate/Other	(108)	(105)	(71)	(41)	(37)	(67)
Other Operating Income	7	2	1	1	6	6
Interest Expense	(20)	(22)	(13)	(8)	(3)	(8)
Interest Income	11	11	6	4	1	3
Other (Expense) Income	1	1	(26)	—	—	(26)

Income from Continuing Operations before Taxes(8)	$163	$151	$258	$114	$119	$263

Other Data:
Average ECU Netback(9)	$550	$535	$635	$585	$670	$685
Chlor Alkali Products Operating Rates(10)	91%	92%	82%	86%	67%	73%

As adjusted Financial Ratios(11):
Ratio of Debt to EBITDA						1.2x
Ratio of Net Debt to EBITDA(12)						0.2x
Ratio of EBITDA to Interest						15.3x

(1)	Other Operating Income for the six months ended June 30, 2009, included a $3.7 million gain on the sale of land and $0.9 million of gains on the disposal of assets primarily associated with the ongoing St. Gabriel, LA facility conversion and expansion project. Other Operating Income for the year ended December 31, 2006, included a $6.0 million insurance recovery for business interruption experienced in our Chlor Alkali Products operations during 2005 and early 2006 and a $0.7 million gain on the disposition of a former manufacturing plant.

(2)	Interest Expense was reduced by capitalized interest of $5.5 million and $1.1 million for the six months ended June 30, 2009 and 2008, respectively, and $5.0 million for the year ended December 31, 2008.

(3)	For the year ended December 31, 2008, Other (Expense) Income included an impairment charge of the full value of a $27 million investment in corporate debt securities. We are currently unable to utilize the capital loss resulting from the impairment of these corporate debt securities; therefore, no tax benefit was recognized during 2008 for the impairment loss.

(4)	Discontinued Operations include the operating results of our Metals business, which was sold in November 2007, and a net loss of disposal of discontinued operations of $139.0 million for the year ended December 31, 2007.

(5)	Working Capital includes Receivable, Inventories, Current Deferred Taxes, Other Current Assets; less, Current Installments of Long Term Debt, Accounts Payable and Accrued Liabilities, and excludes Cash and Cash Equivalents and Short-term Investments of:

	Year Ended December 31,			Six Months Ended June 30,
	2006	2007	2008	2008	2009
	($ in millions)
Cash and Cash Equivalents	$200	$306	$247	$186	$192
Short-term Investments	76	27	—	21	—

(6)	EBITDA is Income from Continuing Operations Before Taxes, excluding Interest Expense, Interest Income, and Depreciation and Amortization expense. We believe that EBITDA provides useful information regarding our ability to service our debt. EBITDA is not a measure of operating performance computed in accordance with generally accepted accounting principles, or GAAP, and should not be considered as an alternative to Net Income (Loss), as an indicator of operating performance, as an alternative to cash flow or as a measure of liquidity or profitability. In addition, EBITDA as presented in this prospectus supplement may not be comparable to similarly titled items of other companies. A reconciliation of net income (loss), the most directly comparable U.S. GAAP measure, to EBITDA for the periods indicated is as follows:

	Year Ended December 31,			Six Months Ended		Twelve Months Ended June 30, 2009
	2006	2007	2008	June 30, 2008	June 30, 2009
	($ in millions)
Net Income (Loss)	$150	$(9)	$158	$73	$75	$160
Interest Expense, Net	9	11	7	4	2	5
Income Tax Provision	39	50	100	41	44	103
Depreciation and Amortization	38	48	70	35	33	68
Discontinued Operations, Net	(26)	110	—	—	—	—

EBITDA	$210	$210	$335	$153	$154	$336

(7)	For purposes of determining the Ratio of Earnings to combined fixed charges, earnings are defined as Income from Continuing Operations before Income Taxes, less interest capitalized, less undistributed Earnings of Non-consolidated Affiliates plus fixed charges and dividends received from non-consolidated affiliates. Fixed charges consist of interest expensed and capitalized on all indebtedness and that portion of operating lease rental expense that is representative of the interest factor.

(8)	We define segment results as Income from Continuing Operations before Interest Expense, Interest Income, Other (Expense) Income, and income taxes and includes the operating results of non-consolidated affiliates. Earnings of Non-consolidated Affiliates are included in the Chlor Alkali Products segment results consistent with management’s monitoring of the operating segments.

(9)	Average ECU Netback, excluding SunBelt, is the average selling price of one ECU less freight costs and discounts to customers.

(10)	Operating rates are calculated by dividing Chlor Alkali Products total production by Chlor Alkali Products total capacity.

(11)	As adjusted financial data gives effect to this offering and the use of proceeds as if they occurred on June 30, 2008 for income statement items and June 30, 2009 for balance sheet items. See “Use of Proceeds.” The adjustments are calculated assuming our additional indebtedness of $150 million at an assumed interest rate and additional cash and cash equivalents of $145.5 million.

(12)	For purposes of determining the Ratio of Net Debt to EBITDA, Net Debt includes Long Term Debt and the Current Installments of Long Term Debt less Cash and Cash Equivalents and Short-term Investments.

RISK FACTORS

You should carefully consider the risks described below and the other information included or incorporated by reference in this prospectus before investing in the notes. The risks described below are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial also may impair our business.

Risks Related to Our Business

Sensitivity to Global Economic Conditions and Cyclicality — Our operating results could be negatively affected during economic downturns.

The business of most of our customers, particularly our vinyl, urethanes, and pulp and paper customers are, to varying degrees, cyclical and have historically experienced periodic downturns. These economic and industry downturns have been characterized by diminished product demand, excess manufacturing capacity and, in some cases, lower average selling prices. Therefore, any significant downturn in our customers’ businesses or in global economic conditions could result in a reduction in demand for our products and could adversely affect our results of operations or financial condition.

Although we do not generally sell a large percentage of our products directly to customers abroad, a large part of our financial performance is dependent upon a healthy economy beyond the United States. Our customers sell their products abroad. As a result, our business is affected by general economic conditions and other factors in Western Europe and most of East Asia, particularly China and Japan, including fluctuations in interest rates, customer demand, labor costs, currency changes, and other factors beyond our control. The demand for our customers’ products, and therefore, our products, is directly affected by such fluctuations. In addition, our customers could decide to move some or all of their production to lower cost, offshore locations, and this could reduce demand in the United States for our products. We cannot assure you that events having an adverse effect on the industries in which we operate will not occur or continue, such as a downturn in the Western European, Asian or world economies, increases in interest rates, or unfavorable currency fluctuations. Economic conditions in other regions of the world, predominantly Asia and Europe, can increase the amount of caustic soda produced and available for export to North America. The increased caustic soda supply can put downward pressure on our caustic soda prices, negatively impacting our profitability.

Cyclical Pricing Pressure — Our profitability could be reduced by declines in average selling prices of our products, particularly declines in the ECU netback for chlorine and caustic soda.

Our historical operating results reflect the cyclical and sometimes volatile nature of the chemical and ammunition industries. We experience cycles of fluctuating supply and demand in each of our business segments, particularly in Chlor Alkali Products, which result in changes in selling prices. Periods of high demand, tight supply and increasing operating margins tend to result in increases in capacity and production until supply exceeds demand, generally followed by periods of oversupply and declining prices. The only significant chlor alkali capacity (over 100,000 annual ECUs) which became operational during 2008 was at the Shintech Inc. facility in Plaquemine, LA. Shintech has also announced capacity increases for 2009 and 2010. In North America, because Shintech consumes the chlorine it produces, this expansion may result in more caustic soda supply in the market. Dow Chemical has announced the permanent closure in 2009 of its Oyster Creek (Freeport), TX facility. Another factor influencing demand and pricing for chlorine and caustic soda is the price of natural gas. Higher natural gas prices increase our customers’ and competitors’ manufacturing costs, and depending on the ratio of crude oil to gas prices, could make them less than competitive in world markets; and, therefore, may result in reduced demand for our products. Continued expansion offshore, particularly in Asia, will continue to have an impact on the ECU values as imported caustic soda replaces some capacity in the U.S.

Price in the chlor alkali industry is a major supplier selection criterion. We have little or no ability to influence prices in this large commodity market. Decreases in the average selling prices of our products could have a material adverse effect on our profitability. For example, assuming all other costs remain constant and internal consumption remains approximately the same, a $10 per ECU selling price change equates to an approximate $17 million annual change in our revenues and pretax profit when we are operating at full capacity. While we strive to maintain or increase our profitability by reducing costs through improving production efficiency, emphasizing higher margin products, and by controlling transportation, selling and administration expenses, we cannot assure you that these efforts will be sufficient to offset fully the effect of changes in pricing on operating results.

Because of the cyclical nature of our businesses, we cannot assure you that pricing or profitability in the future will be comparable to any particular historical period, including the most recent period shown in our operating results. We cannot assure you that the chlor alkali industry will not experience adverse trends in the future, or that our operating results and/or financial condition will not be adversely affected by them.

Our Winchester segment is also subject to changes in operating results as a result of cyclical pricing pressures, but to a lesser extent than the Chlor Alkali Products segment. Selling prices of ammunition are affected by changes in raw material costs and availability and customer demand, and declines in average selling prices of our Winchester segment could adversely affect our profitability.

Imbalance in Demand for Our Chlor Alkali Products — A loss of a substantial customer for our chlorine or caustic soda could cause an imbalance in demand for these products, which could have an adverse effect on our results of operations.

Chlorine and caustic soda are produced simultaneously and in a fixed ratio of 1.0 ton of chlorine to 1.1 tons of caustic soda. The loss of a substantial chlorine or caustic soda customer could cause an imbalance in demand for our chlorine and caustic soda products. An imbalance in demand may require us to reduce production of both chlorine and caustic soda or take other steps to correct the imbalance. Since we cannot store chlorine, we may not be able to respond to an imbalance in demand for these products as quickly or efficiently as some of our competitors. If a substantial imbalance occurred, we would need to reduce prices or take other actions that could have a negative impact on our results of operations and financial condition.

Environmental Costs — We have ongoing environmental costs, which could have a material adverse effect on our financial position or results of operations.

The nature of our operations and products, including the raw materials we handle, exposes us to the risk of liabilities or claims with respect to environmental matters. In addition, we are party to various governmental and private environmental actions associated with past manufacturing facilities and former waste disposal sites. We have incurred, and expect to incur, significant costs and capital expenditures in complying with environmental laws and regulations.

The ultimate costs and timing of environmental liabilities are difficult to predict. Liabilities under environmental laws relating to contaminated sites can be imposed retroactively and on a joint and several basis. One liable party could be held responsible for all costs at a site, regardless of fault, percentage of contribution to the site or the legality of the original disposal. We could incur significant costs, including cleanup costs, natural resources damages, civil or criminal fines and sanctions and third-party lawsuits claiming, for example, personal injury and/or property damage, as a result of past or future violations of, or liabilities under, environmental or other laws.

In addition, future events, such as changes to or more rigorous enforcement of environmental laws, could require us to make additional expenditures, modify or curtail our operations and/or install pollution control equipment.

Accordingly, it is possible that some of the matters in which we are involved or may become involved may be resolved unfavorably to us, which could materially adversely affect our financial position or results of operations.

Effects of Regulation — Changes in legislation or government regulations or policies could have a material adverse effect on our financial position or results of operations.

Legislation that may be passed by Congress or other legislative bodies or new regulations that may be issued by federal and other administrative agencies could significantly affect the sales, costs and profitability of our business. The chemical and ammunition industries are subject to legislative and regulatory actions, which could have a material adverse effect on our financial position or results of operations.

During the second quarter of 2009, a bill was introduced in the United States House of Representatives which, if enacted, would ban the production of chlor alkali products using mercury cell technology two years from the date it is enacted into law. A companion bill was introduced in the United States Senate in July 2009. Olin currently operates two facilities which utilize mercury cell technology totaling approximately 350,000 ECUs of capacity (approximately 18% of our capacity). We are closely monitoring the progress of these bills, but it is too soon to estimate the likelihood of enactment and, therefore, to determine what impact there will be on Olin and the chlor alkali industry. Olin operates its mercury cell facilities in full compliance with all environmental rules and regulations.

Pension Plans — The impact of declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan may result in higher pension costs and the need to fund the pension plan in future years in material amounts.

In May 2007 and September 2006, we made voluntary pension plan contributions of $100.0 million and $80.0 million, respectively.

Under Statement of Financial Accounting Standards (SFAS) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” (SFAS No. 158), we recorded an after-tax charge of $99.4 million ($162.7 million pretax) to Shareholders’ Equity as of December 31, 2008 for our pension and other postretirement plans. This charge reflected the unfavorable performance on plan assets during 2008. In 2007, we recorded a $138.3 million after-tax credit ($226.6 million pretax) to Shareholders’ Equity as of December 31, 2007 for our pension and other postretirement plans. This credit reflected a 25-basis point increase in the plan’s discount rate, combined with an increase in the value of the plan assets from favorable plan performance and the $100.0 million contribution. In 2006, we recorded an after-tax credit of $54.5 million ($89.2 million pretax) to Shareholders’ Equity as a result of a decrease in the accumulated pension benefit obligation, which resulted primarily from a 25-basis point increase in the plan’s discount rate, combined with an increase in the value of the plan assets from favorable plan performance and the $80.0 million contribution. In 2006, we adopted SFAS No. 158, which required us to record a net liability or asset to report the funded status of our defined benefit pension and other postretirement plans on our balance sheet. As a result, we recorded after-tax charges to Shareholders’ Equity of $39.7 million and $33.6 million for the pension and other postretirement plans, respectively ($65.0 million and $55.0 million pretax, respectively). The non-cash charges or credits to Shareholders’ Equity do not affect our ability to borrow under our senior revolving credit facility.

During 2007, the asset allocation in the plan was adjusted to insulate the plan from discount rate risk and reduce the plan’s exposure to equity investments. Effective January 1, 2008, we froze our defined benefit pension plan for salaried and certain non-bargained hourly workers and these employees began to participate in a defined contribution pension plan. In 2009, we expect pension income associated with the defined benefit plan to be higher compared to 2008. The increase is primarily the result of the absence of the $4.1 million curtailment charges, which were included in 2008, but also reflects the combination of the unfavorable returns on plan assets in 2008, offset by the favorable impact of the 2008 plan curtailments.

The determinations of pension expense and pension funding are based on a variety of rules and regulations. Changes in these rules and regulations could impact the calculation of pension plan liabilities and the valuation of pension plan assets. They may also result in higher pension costs, additional financial statement disclosure, and accelerate and increase the need to fully fund the pension plan. During the third quarter of 2006, the “Pension

Protection Act of 2006” became law, amended by “The Worker, Retiree, and Employer Recovery Act,” during the fourth quarter of 2008. Among the stated objectives of the laws were the protection of both pension beneficiaries and the financial health of the Pension Benefit Guaranty Corporation (PBGC). To accomplish these objectives, the new laws required sponsors to fund defined benefit pension plans earlier than previous requirements and to pay increased PBGC premiums. Based on the combination of the asset allocation adjustment, the favorable asset performance in 2006 and 2007, the $100.0 million and $80.0 million voluntary contributions, and the benefits from the plan freeze, offset by the unfavorable performance on plan assets in 2008, we will not be required to make any cash contributions to the domestic defined benefit pension plan at least through 2009. At December 31, 2008, the projected benefit obligation of our defined pension plan of $1,644.0 million exceeded the market value of assets in our defined pension plan by $1.7 million.

In addition, the impact of declines in global equity and bond markets on asset values may result in higher pension costs and may increase and accelerate the need to fund the pension in future years. For example, holding all other assumptions constant, a 100-basis point decrease or increase in the assumed rate of return on plan assets would have decreased or increased, respectively, the 2008 qualified pension plan income by approximately $15.0 million.

Holding all other assumptions constant, a 50-basis point decrease in the discount rate used to calculate pension income for 2008 and the projected benefit obligation as of December 31, 2008 would have decreased pension income by $0.8 million and increased the projected benefit obligation by $79.0 million. A 50-basis point increase in the discount rate used to calculate pension income for 2008 and the projected benefit obligation as of December 31, 2008 would have increased pension income by $1.9 million and decreased the projected benefit obligation by $79.0 million.

Litigation and Claims — We are subject to litigation and other claims, which could cause us to incur significant expenses.

We are a defendant in a number of pending legal proceedings relating to our present and former operations. These include proceedings alleging injurious exposure of plaintiffs to various chemicals and other substances (including proceedings based on alleged exposures to asbestos). Frequently, such proceedings involve claims made by numerous plaintiffs against many defendants. However, because of the inherent uncertainties of litigation, we are unable to predict the outcome of these proceedings and therefore cannot determine whether the financial impact, if any, will be material to our financial position or results of operations.

Security and Chemicals Transportation — New regulations on the transportation of hazardous chemicals and/or the security of chemical manufacturing facilities and public policy changes related to transportation safety could result in significantly higher operating costs.

The chemical industry, including the chlor alkali industry, has proactively responded to the issues related to national security and environmental concerns by starting new initiatives relating to the security of chemicals industry facilities and the transportation of hazardous chemicals in the United States. Government at the local, state, and federal levels also has begun regulatory processes which could lead to new regulations that would impact the security of chemical plant locations and the transportation of hazardous chemicals. Our Chlor Alkali business could be adversely impacted by the cost of complying with any new regulations. Our business also could be adversely affected because of an incident at one of our facilities or while transporting product. The extent of the impact would depend on the requirements of future regulations and the nature of an incident, which are unknown at this time.

Production Hazards — Our facilities are subject to operating hazards, which may disrupt our business.

We are dependent upon the continued safe operation of our production facilities. Our production facilities are subject to hazards associated with the manufacture, handling, storage and transportation of chemical materials and products and ammunition, including leaks and ruptures, explosions, fires, inclement weather and natural disasters, unexpected utility disruptions or outages, unscheduled downtime and environmental hazards. From time to time in the past, we have had incidents that have temporarily shut down or otherwise disrupted our manufacturing, causing production delays and resulting in liability for workplace injuries and fatalities. Some of our products involve the manufacture and/or handling of a variety of explosive and flammable materials. Use of these products by our customers could also result in liability if an explosion, fire, spill or other accident were to occur. We cannot assure you that we will not experience these types of incidents in the future or that these incidents will not result in production delays or otherwise have a material adverse effect on our business, financial condition or results of operations.

Cost Control — Our profitability could be reduced if we continue to experience increasing raw material, utility, transportation or logistics costs, or if we fail to achieve our targeted cost reductions.

Our operating results and profitability are dependent upon our continued ability to control, and in some cases further reduce, our costs. If we are unable to do so, or if costs outside of our control, particularly our costs of raw materials, utilities, transportation and similar costs, increase beyond anticipated levels, our profitability will decline.

Labor Matters — We cannot assure you that we can conclude future labor contracts or any other labor agreements without work stoppages.

Various labor unions represent a majority of our hourly-paid employees for collective bargaining purposes. The following labor contracts are scheduled to expire in 2009 or early 2010:

Location	Number of Employees	Expiration Date
Tacoma, WA (Chlor Alkali)	13	December 2009
Henderson, NV (Chlor Alkali)	73	March 2010

While we believe our relations with our employees and their various representatives are generally satisfactory, we cannot assure that we can conclude future labor contracts or any other labor agreements without work stoppages and cannot assure that any work stoppages will not have a material adverse effect on our business, financial condition, or results of operations.

Risks Related to Our Indebtedness and the Notes

Indebtedness — Our indebtedness could adversely affect our financial condition and limit our ability to grow and compete, which could prevent us from fulfilling our obligations under our indebtedness.

As of June 30, 2009, we had $251.4 million of indebtedness outstanding, including $8.7 million representing the fair value related to $101.6 million of interest rate swaps in effect at June 30, 2009 and excluding our guarantee of $54.8 million of indebtedness of SunBelt. This does not include our $240.0 million senior revolving credit facility of which we had $218.5 million available on that date because we had issued $21.5 million of letters of credit nor our existing receivables facility of which we had $75.0 million available on that date. As of June 30, 2009, our indebtedness represented 24.1% of our total capitalization. At June 30, 2009, none of our indebtedness was due within one year. The issuance of the notes will add $150 million of additional long term indebtedness to our balance sheet.

Our indebtedness could adversely affect our financial condition and limit our ability to grow and compete, which in turn could prevent us from fulfilling our obligations under our indebtedness. Despite our level of indebtedness, the terms of our senior revolving credit facility and our existing indentures permit us to borrow additional money. Although the indenture governing the notes will contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. If we borrow more money, the risks related to our indebtedness could increase significantly.

Debt Service — We may not be able to generate sufficient cash to service our debt, which may require us to refinance our indebtedness or default on our scheduled debt payments.

Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt depends on a range of economic, competitive and business factors, many of which are outside our control. We cannot assure you that our business will generate sufficient cash flow from operations. If we are unable to meet our expenses and debt obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or raise equity. We cannot assure you that we would be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our debt obligations.

Credit Facilities—Continuing weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior revolving credit facility and our accounts receivable facility.

Our senior revolving credit facility and our accounts receivable facility include certain financial maintenance covenants requiring us to not exceed a maximum leverage ratio and to maintain a minimum coverage ratio. See “Description of Other Indebtedness—Senior Revolving Credit Facility” and “—Accounts Receivable Facility.” Depending on the magnitude and duration of chlor alkali cyclical downturns, including deterioration in prices and volumes, there can be no assurance that we will continue to be in compliance with these ratios. If we failed to comply with either of these covenants in a future period and were not able to obtain waivers from the lenders thereunder, we would need to refinance our current senior revolving credit facility and accounts receivable facility. However, there can be no assurance that such refinancing would be available to us on terms that would be acceptable to us or at all.

Credit and Capital Market Conditions — Adverse conditions in the credit and capital markets may limit or prevent our ability to borrow or raise capital.

While we believe we have facilities in place that should allow us to borrow funds as needed, adverse conditions in the credit and financial markets could prevent us from obtaining financing, if the need arises. Our ability to invest in our businesses and refinance maturing debt obligations could require access to the credit and capital markets and sufficient bank credit lines to support cash requirements. If we are unable to access the credit and capital markets, we could experience a material adverse effect on our financial position or results of operations.

An active trading market for the notes may not develop or, if developed, be maintained.

We do not intend to list the notes on any securities exchange. The underwriters have advised us that they intend to make a market in the notes, but the underwriters are under no obligation to do so and may discontinue any such activities at any time. We cannot assure you that an active trading market will develop or be maintained for the notes. If an active trading market does develop for the notes, the notes may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our financial performance and other factors. In addition, there may be a limited number of buyers when you decide to sell your notes. This may affect the price, if any, offered for your notes or your ability to sell your notes when desired or at all.

Payment of principal and interest on the notes will be effectively subordinated to any future secured debt we may incur to the extent of the value of the assets securing such debt.

The notes will be effectively subordinated to claims of our secured creditors to the extent of the value of the assets securing such claims. The indenture governing the notes will permit us to incur secured debt subject to certain conditions. Holders of our future secured obligations, if any, will have claims that are prior to claims of the holders of the notes with respect to the assets securing those obligations. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, the assets of Olin Corporation will be available to pay obligations on the notes only after holders of our senior secured debt, if any, have been paid the value of the assets securing such obligations. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the notes.

Our debt instruments impose operating and financial restrictions on us, which could limit our financial and operating flexibility

Our current indebtedness and the indenture that will govern the notes impose, and the terms of any future debt may impose, operating and other restrictions on us and many of our subsidiaries. See “Description of other Indebtedness” and “Description of Notes.” These restrictions will affect, and in many respects will limit or prohibit, our ability and our subsidiaries’ abilities to:

•	incur or guarantee additional indebtedness;

•	pay dividends, repurchase stock, prepay subordinated debt and make investments and other restricted payments;

•	create restrictions on the ability of our subsidiaries to pay dividends or make other payments;

•	engage in sale and leaseback transactions;

•	create liens;

•	enter into transactions with affiliates;

•	sell or merge with or into other companies and

•	transfer or sell assets.

These restrictions could limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans. In addition, these restrictions could adversely affect our ability to finance ongoing operations, strategic acquisitions, investments or other capital needs or to engage in other business activities that would be in our interest.

The notes will be structurally subordinated to all liabilities of our subsidiaries.

The notes are not entitled to the benefit of any guarantees of our subsidiaries on the Issue Date and are thus structurally subordinated to indebtedness and other liabilities of our subsidiaries. We conduct most of our Chlor Alkali Products business and all of our Winchester business at Olin Corporation and through our SunBelt joint venture. However, the Pioneer business, acquired in 2007, is operated through subsidiaries. Although, the indenture governing the notes offered hereby will restrict the ability of our subsidiaries to incur indebtedness, our subsidiaries may issue certain indebtedness and the indenture would not in any case limit the amount of liabilities other than indebtedness that may be incurred by our subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of their indebtedness and their trade creditors and holders of the claims will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

We may not be able to purchase your notes upon a Change of Control.

Upon the occurrence of a Change of Control (as defined in the section entitled “Description of Notes”), we will be required to offer to purchase each holder’s notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of repurchase. We may not have sufficient financial resources to purchase all of the notes that holders tender to us upon a Change of Control. The occurrence of a Change of Control could also constitute an event of default under any of our future debt agreements. See “Description of Notes — Change of Control” in this prospectus supplement.

Our senior revolving credit facility, our 9.125% Senior Notes due 2011 and our 6.750% Senior Notes due 2016 also contain change of control requirements. We may not have sufficient financial resources to purchase all of the notes that are tendered upon a Change of Control or to redeem such notes. See “Description of Notes — Change of Control” in this prospectus supplement.

If the notes are rated investment grade at any time by both Moody’s and Standard & Poors, most of the restrictive covenants and corresponding events of default contained in the indenture governing the notes will be suspended.

If, at any time, the credit rating on the notes, as determined by both Moody’s Investors Service and Standard & Poors Ratings Services, equals or exceeds Baa3 and BBB–, respectively, or any equivalent replacement ratings, we will no longer be subject to most of the restrictive covenants and corresponding events of default contained in the indenture. Any restrictive covenants or corresponding events of default that cease to apply to us as a result of achieving these ratings will be restored if one or both of the credit ratings on the notes later falls below these thresholds. However, during any period in which these restrictive covenants are suspended, we may incur other indebtedness, make restricted payments and take other actions that would have been prohibited if these covenants had been in effect. If the restrictive covenants are later restored, the actions taken while the covenants were suspended will not result in an event of default under the indenture even if they would constitute an event of default at the time the covenants are restored. Accordingly, if these covenants and corresponding events of default are suspended, holders of the notes will have less credit protection than at the time the notes are issued.

The notes may be issued with original issue discount (“OID”) for United States federal income tax purposes.

If the stated redemption price at maturity of the notes (i.e., their stated principal amount) exceeds their issue price by more than a de minimis amount, the notes will be treated as issued with OID for United States federal income tax purposes. Thus, in addition to the stated interest on the notes, U.S. holders (as defined in “Certain United States Federal Income Tax Considerations”) will be required to include any amounts representing OID in gross income (as ordinary income) on a constant yield basis for United States federal income tax purposes in advance of the receipt of cash payments to which such income is attributable. For more information, see “Certain United States Federal Income Tax Considerations.”

If a bankruptcy petition were filed by or against us, holders of notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $145.5 million, after deducting the underwriting discount and estimated offering expenses. The net proceeds of this offering will be available for general corporate purposes, which may include working capital, repayment of existing indebtedness, capital expenditures and acquisitions.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, long-term debt and capitalization as of June 30, 2009

•	on an actual basis and

•	as adjusted to give effect to the issuance of the notes and the estimated proceeds therefrom.

The information set forth below should be read in conjunction with “Use of Proceeds” included elsewhere in this prospectus supplement and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement.

	June 30, 2009
	Actual	As Adjusted
	(in millions)
Cash and Cash Equivalents	$192.2	$337.7

Accounts Receivable Facility(1)	$—	$—
Senior Revolving Credit Facility(2)	—	—
9.125% Senior Notes due 2011(3)	81.8	81.8
6.500% Senior Notes due 2013	11.4	11.4
6.750% Senior Notes due 2016	125.0	125.0
New Senior Notes due 2019 — offered hereby	—	150.0	(4)
Industrial Development and Environmental Improvement Obligations at fixed interest rates of 6.625% and 6.75%, due 2014-2025(5)	33.2	33.2

Total Debt(6)	251.4	401.4
Shareholders’ Equity	792.2	792.2

Total Capitalization	$1,043.6	$1,193.6

(1)	Provides for up to $75 million to finance eligible trade receivables. As of June 30, 2009, we had $75 million available under the Accounts Receivable Facility based on eligible trade receivables. See “Description of Other Indebtedness — Accounts Receivable Facility.”

(2)	Provides for borrowings and letters of credit in an aggregate amount of $240 million. As of June 30, 2009, we had approximately $218.5 million available under the senior revolving credit facility, reflecting $21.5 million of letters of credit that have been issued thereunder. See “Description of Other Indebtedness — Senior Revolving Credit Facility.”

(3)	Includes impact of interest rate swaps of $6.8 million.

(4)	The notes offered hereby may be issued at a discount. The amount above does not reflect any original issue discount.

(5)	Includes impact of interest rate swaps of $1.9 million.

(6)	Excludes our guarantee of $54.8 million of SunBelt Notes at June 30, 2009. See “Description of Other Indebtedness — SunBelt Notes Guarantee.”

DESCRIPTION OF OTHER INDEBTEDNESS

The following summary of certain provisions of the instruments evidencing our material indebtedness does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the agreements summarized below. We, Pioneer or PolyOne, as the case may be, have previously filed with the SEC copies of the agreements summarized below (except for those agreements described under “Letter of Credit Facility for St. Gabriel Expansion” and “Interest Rate Swaps” and any agreements related to the Pierce County Bonds (as defined below)). See “Where You Can Find More Information.” You should refer to those documents for the complete terms evidencing our material indebtedness.

As of June 30, 2008 and 2009, and December 31, 2006, 2007 and 2008, we were in compliance with all covenants and other restrictions under all of our outstanding credit agreements and no event of default has occurred that would permit the lenders under our outstanding credit agreements to accelerate the debt if not cured.

Senior Revolving Credit Facility

On October 29, 2007, we entered into a new five-year senior revolving credit facility of $220 million (the “Senior Revolving Credit Facility”), with a $110 million letter of credit sub facility. The letters of credit under the subfacility are used to support certain long-term debt, capital expenditure commitments, certain workers compensation insurance policies, and plant closure and post-closure obligations. During the first quarter of 2008, we increased the size of this facility by $20 million to $240 million by adding a new lending institution. As of June 30, 2009, we had approximately $218.5 million available under this facility, reflecting $21.5 million of letters of credit that have been issued thereunder. The Senior Revolving Credit Facility will expire in October 2012. We have the option to expand this facility by an additional $60 million by adding a maximum of two additional lending institutions each year.

Our obligations under the Senior Revolving Credit Facility are unsecured and are not guaranteed by any of our subsidiaries. We guarantee the payment obligations of PCI Chemicals Canada Company / Société PCI Chimie Canada, the Canadian borrower, under the Senior Revolving Credit Facility.

The Senior Revolving Credit Facility includes various customary restrictive covenants, including a covenant requiring us to not have a ratio of debt to earnings before interest expense, taxes, depreciation and amortization (leverage ratio) that exceeds 4x and a covenant requiring us to maintain a minimum ratio of earnings before interest expense, taxes, depreciation and amortization to interest expense (coverage ratio) of at least 4x.

Letters of Credit

In August 2007, we entered into a $35 million letter of credit facility to assume the various Pioneer letters of credit issued principally to support the acquisition of materials for the St. Gabriel, LA facility conversion and expansion project.

As of June 30, 2009, we had total letters of credit of $53.2 million outstanding, of which $21.5 million were issued under our $240 million Senior Revolving Credit Facility. These letters of credit were used to support certain long-term debt, capital expenditure commitments, certain workers compensation insurance policies and plant closure and post-closure obligations.

9.125% Notes due 2011

On December 11, 2001, we issued $200 million aggregate principal amount of 9.125% senior notes due 2011 (the “2011 Notes”). The 2011 Notes bear interest at a rate of 9.125% per year, payable semi-annually on June 15 and December 15 of each year, and will mature on December 15, 2011. The 2011 Notes are unsecured obligations and rank equally with our other senior indebtedness. The 2011 Notes are structurally subordinated to the debt and other liabilities of our subsidiaries.

We may, at any time and from time to time, redeem the 2011 Notes at a redemption price equal to the greater of (i) 100% of the principal amount thereof and (ii) the present value of the Remaining Scheduled Payments (as defined in the indenture controlling the 2011 Notes) being redeemed on the applicable redemption date, discounted to the applicable redemption date on a semi-annual basis (assuming a 360-day year consisting of 12 30-day months) at the Treasury Rate (as defined in the indenture controlling the 2011 Notes) plus 50 basis points, plus, in each case, accrued and unpaid interest to the applicable redemption date.

6.75% Notes due 2016

On June 26, 2006, we commenced an offer to exchange a new series of notes due in 2016 and cash for up to $125.0 million of the 2011 Notes. On July 11, 2006, we announced that approximately $160.0 million aggregate principal amount of the 2011 Notes had been validly tendered for exchange. Since more than $125.0 million of the 2011 Notes had been tendered, the new notes were issued on a pro rata basis in accordance with the terms of the exchange offer.

On July 28, 2006, we issued approximately $125 million aggregate principal amount of 6.75% senior notes due 2016 (the “2016 Notes”) and paid a premium of $18.8 million to the existing note holders in exchange for $125.0 million aggregate principal amount of 2011 Notes. The 2016 Notes bear interest at a rate of 6.75% per year, payable semi-annually on June 15 and December 15 of each year, and will mature on June 15, 2016. The 2016 Notes are unsecured obligations and rank equally with our other senior indebtedness. The 2016 Notes are structurally subordinated to the debt and other liabilities of our subsidiaries.

We may, at any time and from time to time, redeem the 2016 Notes at a redemption price equal to the greater of (i) 100% of the principal amount thereof and (ii) the present value of the Remaining Scheduled Payments (as defined in the indenture controlling the 2016 Notes) being redeemed on the applicable redemption date, discounted to the applicable redemption date on a semi-annual basis (assuming a 360-day year consisting of 12 30-day months) at the Treasury Rate (as defined in the indenture controlling the 2016 Notes) plus 30 basis points, plus, in each case, accrued and unpaid interest to the applicable redemption date. If we undergo a Change in Control Repurchase Event (as defined in the indenture controlling the 2016 Notes), we will be required to offer to purchase all of the 2016 Notes from the holders.

Accounts Receivable Facility

On July 25, 2007, we established a $250 million, 364-day Accounts Receivable Facility, renewable annually for five years, which expires in July 2012. As a result of the sale of Metals, the Accounts Receivable Facility was reduced from $250 million to $100 million. In July 2008, the Accounts Receivable Facility was reduced from $100 million to $75 million. The Accounts Receivable Facility provides for the sale of our eligible trade receivables to third party conduits through a wholly-owned, bankruptcy-remote, special purpose entity that is consolidated for financial statement purposes. As of June 30, 2009, we had $75 million available under the Accounts Receivable Facility based on eligible trade receivables. As of June 30, 2009, we had no securitized accounts receivable or the corresponding debt on the consolidated balance sheet. On July 21, 2009, we renewed our Accounts Receivable Facility for $75 million. The Accounts Receivable Facility contains specific covenants related to the ability of the lender to obtain or maintain a first priority lien on the receivables. In addition, the Accounts Receivable Facility incorporates the leverage and coverage covenants that are contained in our senior revolving credit facility. Interest expense under this facility was zero for the six months ended June 30, 2009 and the year ended December 31, 2008 and $1.0 million for the year ended December 31, 2007.

Interest Rate Swaps

As a result of our fixed-rate financings, we have entered into floating interest rate swaps in order to manage interest expense and floating interest rate exposure. We have entered into swaps valued at $26.6 million, whereby we agree to pay variable rates to a counterparty who, in turn, pays us fixed rates. The counterparty to these agreements is Citibank, N.A., a major financial institution. In all cases the underlying index for variable rates is the six-month LIBOR. Accordingly, payments are settled every six months and the terms of the swaps are the same as the underlying debt instruments.

In 2001 and 2002, we entered into interest rate swaps on $75 million of our underlying fixed-rate debt obligations, whereby we agree to pay variable rates to a counterparty who, in turn, pays us fixed rates. The counterparty to these agreements is Citibank, N.A., a major financial institution. In January 2009, we entered into a $75 million fixed interest rate swap with equal and opposite terms as the $75 million variable interest rate swaps on the 2011 Notes. We have agreed to pay a fixed rate to a counterparty who, in turn, pays us variable rates. The counterparty to this agreement is Bank of America, a major financial institution. The result was a gain of $7.9 million on the $75 million variable interest rate swaps, which will be recognized through 2011.

The following table reflects the swap activity related to certain debt obligations as of June 30, 2009:

Underlying Debt Instrument	Swap Amount	Date of Swap	June 30, 2009
	($ in million)
			Olin Pays Floating Rate:
9.125%, due 2011	$50.0	December 2001	4.68%
9.125%, due 2011	$25.0	March 2002	4-5%(a)
Industrial development and environmental improvement obligations at fixed interest rates of 6.625% to 6.75%, due 2016-2017	$21.1	March 2002	2.01%
	5.5	March 2002	2.15%
			Olin Receives Floating Rate:
9.125%, due 2011	$75.0	January 2009	8.11%

(a)	Actual rate is set in arrears. We project the rate will fall within the range shown.

These interest rate swaps reduced interest expense by $2.6 million and $0.9 million for the six months ended June 30, 2009 and 2008, respectively, and $2.5 million, $0.6 million, and $1.3 million for the years ended December 31, 2008, 2007, and 2006, respectively. The difference between interest paid and interest received is included as an adjustment to interest expense.

A settlement of the fair market value of the interest rate swaps as of June 30, 2009 would result in a gain of $8.3 million. Our loss in the event of nonperformance by the counterparties, Citibank, N.A. and Bank of America, could be significant to our financial position or results of operations.

SunBelt Notes Guarantee

Pursuant to a note purchase agreement dated December 22, 1997, SunBelt sold $97.5 million of Guaranteed Senior Secured Notes Due 2017, Series O (the, “Series O Notes”), and $97.5 million of Guaranteed Senior Secured Notes Due 2017, Series G (the “Series G Notes”, and together with the Series O Notes, the “SunBelt Notes”). The SunBelt Notes bear interest at a rate of 7.23% per annum, payable semiannually in arrears on June 22 and December 22 of each year.

We have guaranteed the Series O Notes and PolyOne has guaranteed the Series G Notes, in each case pursuant to a customary guarantee agreement. Our guarantee and PolyOne’s guarantee are several, rather than joint. Therefore, we are not required to make any payments to satisfy the Series G Notes guaranteed by PolyOne. An insolvency or bankruptcy of PolyOne will not automatically trigger acceleration of the SunBelt Notes or cause us to be required to make payments under our guarantee, even if PolyOne is required to make payments under its guarantee. However, if SunBelt does not make timely payments on the SunBelt Notes, whether as a result of failure to pay on a guarantee or otherwise, the holders of the SunBelt Notes may proceed against the assets of SunBelt for repayment. If we were to make debt service payments under our guarantee, we would have a right to recover such payments from SunBelt.

Beginning on December 22, 2002 and each year through 2017, SunBelt is required to repay $12.2 million of the SunBelt Notes, of which $6.1 million is attributable to the Series O Notes. After the payment of $6.1 million on the Series O Notes in December 2008, our guarantee of these notes was $54.8 million. In the event SunBelt cannot make any of these payments, we would be required to fund the payment on the Series O Notes. In certain other circumstances, we may also be required to repay the SunBelt Notes prior to their maturity. We and PolyOne have agreed that, if we or PolyOne intend to transfer our respective interests in SunBelt and the transferring party is unable to obtain consent from holders of 80% of the aggregate principal amount of the indebtedness related to the guarantee being transferred after good faith negotiations, then we and PolyOne will be required to repay our respective portions of the SunBelt Notes. In such event, any make whole or similar penalties or costs will be paid by the transferring party.

DESCRIPTION OF NOTES

Olin Corporation (the “Company”) will issue the Notes under an indenture, dated as of the closing date of this offering (the “Base Indenture”), as supplemented by a supplemental indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among itself and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”). The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

This description of Notes is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this description of Notes is only a summary, you should refer to the Indenture for a complete description of the obligations of the Company and your rights. A copy of the Indenture is available upon request from the Company.

The definitions of certain capitalized terms used in the following summary are set forth below under “— Certain Definitions.” When used in this section, the terms “Olin,” “the Company” “we,” “our” and “us” refer solely to Olin Corporation and not to its consolidated subsidiaries.

General

The initial offering of the Notes will be for $150,000,000 in aggregate principal amount of     % senior notes due 2019 (the “Notes”). We may issue an unlimited principal amount of additional notes having identical terms and conditions as the Notes (the “Additional Notes”). We will only be permitted to issue such Additional Notes in compliance with the covenant described under the subheading “— Certain Covenants — Limitation on Incurrence of Debt.” Any Additional Notes will be part of the same issue as the Notes that we are currently offering and will vote on all matters with the holders of the Notes. The Notes (and any Additional Notes) will constitute a series of debt securities under the Base Indenture. We may issue other series of debt securities under the Base Indenture.

Principal, Maturity and Interest

Interest on the Notes will be payable at     % per annum. Interest on the Notes will be payable semi-annually in cash in arrears on                      and                     , commencing on                     , 2010. The Company will make each interest payment to the Holders of record of the Notes on the immediately preceding                      and                     . Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Principal of and premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company maintained for such purposes, which, initially, will be the corporate trust office of the Trustee located at 2 North LaSalle Street, Suite 1020, Chicago, IL 60602, Attention: Global Corporate Trust; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. The Notes will be issued only in fully registered form without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

Ranking

Ranking of the Notes

The Notes will be general unsecured obligations of the Company. As a result, the Notes will rank:

•	equally in right of payment with all existing and future senior Debt of the Company;

•	senior in right of payment to all existing and future Debt of the Company that is by its terms expressly subordinated to the Notes;

•	effectively subordinated to any secured Debt of the Company to the extent of the assets securing such Debt; and

•	structurally junior to any Debt or obligations of our Subsidiaries.

As of June 30, 2009, after giving effect to this offering and the related transactions, the Company and its Subsidiaries would have had total debt of approximately $401.4 million. In addition, as of June 30, 2009, the Company and its Subsidiaries would have had approximately $218.5 million of availability under our senior revolving credit facility and $75.0 million of availability under our accounts receivables facility.

On the Issue Date, the Notes will not be guaranteed by any Subsidiary of the Company. The Notes will be structurally subordinated to all liabilities and obligations of our Subsidiaries. Claims of creditors of our Subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those Subsidiaries, and claims of preferred stockholders (if any) of those Subsidiaries generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of the Company, including Holders of the Notes. We conduct most of our Chlor Alkali Products business and all of our Winchester business at Olin Corporation and through our SunBelt joint venture. However, the Pioneer business, acquired in 2007, is operated through subsidiaries.

On the Issue Date, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain Covenants — Limitation on Creation of Unrestricted Subsidiaries,” any of our Subsidiaries may be designated as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture.

Sinking Fund

There are no mandatory sinking fund payment obligations with respect to the Notes.

Optional Redemption

The Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after                     , 2014 upon not less than 30 nor more than 60 days’ notice at the following Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning on                      of the years indicated below:

Year	Redemption Price
2014		%
2015		%
2016		%
2017 and thereafter	100.000%

In addition to the optional redemption provisions of the Notes in accordance with the provisions of the preceding paragraph, prior to                     , 2012, the Company may, with the net proceeds of one or more Qualified Equity Offerings, redeem up to 35% of the aggregate principal amount of the outstanding Notes (including Additional Notes) at a Redemption Price equal to     % of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided, however that at least 65% of the principal amount of Notes then outstanding (including Additional Notes) remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by the Company or its Subsidiaries) and that any such redemption occurs within 90 days following the closing of any such Qualified Equity Offering.

In addition, the Notes may be redeemed, in whole or in part, at any time prior to                     , 2014 at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder of Notes at its registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

If less than all of the Notes are to be redeemed, the Trustee will select the Notes or portions thereof to be redeemed by lot, pro rata or by any other method the Trustee shall deem fair and appropriate (subject to the Depository Trust Company procedures).

No Notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail (and, to the extent permitted by applicable procedures or regulations, electronically) at least 30 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

The Company may at any time, and from time to time, purchase Notes in the open market or otherwise, subject to compliance with applicable securities laws.

Change of Control

Upon the occurrence of a Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under “Optional Redemption,” the Company will make an Offer to Purchase all of the outstanding Notes at a Purchase Price in cash equal to 101% of the principal amount tendered, together with accrued interest, if any, to but not including the Purchase Date. For purposes of the foregoing, an Offer to Purchase shall be deemed to have been made if (i) within 60 days following the date of the consummation of a transaction or series of transactions that constitutes a Change of Control, the Company commences an Offer to Purchase for all outstanding Notes at the Purchase Price and (ii) all Notes properly tendered pursuant to the Offer to Purchase are purchased on the terms of such Offer to Purchase.

The phrase “all or substantially all,” as used in the definition of “Change of Control,” has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the Holders of the Notes elected to exercise their rights under the Indenture and the Company elects to contest such election, there could be no assurance how a court interpreting New York law would interpret such phrase. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Company to make an Offer to Purchase the Notes as described above.

The provisions of the Indenture may not afford Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction affecting the Company that may adversely affect Holders, if such transaction is not the type of transaction included within the definition of Change of Control. A transaction involving the management of the Company or its Affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control only if it is the type of transaction specified in such definition. The definition of Change of Control may be amended or modified with the written consent of a majority in aggregate principal amount of outstanding Notes. See “— Amendment, Supplement and Waiver.”

The Company will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws or regulations in connection with any repurchase of the Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will be deemed to have complied with its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

The Company will not be required to make an Offer to Purchase upon a Change of Control if (i)a third party makes such Offer to Purchase contemporaneously with or upon a Change of Control in the manner, at the times and otherwise in compliance with the requirements of the Indenture and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase or (ii) a notice of redemption has been given pursuant to the Indenture as described above under the caption “Optional Redemption.”

The Company’s ability to pay cash to the Holders of Notes upon a Change of Control may be limited by the Company’s then existing financial resources. Further, future agreements of the Company may contain prohibitions of certain events, including events that would constitute a Change of Control. If the exercise by the Holders of Notes of their right to require the Company to repurchase the Notes upon a Change of Control occurred at the same time as a change of control event under one or more of either of the Company’s other debt agreements, the Company’s ability to pay cash to the Holders of Notes upon a repurchase may be further limited by the Company’s then existing financial resources. See “Risk Factors — We may not be able to purchase your Notes upon a Change of Control.”

Even if sufficient funds were otherwise available, the terms of Credit Facilities (and other Debt) may prohibit the Company’s prepayment of Notes before their scheduled maturity. Consequently, if the Company is not able to prepay the Credit Facilities or other Debt containing such restrictions or obtain requisite consents, the Company will be unable to fulfill its repurchase obligations, resulting in a default under the Indenture.

Holders may not be entitled to require the Company to purchase their Notes in certain circumstances involving a significant change in the composition of the Board of Directors of the Company, including in connection with a proxy contest where the Board of Directors of the Company does not approve a dissident slate of directors but approves them as continuing directors, even if the Board of Directors of the Company initially opposed the directors.

In addition, an Offer to Purchase may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of launching the Offer to Purchase.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. These covenants, and not the covenants described in the accompanying base prospectus will be applicable to the Notes.

During any period of time (a “Suspension Period”) that: (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and its Restricted Subsidiaries will not be subject to the following provisions of the Indenture, and during a Suspension Period, the Board of Directors of the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries unless the Board of Directors of the Company could have designated such Subsidiaries as Unrestricted Subsidiaries in compliance with the Indenture assuming the covenants set forth below had not been suspended:

(a) “— Certain Covenants — Limitation on Restricted Payments;”

(b) “— Certain Covenants — Limitation on Incurrence of Debt;”

(c) “— Certain Covenants — Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;”

(d) clause (iii) of the first paragraph of “— Certain Covenants — Consolidation, Merger, Transfer or Lease;”

(e) “— Certain Covenants — Limitation on Transactions with Affiliates;”

(f) “— Certain Covenants — Limitation on Asset Sales;” and

(g) “— Certain Covenants — Note Guarantees;”

(collectively, the “Suspended Covenants”). Upon the occurrence of a Covenant Suspension Event, (i) any outstanding Note Guarantee of a Subsidiary will automatically terminate unless at such time such Subsidiary would continue to Guarantee any other unsecured Debt of the Company (in which event such termination will be deferred until such time, if any, as such Subsidiary no longer has outstanding any Guarantee of any other unsecured Debt of the Company; provided that the applicable Suspension Period is still continuing) and (ii) the amount of Excess Proceeds shall be set at zero.

In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the Notes for any Suspension Period and, subsequently, (x) either one or both Rating Agencies withdraws its rating or downgrades the rating assigned to the Notes below the required Investment Grade Rating or (y) the Company or any of its affiliates enters into an agreement to effect a transaction that would result in a Change of Control and either one or both Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating (such date of withdrawal or downgrade in clause (x) or (y), a “Reinstatement Date”), then the Company and its Restricted Subsidiaries will after the Reinstatement Date again be subject to the Suspended Covenants with respect to future events for the benefit of the Notes.

On the Reinstatement Date, all Indebtedness incurred, or Redeemable Capital Interests or Preferred Interests issued, during a Suspension Period will be subject to the covenants described below under the caption “— Limitation on Incurrence of Debt” and “— Note Guarantees.” To the extent such Indebtedness, Redeemable Capital Interests or Preferred Interests would not be so permitted to be incurred or issued pursuant to the covenant described below under the caption “— Limitation on Incurrence of Debt” such Indebtedness, Redeemable Capital Interests and Preferred Interests will be deemed to have been outstanding on the Issue Date of the Notes, so that it is classified as permitted under clause (iv) of the definition of Permitted Debt. To the extent Debt or Guarantees were incurred prior to or during a Suspension Period, the Company shall on the Reinstatement Date comply with the covenant described under “—Note Guarantees.”

Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under the covenant described below under the caption “— Limitation on Restricted Payments” will be made as though such covenant had been in effect from the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of the covenant described below under the caption “— Restricted Payments” to the extent provided therein.

Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during a Suspension Period (or on the Reinstatement Date or after a Suspension Period based solely on events that occurred during the Suspension Period).

There can be no assurance that the Notes will ever achieve or maintain an Investment Grade Rating.

Limitation on Incurrence of Debt

The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt (including Acquired Debt); provided, however, that the Company and any of the Guarantors may Incur Debt (including Acquired Debt) if, immediately after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom, (a) the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries would be greater than 2.00 to 1.00 and (b) no Default shall have occurred and be continuing at the time or as a consequence of the Incurrence of such Debt (any Debt Incurred pursuant to this provision being herein referred to as “Coverage Debt”).

Notwithstanding the first paragraph above, the Company and its Restricted Subsidiaries may Incur Permitted Debt.

For purposes of determining any particular amount of Debt under this “Limitation on Incurrence of Debt” covenant, (x) Debt outstanding under the Credit Agreement on the Issue Date shall at all times be treated as Incurred pursuant to clause (i) of the definition of “Permitted Debt,” (y) Debt outstanding under the Company’s existing accounts receivables facility on the Issue Date shall at all times be treated as Incurred pursuant to clause (xv) of the definition of “Permitted Debt” and (z) Guarantees or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this “Limitation on Incurrence of Debt” covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, including any Coverage Debt and any category of Permitted Debt, the Company, in its sole discretion, shall classify, and from time to time may reclassify, all or any portion of such item of Debt. For purposes of determining compliance of any non-U.S. dollar-denominated Debt with this covenant, the amount outstanding under U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall at all times be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred, in the case of any term Debt, or first committed, in the cases of any revolving credit Debt; provided, however, that if such Debt is Incurred to Refinance other Debt denominated in the same or different currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Debt does not exceed the principal amount of such indebtedness being Refinanced.

The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on Debt in the form of additional Debt or payment of dividends on Capital Interests in the forms of additional shares of Capital Interests with the same terms will not be deemed to be an Incurrence of Debt or issuance of Capital Interests for purposes of this covenant.

The Company and any Guarantor will not Incur any Debt that pursuant to its terms is subordinate or junior in right of payment to any Debt unless such Debt is subordinated in right of payment to the Notes and the Note Guarantees, as the case may be, to at least the same extent; provided, however, that Debt will not be considered subordinate or junior in right of payment to any other Debt solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority or by virtue of structural subordination.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment:

(a) no Default shall have occurred and be continuing or will occur as a consequence thereof;

(b) after giving effect to such Restricted Payment on a pro forma basis, the Company would be permitted to Incur at least $1.00 of Coverage Debt under the “Limitation on Incurrence of Debt” covenant; and

(c) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments made on or after the Issue Date (excluding Restricted Payments permitted by clauses (ii) through (vii) of the next succeeding paragraph), shall not exceed the sum (without duplication) of

(1) 50% of the Consolidated Net Income (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the Company accrued on a cumulative basis during the period (taken as one accounting period) from the beginning of the first full fiscal quarter during which the Issue Date occurs and ending on the last day of the fiscal quarter immediately preceding the date of such proposed Restricted Payment, plus

(2) 100% of the aggregate net proceeds (including the Fair Market Value of property other than cash) received by the Company subsequent to the initial issuance of the Notes either (i) as a contribution to its common equity capital or (ii) from the issuance and sale (other than to a Subsidiary) of its Qualified Capital Interests, including Qualified Capital Interests issued upon the conversion of Debt, Redeemable Capital Interests or Preferred Interests of the Company, and from the exercise of options, warrants or other rights to purchase such Qualified Capital Interests (other than, in each case, Capital Interests or Debt sold to a Subsidiary of the Company and other than Excluded Contributions), plus

(3) to the extent that any Investment (other than Permitted Investments or Investments in Unrestricted Subsidiaries) that was made on and after the Issue Date is sold for cash or otherwise disposed of, liquidated, redeemed, repurchased or repaid for cash or other assets, or to the extent that the Company otherwise realizes any proceeds on the sale of such Investment or proceeds representing the return of capital on such Investment, the lesser of (i) the initial amount of such Investment, or (ii) to the extent not otherwise included in the calculation of Consolidated Net Income of the Company for such period, the net cash return of capital or net Fair Market Value of return of capital with respect to such Investment, less the cost of any such disposition or liquidation, plus

(4) to the extent that any Unrestricted Subsidiary of the Company designated as such on and after the Issue Date is redesignated as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

Notwithstanding whether the foregoing provisions would prohibit the Company and its Restricted Subsidiaries from making a Restricted Payment, the Company and its Restricted Subsidiaries may make the following Restricted Payments:

(i) the payment of any dividend on Capital Interests in the Company or a Restricted Subsidiary within 60 days after declaration thereof if at the declaration date such payment was permitted by the provisions of this covenant;

(ii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any Qualified Capital Interests of the Company by conversion into, or by or in exchange for, Qualified Capital Interests, or out of net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of other Qualified Capital Interests of the Company;

(iii) the redemption, defeasance, repurchase or acquisition or retirement for value of any Debt of the Company or a Guarantor that is subordinate in right of payment to the Notes or the applicable Note Guarantee out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Subsidiary of the Company) of (x) new subordinated Debt of the Company or such Guarantor, as the case may be, Incurred in accordance with the Indenture or (y) of Qualified Capital Interests of the Company;

(iv) the purchase, redemption, retirement or other acquisition for value of Capital Interests in the Company held by employees or former employees of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment or alteration of employment status or pursuant to the terms of any agreement under which such Capital Interests were issued; provided, however, that the aggregate cash consideration paid for such purchase, redemption, retirement or other acquisition of such Capital Interests does not exceed $2.5 million in any calendar year; provided further, however, that any unused amounts in any calendar year may be carried forward to one or more future periods subject to a maximum aggregate amount of repurchases made pursuant to this clause (iv) not to exceed $5.0 million in any calendar year; provided, however, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Qualified Capital Interests of the Company to employees of the Company and its Restricted Subsidiaries that occurs after the Issue Date; provided, however, that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of this covenant; plus (B) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date (provided, however, that the Company may elect to apply all or any portion of the aggregate increase contemplated by the proviso of this clause (iv) in any calendar year);

(v) repurchase of Capital Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities;

(vi) cash payment, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Capital Interests of the Company or a Restricted Subsidiary;

(vii) the declaration and payment of dividends to holders of any class or series of Redeemable Capital Interests of the Company or any Restricted Subsidiary issued or Incurred in compliance with the covenant described above under “— Limitation on Incurrence of Debt”;

(viii) upon the occurrence of a Change of Control or an Asset Sale, the defeasance, redemption, repurchase or other acquisition of any subordinated Debt pursuant to provisions substantially similar to those described under “— Change of Control” and “— Limitation on Asset Sales” at a purchase price not greater than 101% of the principal amount thereof (in the case of a Change of Control) or at a percentage of the principal amount thereof not higher than the principal amount applicable to the Notes (in the case of an Asset Sale), plus any accrued and unpaid interest thereon; provided, however, that prior to or contemporaneously with such defeasance, redemption, repurchase or other acquisition, the Company has made an Offer to Purchase with respect to the Notes and has repurchased all Notes validly tendered for payment and not withdrawn in connection therewith;

(ix) to the extent no Default in any payment in respect of principal or interest under the Notes or the Credit Agreement or Event of Default has occurred and is continuing or will occur as a consequence thereof, the payment of regular cash quarterly dividends on the Company’s common stock in an amount not to exceed in any calendar year $0.80 per share of outstanding common stock; provided, however, that in no event shall the amount of dividends paid in any calendar year under this clause (ix) exceed $70.0 million;

(x) Restricted Payments that are made with Excluded Contributions; and

(xi) to the extent no Default in any payment in respect of principal or interest under the Notes or the Credit Agreement or Event of Default has occurred and is continuing or will occur as a consequence thereof, other Restricted Payments not in excess of $25.0 million in the aggregate.

If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Guarantor in accordance with the Indenture, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) of the first paragraph under this “Limitation on Restricted Payments” covenant, in each case to the extent such Investments would otherwise be so counted.

For purposes of this covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Liens of any kind, (other than Permitted Liens), on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, which Liens secure Debt, without securing the Notes or the applicable Note Guarantee, as the case may be, equally and ratably with (or prior to) the Debt secured by such Lien until such time as such Debt is no longer secured by such Lien; provided, however, that if the Debt so secured is subordinated by its terms to the Notes or such Note Guarantee, the Lien securing such Debt will also be so subordinated by its terms to the Notes and such Note Guarantees at least to the same extent.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, cause or suffer to exist or become effective or enter into any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Interests owned by the Company or any Restricted Subsidiary or pay any Debt or other obligation owed to the Company or any Restricted Subsidiary, (ii) make loans or advances to the Company or any Restricted Subsidiary thereof or (iii) transfer any of its property or assets to the Company or any Restricted Subsidiary.

However, the preceding restrictions will not apply to the following encumbrances or restrictions existing under or by reason of:

(a) any encumbrance or restriction in existence on the Issue Date, including those required by the Credit Agreement or by any other agreement or documents entered into in connection with the Credit Agreement and any amendments, modifications, restatements, renewals, increases, supplements or Refinancings of any of the foregoing agreements or documents; provided, however, that the amendments, modifications, restatements, renewals, increases, supplements or Refinancings, in the good faith judgment of the Company, are no more restrictive, taken as a whole, with respect to such dividend or other payment restrictions than those contained in these agreements on the Issue Date or Refinancings thereof;

(b) any encumbrance or restriction pursuant to an agreement relating to an acquisition of property, so long as the encumbrances or restrictions in any such agreement relate solely to the property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);

(c) any encumbrance or restriction which exists with respect to a Person that becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary on or after the Issue Date, which is in existence at the time such Person becomes a Restricted Subsidiary, but not created in connection with or in anticipation of such Person becoming a Restricted Subsidiary, and which is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person becoming a Restricted Subsidiary;

(d) any encumbrance or restriction pursuant to an agreement effecting a permitted Refinancing of Debt issued pursuant to an agreement containing any encumbrance or restriction referred to in the foregoing clauses (a) through (c), so long as the encumbrances and restrictions contained in any such Refinancing agreement are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in the agreements governing the Debt being Refinanced in the good faith judgment of the Company;

(e) customary provisions restricting subletting or assignment of any lease, contract, or license of the Company or any Restricted Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder;

(f) any encumbrance or restriction by reason of applicable law, rule, regulation or order;

(g) any encumbrance or restriction under the Indenture, the Notes and the Note Guarantees;

(h) any encumbrance or restriction under the sale of assets or Capital Interest, including, without limitation, any agreement for the sale or other disposition of a Subsidiary that restricts distributions of or by that Subsidiary pending its sale or other disposition;

(i) restrictions on cash and other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(j) customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements, sale and leaseback agreements and other similar agreements;

(k) any instrument governing Debt or Capital Interests of a Person acquired by the Company or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt or Capital Interests was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided, however, that, in the case of Debt, such Debt was permitted by the terms of the Indenture to be Incurred;

(l) purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on that property so acquired of the nature described in clause (iii) of the first paragraph hereof;

(m) Liens otherwise permitted to be Incurred under the Indenture, including the provisions of the covenant described above under the caption “— Limitation on Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(n) any Non-Recourse Receivable Subsidiary Indebtedness or other contractual requirements of a Receivable Subsidiary that is a Restricted Subsidiary in connection with a Qualified Receivables Transaction; provided, however, that such restrictions apply only to such Receivable Subsidiary or the receivables and assets related thereto described in the definition of Qualified Receivables Transaction which are subject to such Qualified Receivables Transaction; and

(o) any other agreement governing Debt entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date.

Nothing contained in this “Limitation on Dividends and Other Payments Affecting Restricted Subsidiaries” covenant shall prevent the Company or any Restricted Subsidiary from (i) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the “Limitation on Liens” covenant or (ii) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Debt of the Company or any of its Restricted Subsidiaries Incurred in accordance with the “Limitation on Incurrence of Debt” and “Limitation on Liens” covenants in the Indenture.

Limitation on Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Capital Interests issued or sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Eligible Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the most recent consolidated balance sheet of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assignment and assumption agreement that releases the Company or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of their receipt to the extent of the cash received in that conversion; and

(c) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $25.0 million at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Cash Proceeds at its option:

(i) to permanently repay (a) Debt under the Credit Facilities and, if the Obligation repaid is revolving credit Debt, to correspondingly reduce commitments with respect thereto and/or (b) other Pari Passu Debt (provided that if the Company shall so reduce Obligations under other Pari Passu Debt, other than the Notes, the Company will equally and ratably reduce Obligations under the Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of Notes);

(ii) to acquire all or substantially all of the assets of, or any Capital Interests of, another Permitted Business, if, after giving effect to any such acquisition of Capital Interests, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(iii) to make a capital expenditure in or that is used or useful in a Permitted Business or to make expenditures for maintenance, repair or improvement of existing properties and assets;

(iv) to acquire other assets (other than inventory) that are used or useful in a Permitted Business;

(v) to repay or repurchase Debt secured by the assets of the Company or any Restricted Subsidiaries; or

(vi) any combination of the foregoing.

Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will, within 30 days, make an Offer to Purchase to all Holders of Notes (an “Asset Sale Offer”), and to all holders of other Pari Passu Debt containing provisions similar to those set forth in the Indenture with respect to assets sales equal to the Excess Proceeds. The offer price for the Notes in any Offer to Purchase will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Company may use those funds for any purpose not otherwise prohibited by the Indenture and they will no longer constitute Excess Proceeds. If the aggregate principal amount of Notes and other Pari Passu Debt tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, the Excess Proceeds will be allocated between the Notes and such other Pari Passu Debt based on the principal amount (or accreted value, if applicable) of the Notes and such other Pari Passu Debt tendered and the Trustee will select the Notes to be purchased on a pro rata basis among all the Notes tendered (subject to the Depository Trust Company procedures). Upon completion of each Offer to Purchase, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will be deemed to have complied with its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Limitation on Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Subsidiary than those that could reasonably have been obtained in a comparable arm’s-length transaction between the Company or such Subsidiary and an unaffiliated party;

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above; and

(iii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40.0 million, the Company must obtain and deliver to the Trustee a written opinion of a nationally recognized investment banking, accounting or appraisal firm stating that the transaction is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

The foregoing limitations do not limit and shall not apply to:

(1) Restricted Payments that are permitted by the provisions of the Indenture described above under “— Limitation on Restricted Payments” and Permitted Investments permitted under the Indenture;

(2) the payment of reasonable and customary compensation and indemnities and other benefits to members of the Board of Directors of the Company or a Restricted Subsidiary who are outside directors;

(3) the payment of reasonable and customary compensation and other benefits (including retirement, health, option, deferred compensation and other benefit plans) and indemnities to officers and employees of the Company or any Restricted Subsidiary as determined by the Board of Directors thereof in good faith;

(4) transactions between or among the Company and/or its Restricted Subsidiaries;

(5) any agreement or arrangement as in effect on the Issue Date and any amendment or modification thereto so long as such amendment or modification is not more disadvantageous to the Holders of the Notes in any material respect;

(6) any contribution of capital to the Company;

(7) transactions permitted by, and complying with, the provisions of the Indenture described below under “— Consolidation, Merger, Conveyance, Transfer or Lease”;

(8) any transaction with a joint venture, partnership, limited liability company or other entity in the ordinary course of business that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in such joint venture, partnership, limited liability company or other entity;

(9) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and on terms that are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, as determined in good faith by the Company, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company; and

(10) transactions effected as part of a Qualified Receivables Transaction.

Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction unless:

(i) the consideration received in such Sale and Leaseback Transaction is at least equal to the Fair Market Value of the property sold,

(ii) prior to and after giving effect to the Attributable Debt in respect of such Sale and Leaseback Transaction, the Company and such Restricted Subsidiary comply with the “Limitation on Incurrence of Debt” covenant contained herein, and

(iii) at or after such time the Company and such Restricted Subsidiary also comply with the “Limitation on Asset Sales” covenant contained herein.

Provision of Financial Information

Whether or not required by the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes, or file electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to prospective investors. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s

Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Note Guarantees

The Company will not cause or permit (x) any of its Restricted Subsidiaries, directly or indirectly, to Guarantee any Debt of the Company or any other Restricted Subsidiary or (y) any of its domestic Restricted Subsidiaries to Incur Debt permitted to be Incurred under clause (i) of the definition of “Permitted Debt” unless, in each case of such clause (x) or (y), such Restricted Subsidiary:

(1)	within 5 Business Days of the date on which it Guarantees Debt of the Company or any of the Restricted Subsidiaries or Incurs such Debt, as applicable, executes and delivers to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall guarantee (each, a “Note Guarantee”) all of the Company’s obligations under the Notes and the Indenture on the terms and subject to the conditions contained in the supplemental indenture; and

(2)	delivers to the Trustee an opinion of counsel (which may contain customary exceptions) that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary.

Thereafter, such Subsidiary shall be a Guarantor for all purposes of the Indenture until such Guarantee is released in accordance with the provisions of the Indenture. The Indenture provides that in the event of a sale or other transfer or disposition of all of the Capital Interests in any Guarantor to any Person that is not an Affiliate of the Company in compliance with the terms of the Indenture, or in the event all or substantially all the assets or Capital Interests of a Guarantor are sold or otherwise transferred, by way of merger, consolidation or otherwise, to a Person that is not an Affiliate of the Company in compliance with the terms of the Indenture, then, without any further action on the part of the Trustee or any Holder, such Guarantor (or the Person concurrently acquiring such assets of such Guarantor) shall be deemed automatically and unconditionally cancelled, released and discharged of any obligations under its Note Guarantee, as evidenced by a written instrument or confirmation executed by the Trustee, upon request; provided, however that the Company delivers an Officers’ Certificate to the Trustee certifying that the net cash proceeds of such sale or other disposition will be applied in accordance with the “Limitation on Asset Sales” covenant. The Company may cause any other Subsidiary of the Company to issue a Note Guarantee and become a Guarantor.

Each Note Guarantee by a Restricted Subsidiary will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Limitation on Creation of Unrestricted Subsidiaries

The Company may designate any Subsidiary of the Company to be an “Unrestricted Subsidiary” as provided below, in which event such Subsidiary and each other Person that is then or thereafter becomes a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary.

“Unrestricted Subsidiary” means:

(1) any Subsidiary designated as such by an Officers’ Certificate as set forth below where neither the Company nor any of its Restricted Subsidiaries (i) provides credit support for, or Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt, but excluding in the case of a Receivables Subsidiary any Standard Securitization Undertakings) or (ii) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary (except in the case of a Receivables Subsidiary any Standard Securitization Undertakings); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Interests of, or owns or holds any Lien on any property of, any other Restricted Subsidiary of the Company, provided that either:

(x) the Subsidiary to be so designated has total assets of $1,000 or less; or

(y) the Company could make a Restricted Payment at the time of designation in an amount equal to the Fair Market Value of such Subsidiary pursuant to the “— Limitation on Restricted Payments” covenant and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the amount available for Restricted Payments thereunder.

An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all the Debt of such Unrestricted Subsidiary could be Incurred under the “— Limitation on Incurrence of Debt” covenant and (ii) all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to the “— Limitation on Liens” covenant.

Consolidation, Merger, Conveyance, Transfer or Lease

The Company will not in any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger of a Restricted Subsidiary into the Company in which the Company is the continuing Person or the merger of a Restricted Subsidiary into or with another Restricted Subsidiary or another Person that as a result of such transaction becomes or merges into a Restricted Subsidiary), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and its Restricted Subsidiaries (determined on a consolidated basis), taken as a whole, to any other Person, unless:

(i) either: (a) the Company shall be the continuing Person or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person that acquires, by sale, assignment, conveyance, transfer, lease or other disposition, all or substantially all of the property and assets of the Company (such Person, the “Surviving Entity”), (1) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States, any political subdivision thereof or any state thereof or the District of Columbia and (2) shall expressly assume, by a supplemental indenture, the due and punctual payment of all amounts due in respect of the principal of (and premium, if any) and interest on all the Notes and the performance of the covenants and obligations of the Company under the Indenture; provided, however that at any time the Company or its successor is not a corporation, there shall be a co-issuer of the Notes that is a corporation;

(ii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred in connection with or in respect of such transaction or series of transactions), no Default shall have occurred and be continuing or would result therefrom;

(iii) immediately after giving effect to any such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions) as if such transaction or series of transactions had occurred on the first day of the determination period, the Company (or the Surviving Entity if the Company is not continuing) could Incur $1.00 of Coverage Debt under the “— Limitation on Incurrence of Debt” covenant; and

(iv) the Company delivers, or causes to be delivered, to the Trustee, in form satisfactory to the Trustee, an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of the Indenture.

Notwithstanding the foregoing, failure to satisfy the requirements of the preceding clauses (ii) and (iii) will not prohibit:

(a) a merger between the Company and a Restricted Subsidiary that is a wholly owned Subsidiary of the Company; or

(b) a merger between the Company and an Affiliate incorporated solely for the purpose of converting the Company into a corporation organized under the laws of the United States or any political subdivision or state thereof; so long as, in each case, the amount of Debt of the Company and its Restricted Subsidiaries is not increased thereby.

For all purposes of the Indenture and the Notes, Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the Indenture and all Debt, and all Liens on property or assets, of the Surviving Entity and its Subsidiaries that was not Debt, or were not Liens on property or assets, of the Company and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon such transaction or series of transactions.

Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, conditions described in the immediately preceding paragraphs, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company, under the Indenture with the same effect as if such Surviving Entity had been named as the Company therein; and when a Surviving Person duly assumes all of the obligations and covenants of the Company pursuant to the Indenture and the Notes, except in the case of a lease, the predecessor Person shall be relieved of all such obligations.

Events of Default

Each of the following is an “Event of Default”:

(1) default in the payment in respect of the principal of (or premium, if any, on) any Note when due and payable (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3) except as permitted by the Indenture, any Note Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), shall for any reason cease to be, or it shall be asserted by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms;

(4) default in the performance, or breach, of any covenant or agreement of the Company or any Restricted Subsidiary in the Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1), (2) or (3) above), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(5) a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the Notes) by the Company or any Significant Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $25.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay principal of, or interest or premium on, such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

(6) the entry against the Company or any Restricted Subsidiary that is a Significant Subsidiary of a final judgment or final judgments for the payment of money in an aggregate amount in excess of

$25.0 million, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days; or

(7) certain events in bankruptcy, insolvency or reorganization affecting the Company or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary).

If an Event of Default (other than an Event of Default specified in clause (7) above with respect to the Company) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in the Indenture.

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (5) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Company or a Restricted Subsidiary of the Company or waived by the holders of the relevant Debt within 20 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

If an Event of Default specified in clause (7) above occurs with respect to the Company, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. For further information as to waiver of defaults, see “— Amendment, Supplement and Waiver.” The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium, if any, and interest) if the Trustee determines that withholding notice is in the interests of the Holders to do so.

No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request to the Trustee, and provided indemnity reasonably satisfactory to the Trustee, to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a Holder of a Note directly (as opposed to through the Trustee) for enforcement of payment of the principal of (and premium, if any) or interest on such Note on or after the respective due dates expressed in such Note.

The Company will be required to furnish to the Trustee annually a statement as to the performance of certain obligations under the Indenture and as to any default in such performance. The Company also is required to notify the Trustee if it becomes aware of the occurrence of any Default.

Amendment, Supplement and Waiver

Without the consent of any Holders, the Company, the Guarantors and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture and the Note Guarantees for any of the following purposes:

(1) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture, the Note Guarantees and the Notes;

(2) to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company;

(3) to add additional Events of Default;

(4) to provide for uncertificated Notes in addition to or in place of the certificated Notes;

(5) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee;

(6) to provide for or confirm the issuance of additional debt securities in accordance with the terms of the Indenture;

(7) to add a Guarantor or to release a Guarantor in accordance with the Indenture;

(8) to cure any ambiguity, defect, omission, mistake or inconsistency;

(9) to make any other provisions with respect to matters or questions arising under the Indenture; provided, however, that such actions pursuant to this clause (9) shall not adversely affect the interests of the Holders of the Notes in any material respect, as determined in good faith by the Board of Directors of the Company;

(10) to conform the text of the Indenture or the Notes to any provision of this “Description of Notes” to the extent that the Trustee has received an Officers’ Certificate stating that such text constitutes an unintended conflict with the description of the corresponding provision in this “Description of Notes” or

(11) to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Company, the Guarantors and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture applicable to the Notes or of the Notes or of modifying in any manner the rights of the Holders of the Notes under the Indenture, including the definitions therein; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each outstanding Note affected thereby:

(1) change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the Redemption Price therefor,

(2) reduce the percentage in aggregate principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture,

(3) modify the obligations of the Company to make Offers to Purchase upon a Change of Control or from the Excess Proceeds of Asset Sales if such modification was done after the occurrence of such Change of Control or such Asset Sale,

(4) modify or change any provision of the Indenture affecting the ranking of the Notes or any Note Guarantee in an manner adverse to the Holders of the Notes,

(5) modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby, or

(6) release any Guarantees required to be maintained under the Indenture (other than in accordance with the terms of the Indenture).

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past default under the Indenture and its consequences, except a default:

(1) in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Company), or

(2) in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

Satisfaction and Discharge of the Indenture; Defeasance

The Company and the Guarantors, if any, may terminate their obligations under the Indenture with respect to the Notes when:

(1) either: (A) all Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation, or (B) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year or are to be called for redemption within one year (a “Discharge”) under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the Stated Maturity or date of redemption;

(2) the Company has paid or caused to be paid all other sums then due and payable under the Indenture by the Company with respect to the Notes;

(3) the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(5) the Company has delivered to the Trustee an Officers’ Certificate and an opinion of counsel reasonably acceptable to the Trustee, each stating that all conditions precedent under the Indenture relating to the Discharge have been complied with.

The Company may elect, at its option, to have its obligations discharged with respect to the outstanding Notes and any outstanding Notes Guarantees terminated (“defeasance”). Such defeasance means that the Company will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

(1) the rights of Holders of such Notes to receive payments in respect of the principal of and any premium and interest on such Notes when payments are due,

(2) the Company’s obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trusts, duties and immunities of the Trustee,

(4) the Company’s right of optional redemption, and

(5) the defeasance provisions of the Indenture.

In addition, the Company may elect, at its option, to have its obligations released with respect to certain covenants, including, without limitation, their obligation to make Offers to Purchase in connection with Asset Sales and any Change of Control, in the Indenture (“covenant defeasance”) and any omission to comply with such obligation shall not constitute a Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment and bankruptcy and insolvency events with respect to the Company) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes and any outstanding Notes Guarantees will terminate.

In order to exercise either defeasance or covenant defeasance with respect to outstanding Notes:

(1) the Company must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the Holders of such Notes: (A) money in an amount, or (B) U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount or (C) a combination thereof, in each case sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the principal of and premium, if any, and interest on such Notes on the Stated Maturity thereof or (if the Company has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company) the redemption date thereof, as the case may be, in accordance with the terms of the Indenture and such Notes;

(2) in the case of defeasance, the Company shall have delivered to the Trustee an opinion of counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the Holders of such Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur;

(3) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel to the effect that the Holders of such outstanding Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;

(4) no Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien to secure such borrowing);

(5) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the Indenture) to which the Company is a party or by which the Company is bound; and

(6) the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) or (3) above with respect to a defeasance need not to be delivered if all Notes not therefore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

The Trustee

The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will be the initial paying agent and registrar for the Notes. The Trustee or its affiliates from time to time may extend credit to and transact other business with the Company in the normal course of business. Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the continuance of an Event of Default that has not been cured or waived, the Trustee will exercise such of the rights and powers vested in it by the Indenture and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Indenture and the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any “conflicting interest” (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to the Notes or exercising any trust or power conferred on the Trustee with respect to the Notes, subject to certain exceptions. The Indenture provides that in case an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture with respect to the Notes at the request or direction of any of the holders of the Notes pursuant to the Indenture, unless such holders shall have provided to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

No recourse may, to the full extent permitted by applicable law, be taken, directly or indirectly, with respect to the obligations of the Company or the Guarantors on the Notes or under the Indenture or any related documents, any certificate or other writing delivered in connection therewith, against (i) the Trustee in its individual capacity, or (ii) any partner, owner, beneficiary, agent, officer, director, employee, agent, successor or assign of the Trustee, each in its individual capacity, or (iii) any holder of equity in the Trustee.

No Personal Liability of Stockholders, Partners, Officers or Directors

No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of the Company or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Company under the Notes, any Note Guarantee or the Indenture by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

Governing Law

The Indenture and the Notes are governed by, and will be construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any capitalized term used herein for which no definition is provided.

“Acquired Debt” means Debt (1) of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person. Acquired Debt shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing. For purposes of the “Limitation on Transactions with Affiliates” covenant, any Person directly or indirectly owning 15% or more of the outstanding Capital Interests of the Company will be deemed an Affiliate.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of:

(a) the present value at such redemption date of (i) the redemption price of such Note at                     , 2014 (such redemption price being set forth in the table appearing in the first paragraph under the caption “Optional Redemption”) plus (ii) all required interest payments (excluding accrued and unpaid interest to such redemption date) due on such Note through                     , 2014 computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of such Note.

“Asset Acquisition” means:

(a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary; or

(b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business and consistent with past practices.

“Asset Sale” means any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by the Company or any of its Restricted Subsidiaries to any Person in any single transaction or series of transactions of:

(i) Capital Interests in another Person (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals pursuant to local law);

(ii) any other property or assets (other than in the normal course of business, including any sale or other disposition of obsolete or permanently retired equipment);

provided, however, that the term “Asset Sale” shall exclude:

(a) any asset disposition permitted by the provisions described under “Consolidation, Merger, Conveyance, Transfer or Lease” that constitutes a disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole;

(b) any transfer, conveyance, sale, lease or other disposition of property or assets, the gross proceeds of which (exclusive of indemnities) do not exceed in any one or related series of transactions $20.0 million;

(c) sales or other dispositions of cash or Eligible Cash Equivalents;

(d) sales of interests in Unrestricted Subsidiaries;

(e) the sale and leaseback of any assets within 90 days of the acquisition thereof;

(f) the disposition of assets that, in the good faith judgment of the Company, are no longer used or useful in the business of such entity;

(g) a Restricted Payment or Permitted Investment that is otherwise permitted by the Indenture;

(h) any trade-in of equipment in exchange for other equipment; provided, however that in the good faith judgment of the Company, the Company or such Restricted Subsidiary receives equipment having a Fair Market Value equal to or greater than the equipment being traded in;

(i) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(j) leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries and otherwise in accordance with the provisions of the Indenture;

(k) any disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a Restricted Subsidiary;

(l) dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business and consistent with past practice;

(m) licensing or sublicensing of intellectual property or other general intangibles in accordance with industry practice in the ordinary course of business;

(n) any transfer of accounts receivable, or a fractional undivided interest therein, by a Receivable Subsidiary in a Qualified Receivables Transaction; or

(o) sales of accounts receivable to a Receivable Subsidiary pursuant to a Qualified Receivables Transaction for the Fair Market Value thereof; including cash or other financial accommodation, such as the provision of letters of credit by such Receivable Subsidiary on behalf of or for the benefit of the transferor of such accounts receivable, in an amount at least equal to 75% of the Fair Market Value thereof (for the purposes of this clause (o), Purchase Money Notes will be deemed to be cash).

For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been or may be extended).

“Average Life” means, as of any date of determination, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Debt multiplied by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

“Board of Directors” means (i) with respect to the Company or any Restricted Subsidiary, its board of directors or any duly authorized committee thereof; (ii) with respect to a corporation, the board of directors of such corporation or any duly authorized committee thereof; and (iii) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

“Business Day” means each day that is not a Legal Holiday.

“Capital Interests” in any Person means any and all shares, interests (including Preferred Interests), participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than Debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

“Capital Lease Obligations” means any obligation of a Person under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Change of Control” means:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the ultimate “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Interests in the Company,

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors or whose nomination for election by the equityholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company’s Board of Directors then in office;

(3) the Company sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of its assets to a Person;

(4) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Interests of the Company or such other Person are converted into, or exchanged for, cash, securities or other property, other than any such transaction where Voting Interests of the Company outstanding immediately prior to such transaction are converted into, or exchanged for, Voting Interests (other than Redeemable Capital Interests and Preferred Interests) of the surviving or transferee Person constituting 50% or more of the outstanding shares of such Voting Interests of such surviving or transferee Person immediately after giving effect to such issuance; or

(5) the adoption of a plan relating to the Company’s liquidation or dissolution.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

“Common Interests” of any Person means Capital Interests in such Person that do not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Interests of any other class in such Person.

“Company” means Olin Corporation and any successor thereto.

“Consolidated Cash Flow Available for Fixed Charges” means, with respect to any Person for any period:

(i) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (in the case of clauses (b) through (g), inclusive, to the extent Consolidated Net Income has been reduced thereby):

(a) Consolidated Net Income;

(b) Consolidated Non-cash Charges;

(c) Consolidated Interest Expense;

(d) Consolidated Income Tax Expense;

(e) any expenses or charges related to any equity offering, Permitted Investment, recapitalization or Incurrence of Debt permitted to be made under the Indenture (whether or not successful) or related to this offering of the Notes;

(f) any net loss from discontinued operations; and

(g) any costs or expenses incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Capital Interests of the Company (other than Redeemable Capital Interests and Preferred Interests); less

(ii)(x) net income from discontinued operations and (y) the amount of extraordinary, non-recurring or unusual gains.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated Cash Flow Available for Fixed Charges of such Person during the four full fiscal quarters for which financial statements are available (the “Four Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated Cash Flow Available for Fixed Charges” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(i) the Incurrence of any Debt of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) and the repayment of other Debt, other than the Incurrence or repayment of Debt in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) Incurring, assuming or otherwise being liable for Acquired Debt and also including any Consolidated Cash Flow Available for Fixed Charges attributable to the assets which are the subject of the Asset Acquisition) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the Incurrence, assumption or liability for any such Acquired Debt) occurred on the first day of the Four Quarter Period.

For purposes of this definition, pro forma calculations shall be made in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, except that such pro forma calculations may also include operating expense reductions for such period resulting from the asset sale or Asset Acquisition (as determined in accordance with GAAP) for which pro forma effect is being given (A) that have been realized or (B) for which steps have been taken or are reasonably expected to be taken within six (6) months of the date of such transaction and are supportable and quantifiable and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead; provided, however, that, in either case, such adjustments are set forth in an officers’ certificate signed by the Company’s chief financial or similar officer that states (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith belief of the officers executing such officers’ certificate at the time of such execution.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(i) interest on outstanding Debt determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Debt in effect on the Transaction Date;

(ii) if interest on any Debt actually Incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(iii) notwithstanding clause (i) or (ii) above, interest on Debt determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period of:

(i) Consolidated Interest Expense; and

(ii) the product of (a)all dividends and other distributions accrued during such period in respect of Redeemable Capital Interests and Preferred Interests of such Person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Interests), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal.

“Consolidated Income Tax Expense” means, with respect to any Person for any period, the provision for federal, state, local and foreign income taxes of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP paid or accrued during such period, including any penalties and interest related to such taxes or arising from any tax examinations, to the extent the same were deducted in computing Consolidated Net Income.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(i) the total interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

(a) any amortization of debt discount;

(b) the net cost under any Hedging Obligation or Swap Contract in respect of interest rate protection (including any amortization of discounts);

(c) the interest portion of any deferred payment obligation;

(d) all commissions, discounts and other fees and charges owed with respect to financing activities or similar activities; and

(e) all accrued interest;

(ii) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP; and

(iii) all capitalized interest of such Person and its Restricted Subsidiaries for such period;

less interest income of such Person and its Restricted Subsidiaries for such period; provided, however, that Consolidated Interest Expense will exclude (I) the amortization or write-off of debt issuance costs and deferred financing fees, commissions, fees and expenses and (II) any expensing of interim loan commitment and other financing fees.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by:

(A) excluding, without duplication

(i) all extraordinary gains or losses (net of fees and expense relating to the transaction giving rise thereto), income, expenses or charges;

(ii) the portion of net income of such Person and its Restricted Subsidiaries allocable to minority interest in unconsolidated Persons or Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Restricted Subsidiaries; provided that for the avoidance of doubt, Consolidated Net Income shall be increased in amounts equal to the amounts of cash actually received;

(iii) gains or losses in respect of any Asset Sales by such Person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

(iv) the net income (loss) from any disposed or discontinued operations or any net gains or losses on disposed or discontinued operations, on an after-tax basis;

(v) solely for purposes of determining the amount available for Restricted Payments under clause (c) of the first paragraph of “Certain Covenants — Limitation on Restricted Payments,” the net income of any Restricted Subsidiary (other than a Guarantor) or such Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders; provided that for the avoidance of doubt, Consolidated Net Income shall be increased in amounts equal to the amounts of cash actually received;

(vi) any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

(vii) any fees and expenses paid in connection with the issuance of the Notes;

(viii) non-cash compensation expense Incurred with any issuance of equity interests to an employee of such Person or any Restricted Subsidiary;

(ix) any net after-tax gains or losses attributable to the early extinguishment or conversion of Debt;

(x) any non-cash impairment charges or asset write-off or write-down resulting from the application of Financial Accounting Standards Board Accounting Standards Codification 350,

“Intangibles — Goodwill and Other” or Financial Accounting Standards Board Accounting Standards Codification 360, “Property, Plant and Equipment,” and the amortization of intangibles arising pursuant to Financial Accounting Standards Board Accounting Standards Codification 805, “Business Combinations” or any related subsequent Statement of Financial Accounting Standards;

(xi) non-cash gains, losses, income and expenses resulting from fair value accounting required by Financial Accounting Standards Board Accounting Standards Codification 815, “Derivatives and Hedging” or any related subsequent Statement of Financial Accounting Standards;

(xii) accruals and reserves that are established within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition in accordance with GAAP (provided that if any such accruals or reserves represents an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall reduce Consolidated Net Income to such extent);

(xiii) any fees, expenses, charges or Integration Costs incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, Incurrence or repayment of Debt (including such fees, expenses or charges related to any Credit Facility), issuance of Capital Interests, refinancing transaction or amendment or modification of any debt instrument, and including, in each case, any such transaction undertaken but not completed, and any charges or non-recurring merger or acquisition costs incurred during such period as a result of any such transaction, in each case whether or not successful;

(xiv) any net unrealized gain or loss (after any offset) resulting from currency translation gains or losses related to currency remeasurements of Debt (including any net gain or loss resulting from obligations under Hedging Obligations for currency exchange risk) and any foreign currency translation gains or losses;

(xv) any accruals and reserves that are established for expenses and losses, in respect of equity-based awards compensation expense (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall reduce Consolidated Net Income to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period);

(xvi) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture, to the extent actually reimbursed, or, so long as the Company has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days); and

(xvii) to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption;

(B) including, without duplication, dividends and distributions from joint ventures actually received in cash by the Company.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of goodwill, other intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses) and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges which require an accrual of or a reserve for cash charges for any future period).

“Credit Agreement” means the Credit Agreement dated as of October 29, 2007 among Olin Corporation and PCI Chemicals Canada Company/ Société PCO Chimie Canada, as Borrowers, Citibank, N.A. as administrative agent, and the other agents and lenders named therein, together with all related notes, letters of credit, collateral documents, guarantees, and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, supplemented, restated, refinanced, refunded or replaced in whole or in part from time to time including by or pursuant to any agreement or instrument that extends the maturity of any Debt thereunder, or increases the amount of available borrowings thereunder (provided that such increase in borrowings is permitted under clause (i) or (xvi) of the definition of the term “Permitted Debt”), or adds Subsidiaries of the Company as additional borrowers or guarantors thereunder, in each case with respect to such agreement or any successor or replacement agreement and whether by the same or any other agent, lender, group of lenders, purchasers or debt holders.

“Credit Facilities” means one or more (i) credit facilities (including the Credit Agreement) with banks or other lenders providing for revolving loans or term loans or the issuance of letters of credit or bankers’ acceptances; (ii) note purchase agreements and indentures providing for the sale of debt securities and (iii) any agreement that Refinances any Debt Incurred under any agreement described in clause (i) or (ii) or this clause (iii), including in each case any successor or replacement agreement or agreements or indentures.

“Debt” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, the following: (i) all indebtedness of such Person for money borrowed or for the deferred purchase price of property, excluding any trade payables or other current liabilities incurred in the normal course of business; (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all reimbursement obligations of such Person with respect to letters of credit (other than letters of credit that are secured by cash or Eligible Cash Equivalents), bankers’ acceptances or similar facilities (excluding obligations in respect of letters of credit or bankers’ acceptances issued in respect of trade payables) issued for the account of such Person; provided, however that such obligations shall not constitute Debt except to the extent drawn and not repaid within five business days; (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person; (v) all Capital Lease Obligations of such Person; (vi) the maximum fixed redemption or repurchase price of Redeemable Capital Interests in such Person or Preferred Interests in Restricted Subsidiaries of such Person at the time of determination; (vii) any Swap Contracts and Hedging Obligations of such Person at the time of determination; (viii) Attributable Debt with respect to any Sale and Leaseback Transaction to which such Person is a party; and (ix) all obligations of the types referred to in clauses (i) through (viii) of this definition of another Person, the payment of which, in either case, (A) such Person has Guaranteed or (B) is secured by any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Debt. For purposes of the foregoing: (a) the maximum fixed repurchase price of any Redeemable Capital Interests or Preferred Interests that do not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Interests or Preferred Interests as if such Redeemable Capital Interests or Preferred Interests were repurchased on any date on which Debt shall be required to be determined pursuant to the Indenture; provided, however, that, if such Redeemable Capital Interests or Preferred Interests are not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Capital Interests or Preferred Interests; (b) the amount outstanding at any time of any Debt issued with original issue discount is the principal amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP, but such Debt shall be deemed Incurred only as of the date of original issuance thereof; (c) the amount of any Debt described in clause (vii) is the net amount payable (after giving effect to permitted set off) if such Swap Contracts or Hedging Obligations are terminated at that time due to default of such Person; (d) the amount of any Debt described in clause (ix)(A) above shall be the maximum liability under any such Guarantee; (e) the amount of any Debt described in clause (ix)(B) above shall be the lesser of (I) the maximum amount of the obligations so secured and (II) the Fair Market Value of such property or other assets; (f) interest, fees, premium and expenses and additional payments, if any, will not constitute Debt; and (g) amounts outstanding under any Qualified Receivables Transaction shall constitute Debt.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Debt” will exclude (x) customary indemnification obligations and (y) post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, only upon the occurrence of the contingency giving rise to the obligations, of any contingent obligations at such date; provided, however, that in the case of Debt sold at a discount, the amount of such Debt at any time will be the accreted value thereof at such time. If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Debt of a third Person, the amount of Debt of such Person shall give effect to the Incurrence of such Guaranteed Debt as if such Person or such Subsidiary had directly Incurred or otherwise assumed such Guaranteed Debt.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Eligible Bank” means a bank or trust company that (i) is licensed, chartered or organized and existing under the laws of the United States of America, or any state, territory, province or possession thereof, (ii) as of the time of the making or acquisition of an Investment in such bank or trust company, has combined capital and surplus in excess of $500.0 million and (iii) the senior Debt of which is rated at least “A-2” by Moody’s or at least “A” by S&P.

“Eligible Cash Equivalents” means any of the following Investments: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition; (ii) time deposits in and certificates of deposit of any Eligible Bank, provided that such Investments have a maturity date not more than two years after date of acquisition and that the Average Life of all such Investments is one year or less from the respective dates of acquisition; (iii) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) above entered into with any Eligible Bank; (iv) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof, provided that such Investments mature, or are subject to tender at the option of the holder thereof, within 365 days after the date of acquisition and, at the time of acquisition, have a rating of at least A from S&P or A-2 from Moody’s (or an equivalent rating by any other nationally recognized rating agency); (v) commercial paper of any Person other than an Affiliate of the Company and other than structured investment vehicles, provided that such Investments have one of the two highest ratings obtainable from either S&P or Moody’s and mature within 180 days after the date of acquisition; (vi) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; (vii) money market funds 95% of the assets of which comprise Investments of the types described in clauses (i) through (vi); and (viii) instruments equivalent to those referred to in clauses (i) through (vi) above or funds equivalent to those referred to in clause (vii) above denominated in U.S. dollars, Euros or any other foreign currency comparable in credit quality and tender to those referred to in such clauses and customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction, all as determined in good faith by the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means the net cash proceeds received by the Company after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or to any Company management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Interests (other than Redeemable Capital Interests and Preferred Interests) of the Company;

provided, however that (i) such net cash proceeds will be designated by the Company as “Excluded Contributions” in an Officers’ Certificate delivered to the Trustee and the net cash proceeds so designated will be excluded from the calculation set forth in clause (c) of the first paragraph of the “— Limitation on Restricted Payments” covenant.

“Expiration Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Fair Market Value” means, with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof as determined in good faith by the Company, which determination will be conclusive absent manifest error. In the case of a transaction between the Company, on the one hand, and a Receivable Subsidiary, on the other hand, if the Company determines in its sole discretion that such determination is appropriate, a determination as to Fair Market Value may be made at the commencement of the transaction and be applicable to all dealings between the Receivable Subsidiary and the Company during the course of such transaction.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary other than a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Guarantee” means, as applied to any Debt of another Person, (i)a guarantee (other than by endorsement of negotiable instruments for collection in the normal course of business), direct or indirect, in any manner, of any part or all of such Debt, (ii) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Debt of any other Person in any manner and (iii) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment (or payment of damages in the event of non-payment) of all or any part of such Debt of another Person (and “Guaranteed” and “Guaranteeing” shall have meanings that correspond to the foregoing).

“Guarantor” means any Person that executes a Note Guarantee in accordance with the provisions of the Indenture and their respective successors and assigns.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any interest rate agreement, currency agreement or commodity agreement.

“Holder” means a Person in whose name a Note is registered in the security register.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person. Debt otherwise Incurred by a Person before it becomes a Subsidiary of the Company shall be deemed to be Incurred at the time at which such Person becomes a Subsidiary of the Company. “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings that correspond to the foregoing. A Guarantee by the Company or a Restricted Subsidiary of Debt Incurred by the Company or a Restricted Subsidiary, as applicable, shall not be a separate Incurrence of Debt. In addition, the following shall not be deemed a separate Incurrence of Debt:

(1) amortization of debt discount or accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of regularly scheduled interest in the form of additional Debt of the same instrument or the payment of regularly scheduled dividends on Capital Interests in the form of additional Capital Interests of the same class and with the same terms;

(3) the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Debt; and

(4) unrealized losses or charges in respect of Hedging Obligations.

“Integration Costs” means, with respect to any acquisition, all costs relating to the integration of the acquired business or operations into the Company’s, including labor costs, consulting fees, travel costs and any other expenses relating to the integration process.

“Investment” by any Person means any direct or indirect loan, advance, guarantee for the benefit of (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (i) the purchase or acquisition of any Capital Interest or other evidence of beneficial ownership in another Person; (ii) the purchase, acquisition or Guarantee of the Debt of another Person; and (iii) the purchase or acquisition of the business or assets of another Person substantially as an entirety but shall exclude: (a) accounts receivable and other extensions of trade credit in accordance with the Company’s customary practices; (b) the acquisition of property and assets from suppliers and other vendors in the normal course of business; and (c) prepaid expenses and workers’ compensation, utility, lease and similar deposits, in the normal course of business.

“Investment Grade Rating” designates a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such ratings by S&P or Moody’s. In the event that the Company shall select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

“Issue Date” means                     , 2009.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any property or other asset, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Cash Proceeds” means, with respect to Asset Sales of any Person, cash and Eligible Cash Equivalents received, net of: (i) all reasonable out-of-pocket costs and expenses of such Person incurred in connection with such a sale, including, without limitation, all legal, accounting, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person; (ii) all payments made by such Person on any Debt that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Lien or such Debt, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than the Company or a Restricted Subsidiary thereof) in connection with such Asset Sale; and (iii) all contractually required distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person as a result of such transaction; provided, however, that: (a) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) is required by (I) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (II) GAAP to be reserved against other liabilities in connection with such Asset Sale, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person from escrow or otherwise; and (b) any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Cash Proceeds only at such time as it is so converted.

“Non-Recourse Receivable Subsidiary Indebtedness” has the meaning set forth in the definition of “Receivable Subsidiary.”

“Obligations” means any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Debt.

“Offer” has the meaning set forth in the definition of “Offer to Purchase.”

“Offer to Purchase” means a written offer (the “Offer”) sent by the Company by first class mail, postage prepaid, to each Holder at his address appearing in the security register on the date of the Offer, offering to purchase up to the aggregate principal amount of Notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of mailing of such Offer and a settlement date (the “Purchase Date”) for purchase of Notes within five business days after the Expiration Date. The Company shall notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1) the Section of the Indenture pursuant to which the Offer to Purchase is being made;

(2) the Expiration Date and the Purchase Date;

(3) the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to Indenture covenants requiring the Offer to Purchase) (the “Purchase Amount”);

(4) the purchase price to be paid by the Company for each $2,000 principal amount of Notes (and integral multiples of $1,000 in excess thereof) accepted for payment (as specified pursuant to the Indenture) (the “Purchase Price”);

(5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in a minimum amount of $2,000 principal amount (and integral multiples of $1,000 in excess thereof);

(6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase, if applicable;

(7) that, unless the Company defaults in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

(8) that, on the Purchase Date, the Purchase Price will become due and payable upon each Note accepted for payment pursuant to the Offer to Purchase;

(9) that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note or cause such Note to be surrendered at the place or places set forth in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

(10) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its paying agent) receives, not later than the close of business on the Expiration Date, a facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the Notes the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(11) that (a) if Notes having an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes having an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof shall be purchased); and

(12) if applicable, that, in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered.

“Officers’ Certificate” means a certificate signed by two officers of the Company or a Guarantor, as applicable, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company or such Guarantor, as applicable.

“Pari Passu Debt” means the Notes and any Debt which ranks pari passu in right of payment to the Notes.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of properties or assets (other than securities) that are used or useful in a Permitted Business or a combination of such assets and cash or Eligible Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided, however that any cash and Eligible Cash Equivalents must be applied in accordance with the covenant described under “Certain Covenants — Limitation on Asset Sales.”

“Permitted Business” means any business similar in nature to any business conducted by the Company and the Restricted Subsidiaries on the Issue Date and any business reasonably ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted by the Company and the Restricted Subsidiaries on the Issue Date, in each case, as determined in good faith by the Company.

“Permitted Debt” means

(i) Debt Incurred pursuant to any Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed (x) the greater of (1) $240.0 million and (2) an amount equal to the sum of (i) 65% of the book value of inventory plus (ii) 85% of the book value of receivables, in each case of the Company and its Restricted Subsidiaries, calculated on a consolidated basis in accordance with GAAP as of the last day of the last full fiscal quarter for which financial statements are available minus (y) any amount used to permanently repay such Obligations (or permanently reduce commitments with respect thereto) pursuant to the “Limitation on Asset Sales” covenant;

(ii) Debt under the Notes issued on the Issue Date;

(iii) Guarantees of the Notes;

(iv) Debt of the Company or any Restricted Subsidiary outstanding on the Issue Date (other than clauses (i), (ii) or (iii) above;

(v) Guarantees Incurred by the Company of Debt of a Restricted Subsidiary otherwise permitted to be incurred under the Indenture;

(vi) Guarantees by any Restricted Subsidiary of Debt of the Company, including Guarantees by any Restricted Subsidiary of Debt under the Credit Agreement; provided, however, that (a) such Debt is permitted to be Incurred under the Indenture; (b) the Company substantially contemporaneously complies with the covenant described under “— Certain Covenants — Note Guarantees” and (c) such Guarantees are subordinated to the Notes to the same extent, if any, as the Debt being guaranteed;

(vii) Debt incurred in respect of workers’ compensation claims and self-insurance obligations, and, for the avoidance of doubt, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, letters of credit for operating purposes and completion guarantees provided or incurred (including Guarantees thereof) by the Company or a Restricted Subsidiary in the ordinary course of business;

(viii) Debt under Swap Contracts and Hedging Obligations incurred in the ordinary course of business and not for speculative purposes;

(ix) Debt owed by the Company to any Restricted Subsidiary, or by any Restricted Subsidiary to the Company or to any other Restricted Subsidiary, provided that if for any reason such Debt ceases to be held by the Company or a Restricted Subsidiary, as applicable, such Debt shall cease to be Permitted Debt and shall be deemed Incurred as Debt of the Company for purposes of the Indenture;

(x) Debt of the Company or a Guarantor pursuant to Capital Lease Obligations, Synthetic Lease Obligations and Purchase Money Debt and any Refinancing Debt that Refinances any Debt Incurred pursuant to this clause (x); provided, however that the aggregate principal amount of all Debt Incurred under this clause (x) and outstanding at any time may not exceed $35.0 million in the aggregate;

(xi) Debt arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Interests of a Restricted Subsidiary otherwise permitted under the Indenture;

(xii) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of Redeemable Capital Interests or Preferred Interests; provided, however, that:

(a) any subsequent issuance or transfer of Capital Interests that results in any such Redeemable Capital Interests being held by a Person other than the Company or a Restricted Subsidiary; and

(b) any sale or other transfer of any such Redeemable Capital Interests to a Person that is not either the Company or a Restricted Subsidiary;

shall be deemed, in each case, to constitute an issuance of such Redeemable Capital Interests by such Restricted Subsidiary that was not permitted by this clause (xii);

(xiii) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within five business days of Incurrence;

(xiv) Debt of the Company or a Restricted Subsidiary not otherwise permitted pursuant to this definition, in an aggregate principal amount not to exceed $75.0 million at any time outstanding;

(xv) Purchase Money Notes Incurred by any Receivable Subsidiary that is a Restricted Subsidiary in a Qualified Receivables Transaction and Non-Recourse Receivable Subsidiary Indebtedness; provided, however that the aggregate amounts Incurred and outstanding under all Qualified Receivables Transactions shall not exceed $100.0 million;

(xvi) Debt of Foreign Restricted Subsidiaries in an aggregate principal amount not to exceed $25.0 million at any one time outstanding; and

(xvii) Refinancing Debt that Refinances Coverage Debt or Debt Incurred pursuant to clauses (ii), (iv) or this clause (xvii) of this definition of “Permitted Debt.”

“Permitted Investments” means:

(a) Investments in existence on the Issue Date;

(b) Investments required pursuant to any agreement or obligation of the Company or a Restricted Subsidiary, in effect on the Issue Date, to make such Investments;

(c) Investments in cash and Eligible Cash Equivalents;

(d) Investments in property and other assets, owned or used by the Company or any Restricted Subsidiary in the normal course of business;

(e) Investments by the Company or any of its Restricted Subsidiaries in the Company or any Restricted Subsidiary;

(f) Investments by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound-up into, the Company or a Restricted Subsidiary;

(g) Swap Contracts and Hedging Obligations;

(h) receivables owing to the Company or any of its Subsidiaries and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(i) Investments received in settlement of obligations owed to the Company or any Restricted Subsidiary and as a result of bankruptcy or insolvency proceedings or upon the foreclosure or enforcement of any Lien in favor of the Company or any Restricted Subsidiary;

(j) Investments by the Company or any Restricted Subsidiary not otherwise permitted under this definition, in an aggregate amount not to exceed $50.0 million at any one time outstanding;

(k) loans and advances to officers, directors and employees of the Company and Subsidiaries in an aggregate amount not to exceed $5.0 million in the aggregate at any one time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(l) Investments the payment for which consists solely of Capital Interests of the Company;

(m) any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under “— Certain Covenants — Limitation on Asset Sales” or any other disposition of Property not constituting an Asset Sale;

(n) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and consistent with past practice;

(o) guarantees by the Company or any Restricted Subsidiary of Debt of the Company or a Restricted Subsidiary (other than a Receivables Subsidiary) of Debt otherwise permitted by the covenant described hereunder “— Certain Covenants — Limitation on Incurrence of Debt”; provided, that the Company substantially contemporaneously complies with the covenant described under “— Certain Covenants — Note Guarantees”;

(p) any Investment by the Company or any Restricted Subsidiary in a Receivable Subsidiary or any Investment by a Receivable Subsidiary in any other Person in connection with a Qualified Receivables Transaction, so long as any Investment in a Receivable Subsidiary is in the form of a Purchase Money Note or an Investment in Capital Interests; and

(q) other Investments in any Person that is a joint venture engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (q) since the Issue Date and existing at the time of the Investment, which is the subject of the determination, was made, not to exceed $10.0 million in any calendar year; provided, however, that any unused amounts in any calendar year may be carried forward to one or more future periods subject to a maximum aggregate amount of Investments pursuant to this clause (q) not to exceed $20.0 million in any calendar year.

“Permitted Liens” means:

(a) Liens existing at the Issue Date;

(b) Liens that secure (A) Credit Facilities incurred pursuant to clause (i) of the definition of “Permitted Debt” and (B) fees, expenses and other amounts payable under such Credit Facilities or payable pursuant to cash management agreements or agreements with respect to similar banking services relating to such Credit Facilities and permitted under the agreements related thereto;

(c) any Lien for taxes or assessments or other governmental charges or levies not then due and payable (or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP);

(d) any warehousemen’s, materialmen’s, landlord’s or other similar Liens arising by law for sums not then due and payable (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP);

(e) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not individually or in the aggregate materially adversely affect the value of the Company or materially impair the operation of the business of such Person;

(f) pledges or deposits (i) in connection with workers’ compensation, unemployment insurance and other types of statutory obligations or the requirements of any official body; (ii) to secure the performance of tenders, bids, surety or performance bonds, leases, purchase, construction, sales or servicing contracts

(including utility contracts) and other similar obligations Incurred in the normal course of business consistent with industry practice; (iii) to obtain or secure obligations with respect to letters of credit, Guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (i) and (ii) above, in each case not Incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services or imposed by ERISA or the Code in connection with a “plan” (as defined in ERISA); or (iv) arising in connection with any attachment unless such Liens shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay;

(g) Liens on property or assets of a Person existing at the time such Person is merged with or into or consolidated with the Company or a Restricted Subsidiary, or becomes a Restricted Subsidiary (and not created or Incurred in anticipation of such transaction); provided that such Liens are not extended to the property and assets of the Company and its Restricted Subsidiaries other than the property or assets acquired;

(h) Liens securing Debt of a Restricted Subsidiary owed to and held by the Company or a Restricted Subsidiary thereof;

(i) Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by Liens referred to in clauses (a), (b), (g) and (u) hereof; provided, however that such Liens do not extend to any other property or assets and the principal amount of the obligations secured by such Liens is not increased;

(j) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods incurred in the ordinary course of business;

(k) licenses of intellectual property granted in the ordinary course of business;

(l) Liens to secure Capital Lease Obligations, Synthetic Lease Obligations and Purchase Money Debt permitted to be incurred pursuant to clause (xi) of the definition of “Permitted Debt”; provided, however that such Liens do not extend to or cover any assets other than such assets acquired or constructed after the Issue Date (or any facility which such assets constitute a part of) with the proceeds of such Capital Lease Obligation, Synthetic Lease Obligation or Purchase Money Debt;

(m) Liens in favor of the Company or any Guarantor;

(n) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(o) Liens on property or shares of Capital Interests of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that (i) the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto) and (ii) such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary;

(p) Liens (i) that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt, (B) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business of the Company and or any of its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business and (ii) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (Y) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, and (Z) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(q) Liens securing judgments for the payment of money not constituting an Event of Default under clause (6) under the caption “Events of Default” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(r) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiaries and do not secure any Debt;

(s) any interest of title of an owner of equipment or inventory on loan or consignment to the Company or any of its Restricted Subsidiaries and Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(t) deposits in the ordinary course of business to secure liability to insurance carriers;

(u) Liens securing the Notes and the Note Guarantees;

(v) Liens on the Capital Interests of a Receivables Subsidiary and Liens on accounts receivable and assets related thereto described in the definition of Qualified Receivables Transaction, in each case, incurred in connection with a Qualified Receivables Transaction pursuant to clause (xv) of the definition of “Permitted Debt”;

(w) Liens securing Hedging Obligations and Swap Contracts so long as any related Debt is permitted to be Incurred under the Indenture;

(x) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like permitted to be made under the Indenture;

(y) Liens attaching to earnest money deposits (or equivalent deposits otherwise named) made in connection with proposed acquisitions in an amount not to exceed $5.0 million;

(z)(i) set-off rights not otherwise set forth in clause (p) above, or (ii) Liens arising in connection with repurchase agreements that constitute Investments;

(aa) Liens not otherwise permitted under the Indenture in an aggregate amount not to exceed $25.0 million; and

(bb) Liens on assets of Foreign Restricted Subsidiaries that secure Debt Incurred pursuant to clause (xvi) of the definition of “Permitted Debt.”

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Interests,” as applied to the Capital Interests in any Person, means Capital Interests in such Person of any class or classes (however designated) that rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Common Interests in such Person.

“Purchase Amount” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Money Debt” means Debt

(i) Incurred to finance the purchase or construction (including additions and improvements thereto) of any assets (other than Capital Interests) of such Person or any Restricted Subsidiary; and

(ii) that is secured by a Lien on such assets where the lender’s sole security is to the assets so purchased or constructed (or any facility which such assets constitute a part of);

in either case that does not exceed 100% of the cost.

“Purchase Money Note” means a promissory note of a Receivable Subsidiary issued to the Company or any Restricted Subsidiary, to pay all or a portion of the purchase price of receivables and assets related thereto described in the definition of “Qualified Receivables Transaction” that are purchased in connection with a Qualified Receivables Transaction. The repayment of a Purchase Money Note may be subordinated to the repayment of other liabilities of the Receivable Subsidiary on terms determined in good faith by the Company to be substantially consistent with market practice in connection with Qualified Receivables Transactions.

“Purchase Price” has the meaning set forth in the definition of “Offer to Purchase.”

“Qualified Capital Interests” in any Person means a class of Capital Interests other than Redeemable Capital Interests.

“Qualified Equity Offering” means (i) an underwritten public equity offering of Qualified Capital Interests pursuant to an effective registration statement under the Securities Act yielding gross proceeds to the Company of at least $25.0 million or (ii) a private equity offering of Qualified Capital Interests of the Company other than (x) any such public or private sale to an entity that is an Affiliate of the Company and (y) any public offerings registered on Form S-8.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or such Restricted Subsidiary transfers to (a) a Receivable Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) or (b) any other Person (in the case of a transfer by a Receivable Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with an accounts receivable financing transaction; provided such transaction is on market terms as determined in good faith by the Company at the time the Company or such Restricted Subsidiary enters into such transaction.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivable Subsidiary” means a Subsidiary of the Company:

(1) that is formed solely for the purpose of, and that engages in no activities other than activities in connection with, financing accounts receivable of the Company and/or its Restricted Subsidiaries, including providing letters of credit on behalf of or for the benefit of the Company and/or its Restricted Subsidiaries;

(2) that is designated by the Board of Directors as a Receivable Subsidiary pursuant to an Officers’ Certificate that is delivered to the Trustee;

(3) that is either (a)a Restricted Subsidiary or (b) an Unrestricted Subsidiary designated in accordance with the covenant described under “— Certain Covenants — Limitation on Creation of Unrestricted Subsidiaries;”

(4) no portion of the Debt or any other obligation (contingent or otherwise) of which (a) is at any time Guaranteed by the Company or any Restricted Subsidiary (excluding Guarantees of obligations (other than any Guarantee of Debt) pursuant to Standard Securitization Undertakings), (b) is at any time recourse to or obligates the Company or any Restricted Subsidiary in any way, other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings (such Debt, “Non-Recourse Receivable Subsidiary Indebtedness”);

(5) with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than (a) contracts, agreements, arrangements and understandings entered into in connection with a Qualified Receivables Transaction, (b) fees payable in the ordinary course of business in connection with servicing accounts receivable in connection with such a Qualified Receivables Transaction as determined in good faith by the Board of Directors of the Company and (c) any Purchase Money Note issued by such Receivable Subsidiary to the Company or a Restricted Subsidiary or any letters of credit provided by such Receivable Subsidiary on behalf of or for the benefit of the Company or any Restricted Subsidiary; and

(6) with respect to which neither the Company nor any other Restricted Subsidiary has any obligation (a) to subscribe for additional shares of Capital Interests therein or make any additional capital contribution or similar payment or transfer thereto except in connection with a Qualified Receivables Transaction or (b) to maintain or preserve the solvency or any balance sheet term, financial condition, level of income or results of operations thereof.

“Redeemable Capital Interests” in any Person means any equity security of such Person that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including the passage of time or the happening of an event), is required to be redeemed, is redeemable at the option of the holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for Debt of such Person at the option of the holder thereof, in whole or in part, at any time prior to the Stated Maturity of the Notes; provided that only the portion of such equity security which is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Redeemable Capital Interests. Notwithstanding the preceding sentence, any equity security that would constitute Redeemable Capital Interests solely because the holders of the equity security have the right to require the Company to repurchase such equity security upon the occurrence of a Change of Control or an Asset Sale will not constitute Redeemable Capital Interests if the terms of such equity security provide that the Company may not repurchase or redeem any such equity security pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Limitation on Restricted Payments.” The amount of Redeemable Capital Interests deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Redeemable Capital Interests or portion thereof, exclusive of accrued dividends.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to the Indenture.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Debt” means Debt that Refinances any Debt Incurred by the Company or any Restricted Subsidiary pursuant to the terms of the Indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that

(i) the Refinancing Debt is subordinated to the Notes to at least the same extent as the Debt being Refinanced if such Debt was subordinated to the Notes,

(ii) the Refinancing Debt is scheduled to mature either (a) no earlier than the Debt being Refinanced or (b) at least 91 days after the maturity date of the Notes,

(iii) the Refinancing Debt has an Average Life at the time such Refinancing Debt is Incurred that is equal to or greater than the Average Life of the Debt being Refinanced,

(iv) such Refinancing Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) with respect to the Debt being Refinanced, and

(v) such Refinancing Debt is Incurred by the same Person (or its successor) that initially Incurred the Debt being Refinanced, except that the Company may Incur Refinancing Debt to Refinance Debt of any Restricted Subsidiary of the Company.

“Restricted Payment” is defined to mean any of the following:

(a) any dividend or other distribution declared and paid on the Capital Interests in the Company or on the Capital Interests in any Restricted Subsidiary of the Company that are held by, or declared and paid to, any Person other than the Company or a Restricted Subsidiary of the Company (other than

(i) dividends, distributions or payments made solely in Qualified Capital Interests in the Company and

(ii) dividends or distributions payable to the Company or a Restricted Subsidiary of the Company or to other holders of Capital Interests of a Restricted Subsidiary on a pro rata basis);

(b) any payment made by the Company or any of its Restricted Subsidiaries to purchase, redeem, acquire or retire any Capital Interests in the Company (including the conversion into, or exchange for, Debt, of any Capital Interests) other than any such Capital Interests owned by the Company or any Restricted Subsidiary (other than a payment made solely in Qualified Capital Interests in the Company);

(c) any payment made by the Company or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Capital Interests in the Company) to redeem, repurchase, defease (including an in substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Debt of the Company or any Guarantor that is subordinate in right of payment to the Notes or Note Guarantees (excluding any Debt owed to the Company or any Restricted Subsidiary); except payments of principal and interest in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, within one year of the due date thereof;

(d) any Investment by the Company or a Restricted Subsidiary in any Person, other than a Permitted Investment; and

(e) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary that has not been designated as an “Unrestricted Subsidiary” in accordance with the Indenture.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Leaseback Transaction” means any direct or indirect arrangement pursuant to which property is sold or transferred by the Company or a Restricted Subsidiary and is thereafter leased back as a capital lease by the Company or a Restricted Subsidiary.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities Act and Exchange Act, but shall not include any Unrestricted Subsidiary.

“Special Purpose Financing Subsidiary” means any Subsidiary of the Company created solely for the purposes of, and whose sole activities shall consist of, acquiring and financing securitization transferred assets pursuant to a receivables facility, and any other activity incidental thereto.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary which are reasonably customary in an accounts receivable securitization transaction as determined in good faith by the Company, including Guarantees by the Company or any Restricted Subsidiary of any of the foregoing obligations of the Company or a Restricted Subsidiary.

“Stated Maturity,” when used with respect to (i) any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal amount of such Note or such installment of interest is due and payable and (ii) any other Debt or any installment of interest thereon, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or such installment of interest is due and payable.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Subsidiary Guarantor” means each Subsidiary of the Company that is a Guarantor.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including, without limitation, any fuel price caps and fuel price collar or floor agreements and similar agreements or arrangements designed to protect against or manage fluctuations in fuel prices and any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Synthetic Lease Obligations” means any monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any bankruptcy or insolvency laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Treasury Rate” means, as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to                     , 2014; provided, however, that if the period from the redemption date to                     , 2014 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to                     , 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Voting Interests” means, with respect to any Person, securities of any class or classes of Capital Interests in such Person entitling the holders thereof generally to vote on the election of members of the Board of Directors or comparable body of such Person.

BOOK-ENTRY, DELIVERY AND FORM

General

The notes initially will be issued in the form of one or more fully registered notes in global form (the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC and registered in the name of DTC or its nominee, in each case for credit to the accounts of institutions that have accounts with DTC or its nominee (the “DTC participants”) and to the accounts of institutions that have accounts with Euroclear or its nominee participants (the “Euroclear participants” and, collectively with the DTC participants, the “participants”). Each of DTC and Euroclear is referred to herein as a “Book Entry Facility.” Ownership of beneficial interests in the Global Notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interest in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by a Book Entry Facility or its nominee (with respect to participants interests) for such Global Notes or by participants or persons that hold interests through participants (with respect to beneficial interests of persons other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Notes.

So long as DTC, or its nominee, is the registered holder of the Global Notes, DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of such notes represented by such Global Notes for all purposes under the Indenture and the notes. Except as set forth below, owners of beneficial interests in the Global Notes will not be entitled to have such Global Notes or any notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery or certificated notes in exchange therefor and will not be considered to be the owners or holders of such Global Notes or any notes represented thereby for any purpose under the notes or the Indenture. We understand that under existing industry practice, in the event an owner of a beneficial interest in a Global Notes desires to take any action that DTC, as the holder of such Global Notes, is entitled to take, DTC would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any payment of principal or interest due on the notes on any interest payment date or at maturity will be made available by us to the Trustee by such date. As soon as possible thereafter, the Trustee will make such payments to DTC or its nominee, as the case may be, as the registered owner of the Global Notes representing such notes in accordance with existing arrangements between the Trustee and the depositary.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the Global Notes will credit immediately the accounts of the related participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Notes as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form of registered in “street name,” and will be the responsibility of such participants.

None of us, the Trustee or any payment agent for the Global Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for other aspects of the relationship between the depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Global Notes owning through such participants.

Because of time zone differences, the securities account of a Euroclear participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant

Euroclear participant, during the securities settlement processing day (which must be a business day for Euroclear) immediately following the DTC settlement date. Cash received in Euroclear as a result of sales of interests in a Global Note by or through a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear cash account only as of the business day following settlement in DTC.

As long as the notes are represented by a Global Note, DTC’s nominee will be the holder of such notes and therefore will be the only entity that can exercise a right to repayment or repurchase of such notes.

Notice by participants or by owners of beneficial interests in the Global Notes held through such participants of the exercise of the option to elect repayment of beneficial interests in notes represented by the Global Note must be transmitted to the relevant Book Entry Facility in accordance with its procedures on a form required by the relevant Book Entry Facility and provided to participants. In order to ensure that DTC’s nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such note must instruct the broker or other participant to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. We will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

Unless and until exchanged in whole or in part for notes in definitive form in accordance with the terms of the notes, the Global Notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of each successor.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of a Book Entry Facility, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us or the Trustee will have any responsibility for the performance by a Book Entry Facility or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. We and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from a Book Entry Facility for all purposes.

The Clearing System

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and “a clearing agency” registered pursuant to the provisions of section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of participants, thereby elimination the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following discussion is a summary of certain U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the notes, but this summary does not purport to be a complete analysis of all potential tax effects to holders of the notes.

•

The discussion is based on provisions of the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time and subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes and the continued validity of this summary.

•

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances or that may be relevant to you because you are subject to special rules, including but not limited to rules applicable to certain financial institutions, insurance companies, dealers in securities or currencies, traders in securities, persons subject to alternative minimum tax, U.S. holders whose functional currency is not the U.S. Dollar, tax-exempt organizations, expatriates, and persons holding the notes as part of a “straddle,” “hedge,” “constructive sale,” “conversion transaction” or other integrated transaction.

•

In addition, this discussion only applies to you if you purchase your notes for cash in the original issue and at the notes’ “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of notes are sold for cash to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers).

•	Moreover this summary does not discuss the effect of any other federal tax laws (i.e., estate and gift tax), or any state, local or foreign tax laws.

•

This discussion does not address the tax consequences to you if you hold the notes through an entity taxable as a partnership or any other pass-through entity. If an entity taxable as a partnership holds the notes, the tax treatment of a partner will generally depend on the status of that partner and the activities of the partnership.

•	The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.

As used herein, “U.S. Holder” means a beneficial owner of the notes that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•	a corporation (or other entity that is treated as a corporation for U.S. tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia,

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•

a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions (or if a valid election is in place to treat the trust as a U.S. person).

A “non-U.S. Holder” is a beneficial owner of the notes, other than an entity treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

We have not sought and will not seek any rulings from the Internal Revenue Service, or the IRS, with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

Please consult your own tax advisors with regard to the application of the tax consequences discussed below to your particular situation and the application of any other federal as well as state, local or foreign tax laws and tax treaties.

U.S. Holders

This section applies to you if you are a U.S. Holder. This section assumes that a U.S. Holder will not make the election described below to treat stated interest as OID.

Interest

Stated interest on the notes will generally be treated as “qualified stated interest” for U.S. federal income tax purposes and generally will be taxable to you as ordinary interest income at the time it is paid or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes. The term “qualified stated interest” means, generally, stated interest that is unconditionally payable at least annually at a qualifying rate, including a single fixed rate, during the entire term of the notes.

Original Issue Discount

The notes may be issued with OID. In general, subject to a de minimis exception, the notes will be treated as being issued with OID to the extent their “stated redemption price at maturity” exceeds their issue price. The “stated redemption price at maturity” is the sum of all payments to be made on a note, other than qualified stated interest.

A note will be considered to have de minimis OID if the difference between the note’s stated redemption price at maturity and its issue price is less than one-quarter of 1% (i.e., 0.25%) of the stated redemption price at maturity multiplied by the number of complete years to maturity. A U.S. Holder of notes with a de minimis amount of OID will include this OID in income, as capital gain, on a pro rata basis as principal payments are made on the note.

If the amount of the OID exceeds the de minimis amount, a U.S. Holder of notes will be required to include OID in income as interest, calculated on a constant yield to maturity basis, in advance of the receipt of some or all of the related cash payments. The amount of OID included in gross income by a U.S. Holder of a note is the sum of the “daily portions” of OID with respect to that note for each day during the taxable year or portion thereof in which the U.S. Holder holds the note. This amount is referred to as “accrued OID.” The daily portion is determined by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. The amount of OID allocable to any accrual period is equal to the difference between:

•	the product of the note’s “adjusted issue price” at the beginning of the accrual period and the note’s yield to maturity and

•	the qualified stated interest allocable to the accrual period.

The “adjusted issue price” of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period.

A U.S. Holder of notes may elect to treat all interest on the notes as OID and calculate the amount included in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, OID, de minimis OID, and unstated interest. The election is to be made for the taxable year in which the notes are acquired and may not be revoked without the consent of the Internal Revenue Service. A U.S. Holder of notes should consult its tax advisors if it is considering this election.

Sale or Other Taxable Disposition of the Notes

On the sale, exchange, redemption, retirement or other taxable disposition of your note:

•

You will recognize taxable gain or loss equal to the difference between the amount realized upon such disposition (less any portion allocable to accrued and unpaid interest, which will be taxable to you as ordinary income at that time if not previously included in your income) and your adjusted tax basis in the note. Your adjusted tax basis generally will be equal to the cost of the note (net of accrued interest), increased by any OID included in your income prior to the disposition of the note, and decreased by any payments received on the note other than qualified stated interest.

•

Your gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if you have held the note for more than one year. Otherwise, your gain or loss will be a short-term gain or loss. For some non-corporate taxpayers (including individuals) long-term capital gains are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitation.

Information Reporting and Backup Withholding

Certain non-exempt U.S. holders will be subject to information reporting in respect of any payments that we may make or are made on our behalf on the notes and the proceeds of any sale or other disposition of the notes (including a retirement or redemption of a note). In addition, backup withholding, currently at a rate of 28%, may apply, unless you supply a taxpayer identification number and other information, certified under penalty of perjury, or otherwise establish, in the manner prescribed by applicable law, an exemption from backup withholding. Amounts withheld under the backup withholding rules may be allowable as a refund or a credit against your federal income tax liability upon furnishing the required information on a timely basis to the IRS.

Non-U.S. Holders

This section applies to you if you are a non-U.S. Holder.

Interest Payments

Subject to the discussion below concerning effectively connected income and backup withholding, payments of interest (including OID, if any) on the notes by us or any paying agent to you will not be subject to U.S. federal withholding tax, provided that you satisfy one of two tests.

•	The first test (the “portfolio interest” test) is satisfied if:

•	you do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation (within the meaning of the Code) that is related, directly or indirectly, to us;

•	you are not a bank receiving interest on the notes on an extension of credit made pursuant to a loan arrangement entered into in the ordinary course of your trade or business; and

•

you certify to us or our paying agent on IRS Form W-8BEN (or appropriate substitute form) under penalties of perjury, that you are not a U.S. person. If you hold the notes through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent who will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

•

The second test is satisfied if you are otherwise entitled to the benefits of an income tax treaty under which such interest is exempt from U.S. federal withholding tax, and you (or your agent) provide to us a properly executed IRS Form W-8BEN (or an appropriate substitute form) evidencing eligibility for the exemption.

Payments of interest (including OID, if any) on the notes that do not meet the above-described requirements will be subject to a U.S. federal income tax of 30% (or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty) collected by means of withholding.

Sale or Other Taxable Disposition of the Notes

Subject to the discussion below concerning effectively connected income and backup withholding, you will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of the notes unless you are an individual, you are present in the United States for at least 183 days during the year in which you dispose of the notes, and other conditions are satisfied.

Effectively Connected Income

The preceding discussion assumes that the interest and gain received by you is not effectively connected with your conduct of a trade or business in the United States. If you are engaged in a trade or business in the United States and your investment in a note is effectively connected with such trade or business:

•

You will be exempt from the 30% withholding tax on the interest (including OID, if any) (provided a certification requirement, generally on IRS Form W-8ECI, is met) and will instead generally be subject to regular U.S. federal income tax on any interest and gain with respect to the notes in the same manner as if you were a U.S. Holder.

•

If you are a foreign corporation, you may also be subject to an additional branch profits tax of 30% of your effectively connected earnings, and profits (or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty).

•

If you are eligible for the benefits of an applicable tax treaty, any effectively connected income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by you in the United States.

Information Reporting and Backup Withholding

U.S. rules concerning information reporting and backup withholding applicable to a non-U.S. Holder are as follows:

•

Interest payments (including OID, if any) you receive will be automatically exempt from the usual backup withholding rules if such payments are subject to the 30% withholding tax on interest or if they are exempt from that tax by application of a tax treaty or the “portfolio interest” exception. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, information reporting may still apply to payments of interest (including OID, if any) (on Form 1042-S) even if certification is provided and the interest is exempt from the 30% withholding tax.

•

Proceeds received by you on a disposition of your notes (including on a retirement or redemption of a note) through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption, or do not provide the certification described above or the broker has actual knowledge or reason to know that you are a U.S. person. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but generally not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the United States.

We suggest that you consult your tax advisors concerning the application of information reporting and backup withholding rules.

UNDERWRITING

Citigroup Global Markets Inc. (“Citi”) and Banc of America Securities LLC are acting as joint bookrunning managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite such underwriter’s name.

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$
Banc of America Securities LLC
Wells Fargo Securities, LLC

Total		$150,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to      % of the principal amount of the notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

We have agreed that, for a period of 30 days from the date of this prospectus supplement, we will not, without the prior written consent of Citi, offer, sell, or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by us.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Olin Corporation
Per note		%
Total	$

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The notes are a new issue of securities, with no established trading market. The notes will not be listed on any securities exchange. We have been advised by the underwriters that they intend to make a market in the notes, but the underwriters are under no obligation to do so and may discontinue any such activities at any time. We can give no assurances as to the liquidity of, or the trading market for, the notes.

The underwriters have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, affiliates of the underwriters are lenders, and in some cases agents or managers for the lenders, under our Senior Revolving Credit Facility. Wachovia Bank, N.A. (an affiliate of Wells Fargo Securities, LLC, an underwriter in this offering) is a lender to us under our Senior Revolving Credit Facility. Additionally, Wells Fargo Bank, N.A. (an affiliate of Wells Fargo Securities, LLC) has agreed to provide us with a standby letter of credit facility. Citibank, N.A. (an affiliate of Citigroup Global Markets Inc., an underwriter in this offering) is the administrative agent and a lender under our Senior Revolving Credit Facility and a bank, the program agent and investor agent under our Accounts Receivable Facility. In addition, Citigroup Global Markets Inc. acted as a joint lead arranger and sole bookrunner of our Senior Revolving Credit Facility and acted as the financial advisor to us in connection with our acquisition of Pioneer. Bank of America, N.A. (an affiliate of Banc of America Securities LLC, an underwriter in this offering) is the syndication agent of, and a lender under, our Senior Revolving Credit Facility and Banc of America Securities LLC acted as a joint lead arranger of our Senior Revolving Credit Facility. In addition, an affiliate of Citigroup Global Markets Inc. and an affiliate of Banc of America Securities LLC are each a counterparty to certain of our hedges.

We estimate that our total expenses for this offering (excluding underwriting expenses) will be approximately $2.0 million.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the notes that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of notes described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the notes have not authorized and do not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

Certain legal matters with respect to the notes we are offering will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York, and Hunton & Williams LLP, Richmond, Virginia. The underwriters have been represented by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008, and Management Report on Internal Control over Financial Reporting as of December 31, 2008 have been incorporated by reference herein and in the registration statement of which this prospectus forms a part in reliance upon the report of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report contains an explanatory paragraph that refers to the adoption of the provisions of Financial Accounting Standards Board’s Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in 2007, the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised 2004), Share-Based Payment, in 2006, and the adoption of SFAS No. 158, Employer’s Accounting for Defined Benefit Pension and Other Post Retirement Plans, in 2006.

The financial statements of SunBelt Chlor Alkali Partnership as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 appearing in Olin Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements of SunBelt Chlor Alkali Partnership are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Prospectus

Olin Corporation

Debt Securities

Preferred Stock

Common Stock

Warrants

Olin Corporation intends to offer and sell from time to time, in one or more offerings and series, together or separately: senior or subordinated debt securities, warrants to purchase debt securities, preferred stock, warrants to purchase preferred stock, common stock and warrants to purchase common stock on terms to be determined at the time of sale. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide specific terms of these securities in supplements to this prospectus or in separate term sheets. You should read this prospectus and any prospectus supplement or term sheet carefully before you decide to invest in any of these securities.

Our common stock is listed on the New York Stock Exchange under the symbol “OLN”. If we decide to seek a listing of any debt securities, warrants to purchase debt securities, preferred stock, warrants to purchase preferred stock or warrants to purchase common stock offered by this prospectus, the related prospectus supplement will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any.

Our principal executive offices are located at 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105. Our telephone number is (314) 480-1400.

Investing in our securities involves risks. See the risk factors described under the heading “Risk Factors” in any applicable prospectus supplement and/or the risk factors described in any of our other filings with the Securities and Exchange Commission, as referenced in this prospectus and/or applicable prospectus supplement under the heading “Incorporation of Certain Documents by Reference”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 12, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Olin Corporation (together with its consolidated subsidiaries unless the context otherwise requires, the “Company”) has filed with the Securities and Exchange Commission (the “Commission”) utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time over the next three years, sell any combination of the securities described in this prospectus and any applicable prospectus supplement in one or more offerings.

In this prospectus we use the terms “we”, “us,” and “our” to refer to Olin Corporation. References to “securities” includes any security that we might sell under this prospectus or any prospectus supplement. References to “$” and “dollars” are to United States dollars.

This prospectus provides you with a general description of the securities we may offer. Each time we sell the securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Incorporation of Certain Documents by Reference”.

You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference in this prospectus and any prospectus supplement. Olin Corporation has not authorized anyone to provide you with different information. If anyone provides you with different or additional information, you should not rely upon it. Olin Corporation is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or such prospectus supplement.

RISK FACTORS

The securities to be offered by this prospectus and any prospectus supplement may involve a high degree of risk. When considering an investment in any of the securities, you should consider carefully all of the risk factors described in our filings with the Commission referred to under the heading “Incorporation of Certain Documents by Reference,” as well as any risks that may be set forth in the prospectus supplement relating to a specific security and the other information included or incorporated by reference in this prospectus and the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. As we have no shares of preferred stock outstanding as of the date of this prospectus, no ratio of earnings to fixed charges and preferred dividends is presented.

	Nine Months Ended September 30, 2008	Year Ended December 31,
		2007	2006	2005	2004	2003
Ratio of earnings to fixed charges(1)	7.6	4.1	5.1	6.5	1.6	1.7

(1)	For purposes of calculating ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before taxes and cumulative effect of accounting change, plus fixed charges, as described below, and dividends received from non-consolidated affiliates, less capitalized interest and equity in income of non-consolidated affiliates. “Fixed charges” consist of interest expensed and capitalized and those portions of rent expense that are considered reasonable approximations of interest costs.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated herein by reference, and any prospectus supplement and the information incorporated by reference therein, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, Section 27A of the Securities Act of 1933, as amended, or Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to analyses and other information that are based on management’s beliefs, certain assumptions made by management, forecasts of future results and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this prospectus, including the information incorporated herein by reference, and any prospectus supplement and the information incorporated by reference therein, that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “estimate,” “project” and variations of such words and similar expressions to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

The risks, uncertainties and assumptions involved in our forward-looking statements include those discussed in the documents referred to under the heading “Risk Factors”, which include our filings with the Commission referred to under the heading “Incorporation of Certain Documents by Reference”.

You should consider all of our forward-looking statements in light of these factors. In addition, other risks and uncertainties not presently known to us or that we currently consider immaterial could affect the accuracy of our forward-looking statements.

OLIN CORPORATION

Olin Corporation is a Virginia corporation, incorporated in 1892, having its principal executive offices in Clayton, Missouri. We are a manufacturer concentrated in two business segments: Chlor Alkali Products and Winchester®.

Chlor Alkali Products manufactures and sells chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, sodium chlorate, bleach products and potassium hydroxide, which represent 66% of 2007 sales. Winchester, which represents 34% of 2007 sales, includes sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges. See our discussion of our segment disclosures contained in any applicable prospectus supplement and our filings with the Commission incorporated by reference herein.

Our common stock is listed and traded on the New York Stock Exchange under the symbol “OLN”.

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement, the net proceeds from the sale of the securities offered by this prospectus and any applicable prospectus supplement will be used for general corporate purposes, which may include additions to working capital, capital expenditures, stock repurchases, repayment of indebtedness and acquisitions. The prospectus supplement relating to a specific offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

DESCRIPTION OF DEBT SECURITIES

The following is a description of the terms of the debt securities, which may either be senior debt securities or subordinated debt securities and which we collectively refer to as the debt securities. The description sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, you must refer to both the prospectus supplement relating thereto and to the following description.

Senior debt securities may be issued under an indenture, which we refer to as the Senior Indenture, between us and a commercial bank to be selected. Subordinated debt securities may be issued under an indenture, which we refer to as the Subordinated Indenture, between us and a commercial bank to be selected. The Senior Indenture and the Subordinated Indenture are collectively referred to as the Indentures. The forms of the Indentures have been filed as exhibits to the registration statement of which this prospectus forms a part. A commercial bank to be selected will serve as trustee for any series of senior debt securities which may be issued and a commercial bank to be selected will serve as trustee for any series of subordinated debt securities which may be issued. The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures, including the definition therein of certain terms. Capitalized terms used and not otherwise defined in this section shall have the meanings assigned to them in the Senior Indenture or the Subordinated Indenture, as applicable. In this description, references to “Olin,” “us” and “we” mean Olin Corporation alone and not any of our subsidiaries.

General

The Indentures do not limit the aggregate principal amount of debt securities that we may issue thereunder. The debt securities may be issued in one or more series as may be authorized from time to time by us. You should read the applicable prospectus supplement for the following terms of the debt securities:

•	the type, total principal amount and authorized denominations of the debt securities;

•	the percentage of the principal amount at which such debt securities will be issued;

•	the date or dates on which the debt securities will mature;

•	the rate or rates per year, which may be fixed or floating, at which the debt securities will bear interest, if any, or the method of determining the rate or rates;

•	the times at which any such interest will be payable;

•

the currency or currencies or units of two or more currencies in which the debt securities are denominated and principal and interest may be payable, and for which the debt securities may be purchased, which may be in United States dollars, a foreign currency or currencies or units of two or more foreign currencies;

•	whether such debt securities are to be senior debt securities or subordinated debt securities;

•	any redemption or sinking fund terms or other specific terms;

•	any event of default or covenant with respect to the debt securities of a particular series, if not set forth herein; and

•	any other terms of such series.

Unless otherwise indicated in the applicable prospectus supplement, principal, premium, if any, and interest, if any, will be payable and the debt securities will be transferable at the corporate trust office of the respective trustee, provided that payment of interest may be made at our option by check mailed to the address of the person entitled thereto as it appears in the respective debt securities register.

The debt securities will be unsecured. Senior debt securities will have the same rank as all of our other unsecured and unsubordinated indebtedness. Subordinated debt securities will be subordinated and junior to certain of our present and future superior indebtedness. See “— Subordination of Subordinated Debt Securities” below.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued only in fully registered form without coupons and in denominations of $1,000 or any integral multiple of $1,000. No service charge will be made for any transfer or exchange of such debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Special Federal income tax and other considerations relating to debt securities denominated in foreign currencies or units of two or more foreign currencies will be described in the applicable prospectus supplement.

Debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto.

Unless otherwise indicated in the applicable prospectus supplement, the covenants contained in the Indentures and the debt securities will not afford holders of debt securities protection in the event of a highly leveraged transaction involving us.

Global Securities

Any series of debt securities issued under the Indentures may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. Global securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole:

•	by the depositary for such global security to a nominee of such depositary,

•	by a nominee of such depositary to such depositary or another nominee of such depositary or

•	by the depositary or any nominee to a successor depositary or any nominee of such successor.

The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will generally apply to depositary arrangements.

Upon the issuance of a global security, the depositary for such global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary (the “participants”) or persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the indenture governing such debt securities. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have any of the individual debt securities of the series represented by such global security registered in their names,

•	will not receive or be entitled to receive physical delivery of any such debt securities of such series in definitive form, and

•	will not be considered the owners or holders thereof under the indenture governing such debt securities.

Payments of principal of, premium, if any, and interest, if any, on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such debt securities. Neither we, the trustee for such debt securities, any paying agent, nor the registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made by the depository or any participants on account of beneficial ownership interests of the global security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing any of such debt securities, immediately will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such debt securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”. Such payments will be the responsibility of such participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue individual debt securities of such series in exchange for the global security or securities representing such series of debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine not to have any debt securities of a series represented by one or more global securities and, in such event, will issue individual debt securities of such series in exchange for the global security or securities representing such series of debt securities. Further, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of such series may, on terms acceptable to us, the trustee and the depositary for such global security, receive individual debt securities of such series in exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to such debt securities. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities of the series represented by such global security equal in principal amount to such beneficial interest and to have such debt securities registered in its name. Individual debt securities of such series so issued will be issued in denominations, unless otherwise specified by us, of $1,000 and integral multiples thereof.

Subordination of Subordinated Debt Securities

The payment of the principal of, premium, if any, and interest on the subordinated debt securities, including sinking fund payments, if any, is subordinated in right of payment, as set forth in the Subordinated Indenture, to the prior payment in full of all of our superior indebtedness. Superior indebtedness is defined as:

•	the principal of, premium, if any, and accrued and unpaid interest on, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, incurred or assumed,

•	our indebtedness for money borrowed, other than the subordinated debt securities,

•	guarantees by us of indebtedness for money borrowed of any other person,

•	indebtedness evidenced by notes, debentures, bonds or other instruments of indebtedness for the payment of which we are responsible or liable, by guarantees or otherwise,

•

our obligations under any agreement relating to any interest rate or currency swap, interest rate cap, interest rate collar, interest rate future, currency exchange or forward currency transaction or any similar interest rate or currency hedging transaction, whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred or assumed,

•

our obligations under any agreement to lease, or any lease of, any real or personal property which, in accordance with generally accepted accounting principles, is classified on our balance sheet as a liability, and

•	modifications, renewals, extensions and refundings of any such indebtedness, liability, obligation or guarantee;

unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, liability, obligation or guarantee, or such modification, renewal, extension or refunding thereof, is not superior in right of payment to the subordinated debt securities. The prospectus supplement relating to any series of subordinated debt securities will specify any such exceptions to the definition of superior indebtedness applicable to such series.

No payment by us on account of principal of, premium, if any, or interest on the subordinated debt securities, including sinking fund payments, if any, may be made if any default or event of default with respect to any superior indebtedness shall have occurred and be continuing and, unless such default or event of default is the failure by us to pay principal or interest on any instrument constituting superior indebtedness, written notice thereof shall have been given to the trustee by us or to us and the trustee by the holders of at least 10% in principal amount of any kind or category of any superior indebtedness, or a representative or trustee on their behalf. We may resume payments on the subordinated debt securities, unless otherwise prohibited by the related indenture, if:

•	such default is cured or waived or

•	unless such default is a failure by us to pay principal or interest on any superior indebtedness, 120 days pass after the notice is given if such default is not the subject of judicial proceedings.

Upon any payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on all superior indebtedness must be paid in full before the holders of subordinated debt securities are entitled to receive any payment, other than shares of stock or subordinated indebtedness provided by a plan of reorganization or adjustment. Subject to the payment in full of all superior indebtedness, the holders of the subordinated debt securities are to be subrogated to the rights of the holders of superior indebtedness to receive payments or distributions of our assets applicable to superior indebtedness until the subordinated debt securities are paid in full.

By reason of such subordination, in the event of insolvency, our creditors who are holders of superior indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

The Subordinated Indenture will not limit the amount of superior indebtedness or securities that may be issued by us or any of our subsidiaries.

Certain Covenants with Respect to Senior Debt Securities

Unless otherwise specified in any applicable prospectus supplement, all debt securities issued under the Senior Indenture will be subject to the covenants described below.

Limitations on Liens.    (a) Neither we nor any Restricted Subsidiary will issue, assume or guarantee any Debt secured by a Mortgage upon any Principal Property or upon any shares of stock of any Restricted Subsidiary without effectively providing that the senior debt securities, together with, if we so determine, any other indebtedness or obligation then existing or thereafter created, ranking equally with or prior to the senior debt securities, shall be secured equally and ratably with, or, at our option, prior to, such Debt so long as such Debt shall be so secured, except that this restriction will not apply to:

(1)	Mortgages existing on the date of the Senior Indenture;

(2)	Mortgages affecting property of a corporation existing at the time it becomes a Restricted Subsidiary or at the time it is merged into or consolidated with us or a Restricted Subsidiary;

(3)	Mortgages

•	on property existing at the time of acquisition thereof,

•	to secure payment of all or part of the purchase price thereof,

•	to secure Debt incurred prior to, at the time of or within 24 months after such acquisition for the purpose of financing all or part of the purchase price thereof or

•	assumed or incurred in connection with the acquisition of property;

(4)	Mortgages on property to secure all or part of the cost of repairing, altering, constructing, improving, exploring, drilling or developing such property, or to secure Debt incurred to provide funds for such purpose;

(5)	Mortgages in connection with non-recourse Debt;

(6)	Mortgages on current assets or other personal property, other than shares of stock or indebtedness of Subsidiaries, to secure loans maturing not more than one year from the date of the creation thereof or to secure any renewal thereof for not more than one year at any one time;

(7)	Mortgages which secure indebtedness owing by a Restricted Subsidiary to us or another Subsidiary;

(8)	Mortgages on property of any Restricted Subsidiary principally engaged in a financing or leasing business;

(9)	Mortgages which do not in the aggregate materially detract from the value of the property or assets affected thereby or materially impair the use of such property or assets in the operation of its business; and

(10)	any extension, renewal or replacement, or successive extensions, renewals or replacements, in whole or in part, of any Mortgage referred to in the foregoing or of any Debt secured thereby, provided that the principal amount of Debt secured thereby shall not, with respect to Mortgages referred to in clauses (1) through (4) above, exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Mortgage shall be limited to all or part of substantially the same property which secured the Mortgage extended, renewed or replaced, plus improvements on such property.

(b) Notwithstanding the above provisions, we and any one or more Restricted Subsidiaries may, without securing the senior debt securities, issue, assume or guarantee Debt secured by Mortgages which would not be permitted by the immediately preceding paragraph in an aggregate amount which, together with:

•	the aggregate principal amount of all of our other Debt and Debt of our Restricted Subsidiaries that would not be permitted under the immediately preceding paragraph and

•

the Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time (other than Sale and Lease-Back Transactions in which the property involved would have been permitted to be mortgaged under this covenant or the proceeds of which have been applied in accordance with clause (a)(2) of the covenant described below under “— Sale and Lease-Back Transactions” to the retirement of long-term indebtedness)

does not at the time exceed the greater of (x) 10% of Consolidated Net Tangible Assets and (y) $300 million.

(c) For purposes of this covenant and the covenant described below under “— Sale and Lease-Back Transactions”, the following are not considered Debt secured by a Mortgage:

•	the sale or other transfer of any interest in property of the character commonly referred to as a “production payment” and

•

Mortgages in favor of governmental bodies to secure advance, progress or other payments pursuant to any contract or statute or indebtedness incurred for the purpose of financing the purchase price or cost of constructing or improving the property subject thereto to such Mortgage.

Limitation on Sale and Lease-Back Transactions.    (a) We will not, nor will we permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any Principal Property, except for temporary leases for terms of not more than three years or between us or a Subsidiary and a Restricted Subsidiary, title to which property has been or is to be sold or transferred by us or such Restricted Subsidiary to such person (such transaction, a “Sale and Lease-Back Transaction”), unless the proceeds of any such sale are at least equal to the fair value, as determined by our board of directors, of such property and either:

(1)	we or such Restricted Subsidiary would be entitled to incur, assume or guarantee Debt secured by a mortgage on the Principal Property to be leased without equally and ratably securing the senior debt securities or

(2)	we apply an amount equal to the fair value of the property so leased to the retirement, within 90 days of the effective date of any such Sale and Lease-Back Transaction, of our long-term indebtedness which ranks prior to or on a par with the senior debt securities.

Sale and Lease-Back Transactions do not include arrangements with governmental bodies entered into for the purpose of financing the purchase price or the cost of constructing or improving the property subject thereto.

(b) Notwithstanding the provisions of the preceding paragraph (a), we or any Restricted Subsidiary may enter into any Sale and Lease-Back Transaction which would not be permitted under the immediately preceding paragraph if the amount of the Attributable Debt in respect of such Sale and Lease-Back Transaction, together with:

(1)	all of our Debt and Debt of our Restricted Subsidiaries secured by a Mortgage on Principal Property or shares of stock of any Restricted Subsidiary and not permitted under paragraph (a) of the covenant described under “— Limitations on Liens” and

(2)	all other Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time (other than Sale and Lease-Back Transactions permitted because we would be entitled to incur, assume or guarantee Debt secured by a Mortgage on the Principal Property to be leased without equally and ratably securing the senior debt securities and other than Sale and Lease-Back Transactions the proceeds of which have been applied in accordance with clause (2) of the immediately preceding paragraph (a));

does not at the time exceed the greater of (x) 10% of Consolidated Net Tangible Assets and (y) $300 million.

Certain Definitions

“Attributable Debt” means, as of any particular time, the present value, discounted at a rate per year equal to the weighted average of the interest rate(s) of the senior debt securities or, in the case of original issue discount debt securities, the Yields to Maturity, compounded semi-annually, of the obligation of a lessee for rental payments, not including amounts payable by the lessee for maintenance, property taxes and insurance, due during the remaining term of any lease, including any period for which such lease has been extended or may, at the option of the lessor, be extended.

“Consolidated Net Tangible Assets” means the total amount of assets after deducting therefrom:

•

all current liabilities, excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and

•

unamortized Debt discount and expense, goodwill, trademarks, brand names, patents and other intangible assets, all as shown on our latest audited consolidated financial statements at the time of the determination.

“Debt” means any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

“Mortgage” means any mortgage, lien, pledge or other encumbrance issued, assumed or guaranteed by us.

“Principal Property” means any of our properties or plants or the properties or plants of any Restricted Subsidiary primarily used for the manufacture of products and located within the United States or its territories or possessions, except any such property or plant which our board of directors by resolution declares is not of material importance to the total business conducted by us and our Subsidiaries as an entity.

“Restricted Subsidiary” means:

•	any Subsidiary which owns or leases, directly or indirectly, a Principal Property and

•	any Subsidiary which owns, directly or indirectly, any stock or indebtedness of a Restricted Subsidiary;

except that a Restricted Subsidiary shall not include:

•	any Subsidiary engaged primarily in financing receivables, making loans, extending credit or other activities of a character conducted by a finance company or

•	any Subsidiary:

•	which conducts substantially all of its business outside the United States and its territories and possessions or

•	the principal assets of which are stock or indebtedness of corporations which conduct substantially all of their business outside the United States and its territories and possessions.

“Subsidiary” means any corporation, association or other business entity of which more than 50%, by number of votes, of the Voting Stock is at the time directly or indirectly owned by us.

“Voting Stock” of a person means all classes of capital stock of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors (or persons performing similar functions).

Events of Default, Notice and Waiver

Unless otherwise specified in any applicable prospectus supplement, the following events will be “Events of Default” with respect to a series of debt securities issued under an indenture:

(a)	failure to pay interest or a sinking fund installment, if any, on such series for 30 days or to pay the principal of or premium, if any, on such series when due, whether at maturity, upon redemption, by declaration or otherwise;

(b)	failure to perform any other covenants in such indenture for 60 days after notice;

(c)	certain events of bankruptcy, insolvency or reorganization; and

(d)	any other event that may be added as an Event of Default with respect to a series of debt securities to the extent described in the related prospectus supplement.

An event of default with respect to one series of debt securities is not necessarily an event of default for another series.

If an Event of Default described under (a) or (d) in the second preceding paragraph shall have occurred and is continuing with respect to any series of debt securities, unless the principal of all the debt securities of such series shall have already become due and payable, either the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding may declare the principal amount or, if original issue discount debt securities, such portion of the principal amount as specified in such series of debt securities, of all debt securities of such series immediately due and payable.

If an Event of Default described under (b) or (c) in the third preceding paragraph shall have occurred and is continuing, unless the principal amount of all the debt securities of all series shall have already become due and payable, either the trustee or the holders of not less than 25% in aggregate principal amount of all debt securities then outstanding may declare the principal amount or, if any series are original issue discount debt securities, such portion of the principal amount as specified in such series, of all debt securities then outstanding immediately due and payable.

Each of the Indentures provides that the trustee under such indenture shall, within 90 days after the occurrence of a default with respect to a series of debt securities under such indenture, give to the holders of the debt securities in such series notice of all uncured defaults with respect to such series known to it; provided, however, that, except in the case of default in the payment of principal of or premium, if any, or interest or the making of any sinking fund payment on any of the debt securities in such series, the trustee shall be protected in withholding such notice if it in good faith determines that it is in the interest of the holders of such series.

Any event of default with respect to a particular series of debt securities may be waived by the holders of a majority in aggregate principal amount of the Outstanding debt securities, as defined in the Indentures, of such series or of all the Outstanding debt securities, as the case may be, except in each case a failure to pay principal of, premium, if any, or interest on such debt security.

Each of the Indentures includes a covenant that we file with the trustee annually a certificate of no default or specifying that a default has occurred.

Modification of the Indentures

Unless otherwise specified in any applicable prospectus supplement, each of the Indentures and the rights of holders of debt securities thereunder may be modified by us and the respective trustee with the consent of the holders of not less than a majority of the aggregate principal amount of all series of debt securities under such Indenture then outstanding and affected thereby, voting as one class; provided, however, that no such modification shall extend the fixed maturity of any debt securities, or reduce the principal amount thereof or any premium thereon or the amount of any sinking fund payment, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, or reduce the percentage required for modification, or make any change in the ranking or priority of any debt security that would adversely affect the holders, without the consent of the holder of each debt security so affected.

Each of the Indentures provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	evidence the assumption by a successor corporation of our obligations,

•	add covenants for the protection of the holders of debt securities,

•	cure any ambiguity or correct any inconsistency in either of the Indentures,

•	establish the form or terms of debt securities of any series,

•	modify or amend either of the Indentures to permit the qualification of indentures supplemental thereto,

•	provide for the issuance under either of the Indentures of debt securities in coupon form exchangeable with debt securities issued under the Indentures and

•	provide that certain covenants related to liens and Sale and Lease-Back Transaction will not be applicable to a particular series of debt securities.

Consolidation, Merger and Sale of Assets

Each of the Indentures provides that we may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets to any Person, as defined in each of the Indentures, unless:

•

the successor corporation shall be a corporation organized under the laws of the United States or any state thereof and shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest on all the debt securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indentures to be performed or observed by us, by supplemental indenture satisfactory to the trustee, executed and delivered to the trustee by such corporation, and

•	the successor corporation shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition.

Satisfaction and Discharge of the Indentures and Defeasance

Each of the Indentures will be discharged upon cancellation of all the debt securities issued thereunder or, with certain limitations, upon deposit with the respective trustee of funds sufficient for the payment or redemption thereof.

In addition, the Senior Indenture provides that we, at our option:

(a)	will be discharged from any and all obligations in respect of the senior debt securities of a series, except for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust or

(b)	need not comply with certain restrictive covenants of such indenture, including those described under “— Certain Covenants With Respect To Senior Debt Securities,”

in each case if we deposit, in trust with the trustee or the Defeasance Agent, as defined in the Senior Indenture, money or U.S. Government Obligations, as defined in the Senior Indenture, or any combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal, including any mandatory sinking fund payments, of, and interest and premium, if any, on, the senior debt securities of such series on the dates such payments are due in accordance with the terms of such senior debt securities. To exercise any such option, we are required to deliver to the trustee and the Defeasance Agent, if any, an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the senior debt securities of such series to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge pursuant to clause (a) of this paragraph, such opinion shall be accompanied by a private letter ruling to that effect received from the United States Internal Revenue Service or a revenue ruling pertaining to a comparable form of transaction to that effect published by the United States Internal Revenue Service.

The Trustees

We may maintain banking and other commercial relationships with the trustees and their affiliates in the ordinary course of business.

DESCRIPTION OF CAPITAL STOCK

The following statements with respect to our capital stock are subject to the detailed provisions of our Restated Articles of Incorporation, as further amended or restated, which we refer to in this prospectus as the Articles of Incorporation, our bylaws, as amended, which we refer to in this prospectus as the bylaws, and the provisions of applicable Virginia law, the state in which we are incorporated. These statements do not purport to be complete, or to give full effect to the terms of the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Articles of Incorporation and the bylaws, each of which has been filed as an exhibit to (or incorporated by reference in) our Annual Report on Form 10-K for the year ended December 31, 2007, and the provisions of applicable Virginia law and the registration statement of which this prospectus forms a part. See “Available Information” on page 21and “Incorporation of Certain Documents by Reference” on page 21.

General

Our authorized stock consists of 120,000,000 shares of common stock, par value $1 per share, and 10,000,000 shares of preferred stock, par value $1 per share, issuable in one or more series. On November 30, 2008, there were approximately 77,238,299 shares of common stock and no shares of preferred stock outstanding.

Preferred Stock

The following description of the terms of the preferred stock sets forth certain general terms and provisions of the preferred stock to which a prospectus supplement may relate. Specific terms of any series of the preferred stock offered by a prospectus supplement will be described in the prospectus supplement relating to such series of the preferred stock. The description set forth below is subject to and qualified in its entirety by reference to the articles of amendment to the Articles of Incorporation establishing a particular series of the preferred stock which will be filed with the Commission in connection with the offering of any series of preferred stock.

General.    Under the Articles of Incorporation, our board of directors is authorized, without further shareholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock in one or more series, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in articles of an amendment to the Articles of Incorporation providing for the issuance thereof adopted by our board of directors or a duly authorized committee thereof. We may amend from time to time our Articles of Incorporation to increase the number of authorized shares of preferred stock. Any such amendment would require the approval of the holders of a majority of the outstanding shares of common stock, and the approval of the holders of a majority of the outstanding shares of all series of preferred stock voting together as a single class without regard to series.

The preferred stock will have the dividend, liquidation, redemption, conversion and voting rights set forth below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock. Reference is made to the prospectus supplement relating to the particular series of the preferred stock offered thereby for specific terms, including:

•	the title and liquidation preference per share of such preferred stock and the number of shares offered;

•	the price at which such preferred stock will be issued;

•

the dividend rate, or method of calculation of dividends, the dates on which dividends shall be payable, whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to accumulate;

•	any redemption or sinking fund provisions of such preferred stock;

•	any conversion provisions of such preferred stock; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement relating to a particular series of the preferred stock, each series of the preferred stock will rank on a parity as to dividends and distributions in the event of a liquidation with our outstanding preferred stock and each other series of the preferred stock.

Dividend Rights.    Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available therefor, cash dividends at such rates and on such dates as are set forth in the prospectus supplement relating to such series of the preferred stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on our stock books on such record dates as will be fixed by our board of directors or a duly authorized committee thereof. Dividends on any series of the preferred stock may be cumulative or noncumulative, as provided in the prospectus supplement relating thereto. If our board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment day will be lost, and we shall have no obligation to pay the dividend accrued for that period, whether or not dividends are declared for any future period.

If the prospectus supplement so provides, no full dividends will be declared or paid or set apart for payment on the preferred stock of any series ranking, as to dividends, on a parity with or junior to any other series of preferred stock for any period unless full dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, on such other series of preferred stock for the then-current dividend payment period and, if such other preferred stock is cumulative, all other dividend payment periods terminating on or before the date of payment of such full dividends.

If the prospectus supplement so provides, when dividends are not paid in full upon any series of the preferred stock and any other preferred stock ranking on a parity as to dividends with such series of the preferred stock, all dividends declared upon such series of the preferred stock and any other preferred stock ranking on a parity as to dividends will be declared pro rata so that the amount of dividends declared per share on such series of the preferred stock and such other preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on such series of the preferred stock and such other preferred stock bear to each other. Except as provided in the preceding sentence, unless full dividends, including, in the case of cumulative preferred stock, accumulations, if any, in respect of prior dividend payment periods, on all outstanding shares of any series of the preferred stock have been paid, no dividends, other than in shares of common stock or another stock ranking junior to such series of the preferred stock as to dividends and upon liquidation, will be declared or paid or set aside for payment or other distributions made upon our common stock or any of our other stock ranking junior to the preferred stock as to dividends. If the prospectus supplement so provides, no common stock or any of our other stock ranking junior to or on a parity with such series of the preferred stock as to dividends or upon liquidation may be redeemed, purchased or otherwise acquired for any consideration, or any moneys paid to or made available for a sinking fund for the redemption of any shares of any such stock, by us, except by conversion into or exchange for our stock ranking junior to such series of the preferred stock as to dividends and upon liquidation.

The amount of dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in the period.

Each series of preferred stock will be entitled to dividends as described in the prospectus supplement relating to such series, which may be based upon one or more methods of determination. Different series of the preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination.

Rights Upon Liquidation.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of each series of preferred stock will be entitled to receive out of our assets available for distribution to shareholders, before any distribution of assets is made to holders of common stock or any other class of stock ranking junior to such series of preferred stock upon liquidation, liquidating distributions in the amount set forth in the prospectus supplement relating to such series of the preferred stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our business, the amounts payable with respect to the preferred stock of any series and any other shares of our stock ranking as to any such distribution on a parity with such series of the preferred stock are not paid in full, the holders of the preferred stock of such series and of such other shares will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled.

Redemption.    A series of the preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and the redemption prices and for the types of consideration set forth in the prospectus supplement relating to such series.

The prospectus supplement relating to a series of preferred stock which is subject to mandatory redemption shall specify the number of shares of such series of preferred stock which shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to any accrued and unpaid dividends thereon to the date of redemption.

Conversion Rights.    The prospectus supplement for any series of the preferred stock will state the terms, if any, on which shares of that series are convertible into shares of common stock or another series of our preferred stock. The preferred stock will have no preemptive rights.

Voting Rights.    Except as indicated below or in the prospectus supplement relating to a particular series of preferred stock, or except as expressly required by applicable law, a holder of the preferred stock will not be entitled to vote. Except as indicated in the prospectus supplement relating to a particular series of preferred stock, in the event we issue shares of any series of preferred stock, each such share will be entitled to one vote on matters on which holders of such series of the preferred stock are entitled to vote.

The affirmative vote or consent of the holders of a majority of the outstanding shares of any series of preferred stock, unless our board of directors establishes a higher amount, voting as a separate class, will be required for any amendment of the Articles of Incorporation which changes any rights or preferences of such series of preferred stock.

In addition to the foregoing voting rights, under Virginia law as now in effect, the holders of the preferred stock will have the voting rights set forth under “— General” above with respect to amendments to the Articles of Incorporation which would increase the number of authorized shares of our preferred stock.

Transfer Agent and Registrar.    The transfer agent, registrar and dividend disbursement agent for a series of the preferred stock will be selected by us and be described in the applicable prospectus supplement. The registrar for shares of preferred stock will send notices to shareholders of any meetings at which holders of the preferred stock have the right to elect members of our board of directors or to vote on any other matter.

Common Stock

Holders of common stock are entitled to dividends as declared by our board of directors from time to time after payment of, or provision for, full cumulative dividends on and any required redemptions of shares of preferred stock then outstanding. Holders of common stock are entitled to one vote per share on all matters submitted for action by the shareholders and may not cumulate votes for the election of directors. Holders of common stock have no preemptive or subscription rights and have no liability for further calls or assessments. In the event of the liquidation, dissolution or winding up of our business, holders of common stock are entitled to receive pro rata all our remaining assets available for distribution, after satisfaction of the prior preferential rights of the preferred stock and the satisfaction of all our debts and liabilities.

The transfer agent and registrar for the common stock is National City Bank.

Our common stock is listed on the New York Stock Exchange under the symbol “OLN”.

Virginia Law and Certain Other Provisions

Antitakeover Statutes.    As permitted by Virginia law, we have opted out of the Virginia anti-takeover law regulating “control share acquisitions”, which are transactions causing the voting power of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Under that Virginia statute, shares acquired in a control share acquisition have no voting rights unless granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or the articles of incorporation or bylaws of the corporation provide that this regulation does not apply to acquisitions of its shares. An acquiring person that owns five percent or more of the corporation’s voting stock may require that a special meeting of the shareholders be held, within 50 days of the acquiring person’s request, to consider the grant of voting rights to the shares acquired in the control share acquisition. If voting rights are not granted and the corporation’s articles of incorporation or bylaws permit, the acquiring person’s shares may be repurchased by the corporation, at its option, at a price per share equal to the acquiring person’s cost. Virginia law grants appraisal rights to any shareholder who objects to a control share acquisition that is approved by a vote of disinterested shareholders and that gives the acquiring person control of a majority of the corporation’s voting shares. This regulation was designed to deter certain takeovers of Virginia public corporations.

We are subject to the Virginia law regulating “affiliated transactions”. Under the Virginia anti-takeover law regulating affiliated transactions, material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares are required to be approved by the holders of at least two-thirds of the remaining voting shares. Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of a 10% holder or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries, that increases the percentage of voting shares owned beneficially by a 10% holder by more than five percent.

Shareholder Action by Written Consent.    Virginia law provides that, unless provided otherwise in a Virginia corporation’s articles of incorporation, any action that may be authorized or taken at a meeting of shareholders may be authorized or taken without a meeting only by unanimous written consent of the shareholders who would be entitled to vote on the action. Our Articles of Incorporation do not include a provision that permits shareholders to take action without a meeting other than by unanimous written consent.

Certain Provisions of the Articles of Incorporation and Bylaws

Board of Directors.    Our board of directors consists of three classes as nearly equal in number as possible, each of which serves for three years with one class being elected each year. The total number of directors may not exceed 18. Our board of directors currently consists of eight directors, but the number of directors may be increased to any number, not more than 18 directors, or decreased to any number, not less than three directors, by amendment of the bylaws. Directors may be removed only with cause, and vacancies on our board of directors, including (subject to certain limitations on the size of any increase in the number of directors by action of the board of directors without shareholder approval) any vacancy created by an increase in the number of directors, may be filled by a plurality of the votes cast by the shares entitled to vote in the election of directors or by a majority of the directors remaining in office, even though less than a quorum. If our board of directors fills a vacancy, the director’s term expires at the next shareholders’ meeting at which directors are elected.

Shareholder Nominations and Proposals.    The bylaws require that advance notice of nominees for election as directors be made by a shareholder or shareholder proposals be given to our corporate secretary, together with certain specified information, no later than 90 days before the anniversary of the immediately preceding annual meeting of shareholders.

Special Meetings of Shareholders.    Special meetings of shareholders may be called only by our board of directors, the chairman of the board, president or the holders of a majority of the shares entitled to vote at the special meeting.

The provisions of the Articles of Incorporation and bylaws described above may, in certain circumstances, make more difficult or discourage a takeover of our business.

Amendments to the Articles of Incorporation

Under Virginia law, unless a Virginia corporation’s articles of incorporation provide for a greater or lesser vote, amendments of the articles of incorporation must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all the votes entitled to be cast by that voting group. However, the vote specified in the articles of incorporation may not be reduced to less than a majority of all votes cast by the voting group at a meeting at which a quorum of the voting group exists.

Our Articles of Incorporation provide that any amendment to our Articles of Incorporation is required to be approved only by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter, unless in submitting an amendment or restatement to the shareholders our board of directors shall require a greater vote.

Amendments to the Bylaws

Under Virginia law, a corporation’s shareholders or board of directors may amend or repeal bylaws, except to the extent that the corporation’s articles of incorporation or Virginia law reserve the power exclusively to the shareholders. A corporation’s shareholders may amend or repeal bylaws even though the bylaws may also be amended or repealed by its board of directors.

Virginia law expressly addresses an amendment or repeal of a bylaw provision that fixes a greater quorum or voting requirement for the board of directors than the quorum or voting requirement fixed by Virginia law. If the shareholders originally adopted the provision, only they may amend or repeal it. If the board of directors originally adopted the provision, either the shareholders or the board of directors may amend or repeal it.

A bylaw adopted or amended by the shareholders that fixes a greater quorum or voting requirement for the board of directors may provide that it may be amended or repealed only by a specified vote of either the shareholders or the board of directors.

Our bylaws may be altered, amended or repealed by our board of directors, subject to the power of the shareholders to alter or repeal the bylaws made by the board of directors at any annual or special meeting of the shareholders.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such securities. Each series of warrants will be issued under a separate warrant agreement (a “Securities Warrant Agreement”) to be entered into between us and a bank or trust company, as warrant agent (a “Securities Warrant Agent”), all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The Securities Warrant Agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Securities Warrant Agreements.

Reference is made to the prospectus supplement relating to the particular issue of warrants offered thereby for the terms of such warrants, including, where applicable:

•

the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

•

the designation, number of shares, stated value and terms, including, without limitation, liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of warrants to purchase shares of preferred stock and the price at which such number of shares of preferred stock of such series may be purchased upon such exercise;

•

the number of shares of common stock purchasable upon the exercise of warrants to purchase shares of common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire (an “Expiration Date”);

•	the United States Federal income tax consequences applicable to such warrants; and

•	any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred stock or common stock at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the Expiration Date, or such later date to which such Expiration Date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of such warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or to receive payments of dividends, if any, on the preferred stock or common stock purchasable upon such exercise or to exercise any applicable right to vote.

PLAN OF DISTRIBUTION

We may sell the securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or a limited number of institutional purchasers; or

•	through agents.

The applicable prospectus supplement with respect to the securities will set forth the terms of the offering of the securities, including the name or names of any underwriters, dealers or agents, the purchase price of the securities and the net proceeds to us from such sale, any underwriting discounts or other items constituting underwriters’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, any securities exchanges on which the securities may be listed and any other information we think is important.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters or agents to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If a dealer is utilized in the sale of any securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement.

Securities may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time at a fixed price or prices, which may be changed, or at varying prices determined at time of sale. Any agent involved in the offer or sale of the securities will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

Agents, dealers and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof.

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”), and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, dealers or agents, and describe their compensation, in the applicable prospectus supplement.

Certain of any such underwriters, dealers and agents, including their associates, may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business. One or more of our affiliates may from time to time act as an agent, dealer or underwriter in connection with the sale of the securities to the extent permitted by applicable law. The participation of any such affiliate in the offer and sale of the securities will comply with Rule 2720 of the Conduct Rules of the Financial Industry Regulatory Authority regarding the offer and sale of securities of an affiliate.

In order to facilitate the offering of the securities, any underwriters, dealers or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, the underwriters, dealers or agents, as the case may be, may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover overallotments or to stabilize the price of such securities or any such other securities, the underwriters, dealers or agents, as the case may be, may bid for, and purchase, such securities or any such other securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter, agent or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in a stabilization transaction or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters, dealers or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

We may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivative or other hedging transactions, we may also sell securities short using this prospectus and the applicable prospectus supplement and deliver securities covered by this prospectus and the applicable prospectus supplement to close out any loan of securities or such short positions, or loan or pledge securities to third parties, and the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. The third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of such securities, and may use securities received from us in settlement of those derivative or other hedging transactions to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).

Some or all of the securities may be new issues of securities with no established trading market. Any underwriter to which securities are sold by us for public offering and sale may make a market in such securities, but will not be obligated to do so, and may discontinue any market making at any time without notice. We cannot and will not give any assurances as to the liquidity of the trading market for any of our securities.

AVAILABLE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, or the Exchange Act, and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Our filings with the SEC are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any materials we file with the SEC at the public reference facilities maintained by the SEC at the Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, of which this prospectus forms a part, with respect to the securities offered hereby. For further information with respect to the securities and our business reference is made to such registration statement and to the exhibits thereto. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference in this prospectus the information contained in the following documents that we have filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	our Definitive Proxy Statement on Schedule 14A filed on March 6, 2008; and

•

our Current Reports on Form 8-K, or filed portions of those reports (but not reports or portions of those reports which were furnished and not deemed to be filed) on January 29, 2008, February 25, 2008, April 29, 2008, June 27, 2008, July 25, 2008, July 28, 2008, October 9, 2008 and October 24, 2008.

All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effective date of the registration statement of which this prospectus forms a part and prior to the termination or completion of the offering made by this prospectus and any prospectus supplement shall also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates documents by reference containing important business and financial information about us that is not included or delivered with this prospectus. We will provide without charge to each person to whom a copy of this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this prospectus, including any exhibits that are specifically incorporated by reference in such documents. Copies of the Indentures described in this prospectus and any prospectus supplement are also available upon request. Requests for all such copies should be directed to Secretary, Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 (Telephone: (314) 480-1400).

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Hunton & Williams LLP, Richmond, Virginia. Certain legal matters in connection with offerings of the securities may be passed upon for us by George H. Pain, Esq., Vice President, General Counsel and Secretary of the Company. Cravath, Swaine & Moore LLP, New York, New York may also act as counsel for us and in certain cases may represent the underwriters of any securities. Mr. Pain and Cravath, Swaine & Moore LLP may rely as to matters of Virginia law upon the opinion of Hunton & Williams LLP. Each of Cravath, Swaine & Moore LLP and Hunton & Williams LLP has in the past represented and continues to represent us in other matters on a regular basis.

EXPERTS

Our consolidated financial statements as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007, and Management Report on Internal Control over Financial Reporting as of December 31, 2007 have been incorporated by reference herein and in the registration statement of which this prospectus forms a part in reliance upon the report of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report contains an explanatory paragraph that states management’s assessment of the effectiveness of internal control over financial reporting did not include consideration of the internal controls of Pioneer Companies, Inc. (“Pioneer”), which was acquired on August 31, 2007. Our audit of internal control over financial reporting of Olin Corporation as of December 31, 2007 also excluded an evaluation of the internal control over financial reporting of Pioneer. Furthermore, the audit report also contains an explanatory paragraph that refers to the adoption of the provisions of Financial Accounting Standards Board’s Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in 2007, the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised 2004), Share-Based Payment, in 2006, and the adoption of SFAS No. 158, Employer’s Accounting for Defined Benefit Pension and Other Post Retirement Plans, in 2006.

The financial statements of SunBelt Chlor Alkali Partnership as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 appearing in Olin Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements of SunBelt Chlor Alkali Partnership are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

$150,000,000

Olin Corporation

    % Senior Notes due 2019

PRELIMINARY PROSPECTUS SUPPLEMENT

                    , 2009

Citi

BofA Merrill Lynch

Wells Fargo Securities